    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001



                                                      REGISTRATION NO. 333-64192

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                            IMAGEWARE SYSTEMS, INC.
                 (Name of Small Business Issuer in Its Charter)
                         ------------------------------


           CALIFORNIA                            7373                            33-0224167
  (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)          Identification Number)


                              10883 THORNMINT ROAD
                              SAN DIEGO, CA 92127
                                 (858) 673-8600
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)
                         ------------------------------

                 S. JAMES MILLER, JR., CHIEF EXECUTIVE OFFICER
                            IMAGEWARE SYSTEMS, INC.
                              10883 THORNMINT ROAD
                              SAN DIEGO, CA 92127
                                 (858) 673-8600
           (Name, Address and Telephone Number of Agent for Service)
                         ------------------------------

                                   Copies to:

                          WAINWRIGHT M. FISHBURN, ESQ.
                             CARL R. SANCHEZ, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (858) 550-6000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              NUMBER OF SHARES      OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            TO BE REGISTERED       PER SHARE(1)       OFFERING PRICE(1)   REGISTRATION FEE(2)
Common Stock, $0.01 par value...............       2,128,503              $2.97             $6,321,654             $2,297



(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933 based on the average of the high and low prices of our common shares on August 27, 2001, as reported on the American Stock Exchange.



(2) Includes $1,818.00 previously paid in connection with the initial filing of the registration statement on June 29, 2001, with respect to 1,483,503 shares of our common stock at a proposed maximum offering price of $4.90 per share. The additional amount of the registration fee of $479 has been calculated with respect to the additional 645,000 shares to be registered hereby at the proposed maximum offering price indicated.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                2,128,503 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               ------------------


    THE SELLING SHAREHOLDERS IDENTIFIED IN THIS PROSPECTUS ARE SELLING UP TO 2,128,503 SHARES OF OUR COMMON STOCK. THESE SHARES MAY BE OFFERED FROM TIME TO TIME BY THE SELLING SHAREHOLDERS THROUGH PUBLIC OR PRIVATE TRANSACTIONS, ON OR OFF THE AMERICAN STOCK EXCHANGE, AT PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE SHARES BY THE SELLING SHAREHOLDERS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS FROM THE SALE OF THE SHARES AND WILL PAY ALL UNDERWRITING DISCOUNTS AND SELLING COMMISSIONS, IF ANY, APPLICABLE TO THE SALE OF THE SHARES. WE WILL PAY THE EXPENSES OF REGISTRATION OF THE SALE OF THE SHARES.


                            ------------------------


    OUR COMMON STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "IW." ON AUGUST 28, 2001, THE LAST SALE PRICE OF ONE SHARE OF OUR COMMON STOCK ON THE AMERICAN STOCK EXCHANGE WAS $2.75 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."


                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this prospectus is August 29, 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Summary Consolidated Financial Data.........................      2
Risk Factors................................................      3
Forward-Looking Statements..................................      5
Selling Shareholders........................................      6
Plan of Distribution........................................      7
Use of Proceeds.............................................      8
Dividend Policy.............................................      8
Price Range of Common Stock.................................      8
Management's Discussion and Analysis of Financial Condition
  and Operating Results.....................................      9
Business....................................................     18
Management..................................................     30
Executive Compensation......................................     32
Related Party Transactions..................................     38
Security Ownership of Certain Beneficial Owners and
  Management................................................     39
Description of Capital Stock................................     41
Legal Matters...............................................     44
Experts.....................................................     44
Where You Can Find More Information.........................     44
Index to Financial Statements...............................    F-1


                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "IMAGEWARE," "WE," "US" AND "OUR" REFER TO IMAGEWARE SYSTEMS, INC. AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS", OUR FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENTS OF G & A IMAGING LTD., BEFORE MAKING AN INVESTMENT DECISION.



    ImageWare Systems develops and markets software used to create and manage databases of digital images and accompanying text records. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime. Our software systems and associated hardware enable our customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. We also develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. In addition, we develop, sell and support software and integrate systems used to capture and enhance digital photographs by professional photographers.


    With respect to our sales in the law enforcement and public safety markets, we believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including a full-color facial image, text information and images of other distinctive physical features. This database can be quickly searched using text queries or by using our facial recognition technology to compare the face of an unknown suspect with facial images in the database. Our investigative software products can also be used to create, edit and enhance digital images and to search databases of other agencies to which the customer has access.

    Our C.R.I.M.E.S. system consists of six software modules, which may also be purchased individually. The Crime Capture System (including both the Capture Module and the Retrieval Module) is our booking system and database. Our investigative modules are: Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to county booking records over the Internet.


    Our sales in the digital identification market were developed through our acquisitions of Imaging Technology Corporation ("ITC"), Goddard Technologies Corporation ("Goddard") and G & A Imaging Ltd. ("G & A"). Our products in this market consist of EpiSuite, EpiWeb, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by schools, hospitals, corporations or governments.



    Our sales in the digital photography market were developed as a result of our acquisition of Castleworks LLC ("Castleworks") and E-Focus West LLC ("E-Focus West"). Our products in the market include PC Pro, PC Event and CW School/Sport. These products allow for the creation, enhancement, manipulation, management and printing of digital photographs by professional photographers. In addition we have a web hosting service named PictureMore.com where professional photographers can post photos for purchase by their customers.


    Our principal executive offices are located at 10883 Thornmint Road, San Diego, CA 92127.

                                  THE OFFERING


Common stock to be offered by the selling
  shareholders...............................  2,128,503 shares(1)
Common stock outstanding as of July 15,        4,855,662 shares
  2001.......................................
Use of proceeds..............................  We will not receive any proceeds from the sale of shares of common stock covered by
                                               this prospectus.
American Stock Exchange symbol...............  IW


------------------------


(1) Includes 700,000 shares issued on August 10, 2001, in connection with our acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC, 665,000 shares issued on March 30, 2001, in connection with our acquisition of substantially all of the assets of G & A Imaging Ltd., 569,994 shares issued on August 22, 2000, in connection with our acquisition of Imaging Technology Corporation and 193,509 shares issued to other shareholders of ImageWare who were granted registration rights. See "Selling Shareholders."


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             (AMOUNTS IN THOUSANDS)

    The following financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Operating Results" and the audited consolidated financial statements and unaudited financial information included elsewhere in this prospectus.


                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 30, 2001
                                                              -----------------   ----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................................       $ 9,398             $6,300
Gross profit................................................         5,171              3,580
Loss from operations........................................        (3,771)            (2,993)
Net loss attributable to common shareholders................        (4,201)            (2,913)



                                                              AT DECEMBER 31, 2000   AT JUNE 30, 2001
                                                              --------------------   -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................         $ 6,900              $   709
Total assets................................................          13,005               15,133
Total liabilities...........................................           3,115                4,518
Total shareholders' equity..................................           9,890               10,615

                                  RISK FACTORS


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS, THE FINANCIAL STATEMENTS OF G & A AND THE RELATED NOTES. EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.



WE HAVE A HISTORY OF SIGNIFICANT RECURRING LOSSES TOTALLING APPROXIMATELY $27.4 MILLION, AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.



    As of June 30, 2001, we had an accumulated deficit of $27.4 million, and we expect to incur losses in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.



WE DEPEND UPON A SMALL NUMBER OF LARGE SYSTEM SALES COSTING FROM $300,000 TO $600,000, AND WE MAY FAIL TO ACHIEVE ONE OR MORE LARGE SYSTEM SALES IN THE FUTURE.



    In the past three years we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to $600,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.



OUR LENGTHY SALES CYCLE MAY CAUSE US TO EXPEND SIGNIFICANT RESOURCES FOR AS LONG AS ONE YEAR IN ANTICIPATION OF A SALE, YET WE STILL MAY FAIL TO COMPLETE THE SALE.



    When considering the purchase of a large computerized booking or identification system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.



A SIGNIFICANT NUMBER OF OUR CUSTOMERS ARE GOVERNMENT AGENCIES THAT ARE SUBJECT TO UNIQUE POLITICAL AND BUDGETARY CONSTRAINTS AND HAVE SPECIAL CONTRACTING REQUIREMENTS WHICH MAY AFFECT OUR ABILITY TO OBTAIN NEW GOVERNMENT CUSTOMERS.



    A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.



WE MAY FAIL TO CREATE NEW APPLICATIONS FOR OUR PRODUCTS AND ENTER NEW MARKETS, WHICH MAY AFFECT OUR FUTURE SUCCESS.



    We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.



WE OCCASIONALLY RELY ON SYSTEMS INTEGRATORS TO MANAGE OUR LARGE PROJECTS, AND IF THESE COMPANIES DO NOT PERFORM ADEQUATELY, WE MAY LOSE BUSINESS.



    We are occasionally a subcontractor to systems integrators who manage large projects incorporating our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products, or they may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.



WE RELY ON A LICENSE OF TECHNOLOGY FROM VISIONICS, INC., AND THIS LICENSE MAY BE TERMINATED IN THE FUTURE.



    We depend on a licensing arrangement with Visionics for technology related to the search engine used in our systems. Our present licensing arrangement with Visionics expires in October 2001. If Visionics becomes unable or unwilling to continue to license us this technology or to renew the terms of this license, we will have to identify or develop acceptable alternative sources of this technology, which could take up to nine months or longer. Any significant interruption in our ability to identify and contract with alternative providers of similar technology or to develop our own search engine would result in delivery delays, which could harm our customer relationships and our business and reputation.



WE DO NOT HAVE U.S. OR FOREIGN PATENT PROTECTION FOR SEVERAL OF OUR PRODUCTS, AND A COMPETITOR MAY BE ABLE TO REPLICATE OUR TECHNOLOGY.



    Our business is based in large part on our technology, and our success depends in part on our ability and efforts to protect our intellectual property rights. If we do not adequately protect our intellectual property, our business will be seriously harmed. We do not have patent protection for several of our products, including the Crime Capture System. Our Crime Capture System is based upon proprietary technology. Some of the technology used in our Suspect ID, Crime Lab and Vehicle ID products is protected by patents, copyrights and various trade secret protections afforded to us by law.



    We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill.



    In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.



WE RECENTLY HAVE ACQUIRED SEVERAL BUSINESSES AND FACE RISKS ASSOCIATED WITH INTEGRATING THESE BUSINESSES AND POTENTIAL FUTURE BUSINESSES THAT WE MAY ACQUIRE.



    We recently completed the acquisitions of Imaging Technology Corporation ("ITC"), Goddard Technology Corporation ("Goddard"), G & A Imaging, Ltd. ("G & A"), Castleworks LLC ("Castleworks") and E-Focus West LLC ("E-Focus West"). We are in the process of integrating these businesses. We plan to continue to review potential acquisition candidates, and our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.



    Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we recently acquired or any businesses we may acquire in the future, our business will suffer.



WE OPERATE IN FOREIGN COUNTRIES AND ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN POLITICAL, ECONOMIC AND LEGAL ENVIRONMENTS AND WITH FOREIGN CURRENCY EXCHANGE RATES.



    With our acquisition of G & A, we have significant foreign operations and are accordingly exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.


FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Act"), as amended, and
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). In some cases, you can identify forward-looking statements by words such as "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or "opportunity" and variations of these words and similar expressions. All forward-looking statements included in this prospectus are based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the items discussed under "Risk Factors" and other sections of this prospectus.

                              SELLING SHAREHOLDERS


    We are registering for resale 2,128,503 shares of our common stock, of which 700,000 shares were issued on August 10, 2001, in connection with our acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC, 665,000 shares were issued in connection with our acquisition of substantially all the assets of G & A, 569,994 shares were issued in connection with our acquisition of ITC and 193,509 shares were issued to other shareholders of ImageWare who were granted registration rights. The following table is based in part upon information provided by the selling shareholders and sets forth
(i) the names of the selling shareholders; (ii) the number of shares of our common stock that the selling shareholders owned prior to the offering for resale of any of the shares of our common stock being registered hereby;
(iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling shareholders pursuant to this prospectus; and (iv) the percentage of shares of our common stock to be held by the selling shareholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling shareholders).



                                                                        NUMBER OF SHARES       PERCENTAGE OF
                                                NUMBER OF SHARES          OF IMAGEWARE             COMMON
                                                  OF IMAGEWARE          COMMON STOCK TO      STOCK OUTSTANDING
                                                  COMMON STOCK          BE RESOLD IN THE         AFTER THE
SELLING SHAREHOLDERS                                  OWNED                 OFFERING            OFFERING(1)
--------------------                        -------------------------   ----------------   ----------------------
ATLUS Co. Ltd.(2)(5)......................                 338,577           192,036                         2.64%
William Manry IV and Linda Manry..........                   1,473             1,473                            0%
ISI International, Inc.(3)................                 209,359           209,359                            0%
Ronald Wilfert(4).........................                 154,359           154,359                            0%
Steven Y. Handel(4).......................                 110,837           110,837                            0%
Larry Loughrey(4).........................                  18,472            18,472                            0%
Gary Zucker...............................                  18,472            18,472                            0%
Tom Gilligan..............................                  18,472            18,472                            0%
Steve Burnett(4)..........................                  18,472            18,472                            0%
Alan Nickerson............................                  12,315            12,315                            0%
Robert Costello(4)........................                   9,236             9,236                            0%
R&G Imaging Ltd.(2).......................                 302,107           302,107                            0%
Tseng Holdings PTE Ltd....................                 179,563           179,563                            0%
Innovatech du Grand Montreal..............                  91,665            91,665                            0%
Business Development Bank of Canada.......                  91,665            91,665                            0%
TDI Castles LLC(2)(6)(7)..................                 360,833           360,833                            0%
Castle Holdings LLC(6)(7).................                 160,001           160,001                            0%
John Olson(4)(6)..........................                  70,833            70,833                            0%
Jerry Krant(4)(6).........................                  70,833            70,833                            0%
Eastman Kodak Company(6)(8)...............                  37,500            37,500                            0%


------------------------


(1) Percentage of shares of common stock outstanding after the offering is based upon 4,855,662 shares of our common stock outstanding as of July 15, 2001 and an additional 700,000 shares of common stock issued on August 10, 2001 in connection with our acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC.


(2) Beneficial owner of more than 5% of our common stock.


(3) We have contracted with ISI International, Inc. for the consulting services of Charlie Benz, the majority stockholder of ISI International, Inc.


(4) Employee or independent contractor of ImageWare or our wholly-owned subsidiaries.


(5) Licensee of certain of our patents related to digital imaging technology.



(6) Number of shares of our common stock owned includes shares of common stock owned as of July 15, 2001 and the shares of common stock issued in connection with our acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC.



(7) We have contracted for the consulting services of T. Bing Byington, the sole manager and an equity holder of TDI Castles LLC, which is an equity holder of Castle Holdings LLC. Mr. Byington is also a manager of Castle Holdings LLC.



(8) Our Castleworks LLC and E-Focus West LLC subsidiaries have software development and dealer arrangements with Eastman Kodak Company.

                              PLAN OF DISTRIBUTION


    The 2,128,503 shares of common stock to which this prospectus relates may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer these shares of common stock in one or more of the following transactions:


    - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

    - in the over-the-counter market;

    - in private transactions;

    - through options;

    - by pledge to secure debts and other obligations;

    - or a combination of any of the above transactions.

    If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of our common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Act.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders do not have to sell all of the shares they own pursuant to this prospectus. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

    To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless the shares of common stock have been registered or qualified for sale or an exemption is available and complied with.


    Under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the shares of common stock for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of shares of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the shares of common stock and the ability of brokers or dealers to engage in market-making activities.



    We will pay all expenses of this registration. These expenses include the Commission's filing fees and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $160,000. All expenses for the issuance of any supplement to this prospectus will also be paid by us.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale by the selling shareholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the selling shareholders.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Pursuant to the terms of our Amended and Restated Articles of Incorporation, we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our common stock.

                          PRICE RANGE OF COMMON STOCK

    Our outstanding common stock has been listed on the American Stock Exchange since May 1, 2000 under the symbol "IW." Prior to May 1, 2000, our common stock traded as a unit with one public warrant to purchase an additional share of common stock. The following table sets forth, for the periods indicated, the high and low sales price information for our common stock as reported by the American Stock Exchange.


                                                                COMMON STOCK
                                                                    PRICE
                                                             -------------------
                                                               HIGH       LOW
                                                             --------   --------
Fiscal year ended December 31, 2001:
  Third Quarter (through August 28, 2001)..................  $ 4.950     $2.650
  Second Quarter...........................................  $ 6.444     $4.000
  First Quarter............................................  $ 6.850     $4.000

Fiscal year ended December 31, 2000:
  Fourth Quarter...........................................  $13.875     $3.875
  Third Quarter............................................  $16.625     $7.875
  Second Quarter (beginning May 1, 2000)...................  $ 8.625     $5.500



    As of July 15, 2001, there were approximately 159 holders of record of our common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND OPERATING RESULTS

    This information should be read in conjunction with our financial statements and notes included in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed here. Factors that could cause or contribute to such differences include risks detailed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


    We develop and market software used to create and manage databases of digital images and accompanying text records. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime. Our software systems and associated hardware enable our customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. We also develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. In addition, we develop, sell and support software and integrate systems used to capture and enhance digital photographs by professional photographers.


RESULTS OF OPERATIONS


    The selected statement of income data and balance sheet data presented below set forth a summary of data relating to our results of operations. This data has been derived from our audited annual consolidated financial statements and our unaudited interim consolidated financial statements and should be read in conjunction with our complete financial statements and notes included elsewhere in this prospectus.



                                                                                SIX MONTHS
                                                YEAR ENDED DECEMBER 31         ENDED JUNE 30
                                                -----------------------   -----------------------
                                                   1999         2000         2000         2001
                                                ----------   ----------   ----------   ----------
STATEMENT OF INCOME DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA AND
  WEIGHTED AVERAGE SHARES)
Revenues......................................  $    8,939   $    9,398   $    5,182   $    6,300
Cost of revenues..............................       3,717        4,228        1,885        2,720
Gross profit..................................       5,222        5,171        3,297        3,580
Operating expenses............................       7,687        8,942        4,133        6,573
Loss from operations..........................      (2,465)      (3,771)        (836)      (2,993)
Interest (income) expense, net................         431          844        1,010          (71)
Other expense, net............................         502          674          363           (6)
Loss before income taxes and extraordinary
  items.......................................      (3,397)      (5,289)      (2,209)      (2,916)
Income tax benefit............................          --           --           --           40
Extraordinary items:
  Gain on debt extinguishments net of income
    taxes of $0...............................          --        1,168          622           --
Net loss......................................  $   (3,397)  $   (4,121)  $   (1,587)  $   (2,876)
Basic (loss) per share
  Loss before extraordinary item..............  $    (2.12)  $    (1.55)  $    (0.80)  $    (0.65)
  Extraordinary item..........................  $       --   $     0.34   $     0.22   $       --
                                                ----------   ----------   ----------   ----------
  Net loss....................................  $    (2.12)  $    (1.21)  $    (0.58)  $    (0.65)
                                                ==========   ==========   ==========   ==========
Weighted average shares (basic)...............   1,641,399    3,467,711    2,823,346    4,532,347

                                                                  DECEMBER 31
                                                              -------------------   JUNE 30
                                                                1999       2000       2001
                                                              --------   --------   --------
BALANCE SHEET DATA
(IN THOUSANDS)
Cash........................................................  $   159    $ 6,900    $   709
Intangibles, net............................................    2,347      1,628      6,851
Total assets................................................    6,523     13,005     15,133
Total current liabilities...................................    8,929      3,115      4,518
Notes payable, net of current portion.......................       36         --         --
Total liabilities...........................................    8,965      3,115      4,518
Total shareholders' equity (deficit)........................   (2,442)     9,890     10,615



SIX MONTHS ENDED JUNE 30, 2000 AND 2001.



    REVENUES. Product revenues increased 17% from $4,481,000 for the six months ended June 30, 2000 to $5,262,000 for the corresponding period in 2001. The increase includes $1,218,000 in identification systems and software sales from the acquisition of G & A. Exclusive of the G & A acquisition, sales of identification systems and software increased $1,309,000 due primarily to strong international sales of identification systems and the effect of our acquisition of the assets of Goddard Technology Corporation which occurred September 30, 2000. Revenues related to law enforcement products decreased $1,747,000 for the six months ended June 30, 2001 as sales of law enforcement systems continued to lag behind prior year levels.



    Maintenance revenues increased 48% from $701,000 for the six months ended June 30, 2000 to $1,038,000 for the corresponding period in 2001. This increase includes $181,000 in customer service revenue from the G & A acquisition combined with the expansion of our installed base in the law enforcement market.



    COST OF REVENUES. Cost of products and maintenance increased 44% from $1,885,000 for the six months ended June 30, 2000 to $2,720,000 for the corresponding period in 2001. This increase includes the acquisition of G & A. Cost of revenues for G & A were $584,000 for the six months ended June 30, 2001. As a percentage of sales, cost of products and maintenance increased from 36% for the six months ended June 30, 2000 to 43% for the corresponding period in 2001 due to the acquisition of G & A which has a lower software only product mix due to significant sales of identification card media.



    Cost of product revenues increased 68% from $1,266,000, or 28% of product revenues, for the six months ended June 30, 2000 to $2,129,000, or 40% of product revenues, for the corresponding period in 2001. This increase in cost of product revenues includes the acquisition of G & A. The six month period ending June 30, 2000 includes cost of product revenues for G & A of $522,000 since the date of acquisition, March 30, 2001. Cost of product revenues related to the Law Enforcement segment decreased $295,000 from $868,000, or 27% of product revenues for the six months ended June 30, 2000 to $573,000, or 40% of product revenues for the corresponding period in 2001. The increase in cost of product revenues as a percentage of revenue from 27% to 40% for the six months ended June 30, 2000 and 2001, respectively, is due to an uncharacteristically high mix of software only revenues for the three month period ended June 30, 2000. Costs of products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and the hardware content included in systems installed during a given period.



    Costs of maintenance revenues decreased 5% from $619,000, or 88% of maintenance revenues, for the six months ended June 30, 2000 to $591,000, or 57% of maintenance revenues, for the corresponding period in 2001.

    GROSS MARGINS. Total gross margins increased from $3,297,000, or 64% of revenues for the six month period ended June 30, 2000 to $3,580,000, or 57% of revenues, for the corresponding period in 2001. Gross margins related to product sales for the six months ending June 30, 2000 decreased from $3,215,000, or 72% of revenues, to $3,133,000 or 60% of revenues, for the corresponding period in 2001. Gross margins related to law enforcement product sales decreased $1,451,000, from $2,304,000 for the six months ended June 30, 2000 to $853,000 for the corresponding period in 2001. This decrease was due to both a decline in revenues for the six months ended June 30, 2001 as compared to the comparable period in 2000 and an uncharacteristically high software only product mix for the three month period ended June 30, 2000.



    Gross margins for the Identification segment product sales increased $1,370,000, from $911,000 for the six months ended June 30, 2000 to $2,280,000 for the comparable period in 2001. The increase is due both to the acquisition of G & A on March 30, 2001 and strong international sales of identification systems. Product gross margins related to G & A were $696,000 from the date of acquisition through June 30, 2001.



    Gross margins related to maintenance revenues increased $365,000 from $82,000 for the six months ended June 30, 2000 to $447,000 for the corresponding period in 2001. Of this increase, $249,000 was related to the Law Enforcement segment and was due primarily to lower costs incurred in maintaining upgraded Crimes Capture Systems installations as opposed to pre-conversion UNIX-based systems.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses. General and administrative expenses increased $1,232,000 or 70%, from $1,772,000 for the six months ended June 30, 2000 to $3,004,000 for the corresponding period in 2001. The increase includes $354,000 in general and administrative expense from the acquired infrastructure of G & A. Exclusive of the G & A acquisition, general and operating expenses increased $878,000 during the six months ended June 30, 2001. This increase was due primarily to higher legal, consulting and professional fees related to our becoming a public entity, and increased headcount.



    SALES AND MARKETING. Sales and marketing expenses consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force. Such expenses increased $557,000 or 53%, from $1,049,000 for the six months ended June 30, 2000 to $1,606,000 for the corresponding period in 2001. The increase includes $552,000 in sales and marketing from the acquired sales and marketing force of G & A. Exclusive of the G & A acquisition, sales and marketing expenses approximated $1,049,000 for the six month periods ended June 30, 2000 and $1,054,000 for the corresponding period in 2001. Sales and marketing expenses related to the Law Enforcement segment were $702,000 and $579,000 for the six months ended June 30, 2000 and 2001, respectively, as we incurred reduced commissions in 2001 as a result of lower revenues. Sales and marketing expenses of the Identification segment increased $128,000 (exclusive of the G & A acquisition), from $347,000 for the six months ended June 30, 2000 to $475,000 for the corresponding period in 2001.



    RESEARCH AND DEVELOPMENT. Research and development costs consist primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expenses increased $232,000 or 28% from $816,000 for the six months ended June 30, 2000 to $1,048,000 for the corresponding period in 2001. The increase includes $287,000 in research and development expenses from the acquisition of G & A. Exclusive of the G & A acquisition, research and development expenses decreased $55,000. The decrease reflects lower research and development expenses of $212,000 in the Law Enforcement group due to a decrease in headcount and reduced contract programming expenses.



    INTEREST EXPENSE, NET. For the six months ended June 30, 2000, we recognized interest income of $104,000 and interest expense of $1,114,000. For the six months ended June 30, 2001, we recognized interest income of $109,000 and interest expense of $38,000. Interest expense for the six month period ended June 30, 2000 includes $889,000 which relates to the accretion of a beneficial conversion feature embedded in our convertible promissory note issued in November 1999. Exclusive of this charge, interest expense decreased by $187,000 due to the paydown of interest bearing obligations which commenced in the second quarter of 2000 upon receipt of our initial public offering proceeds, such proceeds received on April 5, 2000.



    EXTRAORDINARY ITEM. In November 1999, we issued a convertible promissory note of $1,250,000 at an interest rate of 10%, due the earlier of February 16, 2001 or five days following the closing of our initial public offering, to an individual affiliated with Atlus Co. (which beneficially owned approximately 31% of our common shares outstanding at the date of the note issuance). Under the terms of the note, the principal amount was fixed in Japanese yen and was to be repaid in U.S. dollars at a fixed (104.55 Japanese yen per U.S. dollar) conversion rate established on the date of issuance. If the principal and interest was not paid prior to April 1, 2000, the note became convertible to common stock at $1.00 per share. In conjunction with the note, we issued the individual a warrant to purchase 125,000 shares of common stock for $6.00 per share. We recorded the note at an amount, net of a discount, equal to the fair value allocated to the warrants issued of approximately $361,000.



    We recorded a charge of $889,000 for the beneficial conversion feature embedded in this debt instrument. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the debt was convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $10 million exceeded the proceeds allocated to the debt of approximately $889,000; therefore we limited recognition of the beneficial conversion feature to the approximately $889,000 of proceeds allocated to the debt. We accreted the entire amount of the beneficial conversion feature as interest expense over the period from the date of issuance, November 10, 1999, to the date the note became immediately convertible, April 1, 2000.



    On April 5, 2000, we used a portion of the proceeds from our initial public offering to extinguish this outstanding debt. The difference between the debt payment amount of $1,250,000 and the carrying amount of the debt of approximately $628,000 was recorded as an extraordinary gain of $622,000.


YEARS ENDED DECEMBER 31, 1999 AND 2000


    REVENUES. Product revenues increased 6% from $7.48 million for the year ended December 31, 1999 to $7.89 million for the corresponding period in 2000. Product revenues related to our Law Enforcement products increased 8% from $4.49 million for the year ended December 31, 1999 to $4.86 million for the corresponding period in 2000, which reflect purchases of the Crime Capture System by new and existing customers. Product revenues from identification card systems increased 1% from $2.99 million for the year ended December 31, 1999 to $3.03 million for the corresponding period in 2000.



    Maintenance revenues increased 3% from $1.46 million for the year ended December 31, 1999 to $1.50 million for the corresponding period in 2000. In our Law Enforcement segment in 1999, we offered our UNIX-based customers incentives to upgrade to the Windows-based Crime Capture System. As part of the upgrade incentives, the customers were offered reduced maintenance fees in 1999, a portion of which carried over into 2000 due primarily to the timing of the installations. These price reductions were based upon the need to consolidate the number of versions of systems we would have to support and to avoid the cost of bringing the older installations into Y2K compliance. We do not expect to offer similar price reductions in the future.


    COST OF REVENUES. Cost of products and maintenance increased 14% from $3.72 million, or 42% of revenue, for the year ended December 31, 1999 to $4.22 million, or 45% of revenue, for the corresponding period in 2000. Cost of product revenues increased 5% from $2.85 million, or 38% of product revenue, for the year ended December 31, 1999 to $2.98 million, or 38% of product revenue, for the corresponding period in 2000.


    Cost of product revenues related to our Law Enforcement segment decreased from $1.90 million, or 42% of law enforcement product revenues, for the year ended December 31, 1999 to $1.71 million, or 35% of law enforcement revenues, for the corresponding period in 2000. This decrease reflects a higher hardware cost for our UNIX-based Crime Capture System incurred during the year ended December 31, 1999 than for our Windows-based Crime Capture System, which was the primary system platform installed during the year ended December 31, 2000.



    Cost of product revenues related to our Identification segment increased $316,000 from $950,000, or 32% of Identification segment revenues, for the year ended December 31, 1999 to $1,266,000, or 42% of Identification segment revenues, for the corresponding period in 2000. This increase is due primarily to product mix. The year ended December 31, 1999 contained a higher software only sales mix combined with lower hardware content included in system sales as compared with the corresponding period in 2000.


    Costs of products can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content included in systems installed during a given period.


    Cost of maintenance revenue in our Law Enforcement segment increased $387,000 from $863,000 to $1.25 million primarily due to the Company increasing staffing levels to maintain optimal service to its expanding installed base.


    GROSS MARGINS. Total gross margins decreased from $5.22 million, or 58% of revenues, for the year ended December 31, 1999 to $5.17 million, or 55% of revenues, for the corresponding period in 2000. Gross margins related to product sales increased from $4.63 million, or 62% of revenues, for the year ended December 31, 1999, to $4.92 million, or 62% of revenues, for the corresponding period in 2000.


    Gross margins related to our Law Enforcement segment increased $562,000 from $2,590,000, or 53% of law enforcement revenues, for the year ended December 31, 1999 to $3,152,000, or 65% of law enforcement product revenues, for the corresponding period in 2000. This increase in gross margins for the year ended December 31, 2000, reflects a higher cost for our UNIX-based Crime Capture System incurred during the year ended December 31, 1999 than for our Windows-based Crime Capture System which was the primary system platform installed during the year ended December 31, 2000.



    Gross margins related to our Identification segment decreased $271,000 from $2,040,000, or 68% of Identification segment revenues, for the year ended December 31, 1999 to $1,769,000, or 58% of Identification segment revenues, for the corresponding period in 2000. This decrease is due primarily to a higher software only product mix combined with lower hardware content in system sales during the year ended December 31, 1999 as compared with the corresponding period in 2000.


    Gross margins related to maintenance revenues decreased from $590,000 for the year ended December 31, 1999 to $250,000 for the corresponding period in 2000 due to increased staffing levels and the impact of the upgrades of our UNIX-based customers on maintenance revenue.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses. Such expenses increased 25% from $3.42 million for the year ended December 31, 1999 to $4.28 million for the corresponding period in 2000. The increase in general and administrative expenses was primarily due to professional fees incurred in conjunction with the ITC merger, higher public company costs consisting primarily of professional fees and consulting services and increased personnel costs due to increased headcount.


    SALES AND MARKETING. Sales and marketing expenses consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force. Such expenses increased 20% from $1.67 million for the year ended December 31, 1999 to $2.00 million for the corresponding period in 2000. Sales and marketing expenses related to our Law Enforcement segment increased $229,000, or 22%, from $1,024,000 for the year ended December 31, 1999 to $1,253,000 for the corresponding period in 2000 due primarily to increased salaries and commissions as we enlarged our sales force. Sales and marketing expenses related to our Identification segment increased $112,000, or 17%, from $644,000 for the year ended December 31, 1999 to $756,000 for the corresponding period in 2000 due primarily to increased salaries and higher travel expenses.



    RESEARCH AND DEVELOPMENT. Research and development costs consist primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and foreign language translations. Such expenses increased 8% from $1.50 million for the year ended December 31, 1999 to $1.63 million for the corresponding period in 2000. Research and development expenses related to our Law Enforcement segment increased $18,000 from $1,151,000 for the year ended December 31, 1999 to $1,169,000 for the corresponding period in 2000. Research and development expenses related to our Identification segment increased $106,000 from $354,000 for the year ended December 31, 1999 to $460,000 for the corresponding period in 2000. These increases are due primarily to increased headcount and reduced contract services for our Law Enforcement segment and higher contract services related to international product development for our Identification segment. We expect to continue to invest in the development of products for which we believe there is a need in the market; however, we cannot guarantee that the research and development programs we invest in will be successful or that products resulting from such programs will achieve market acceptance.


    OPERATING INCOME (LOSS). Operating losses increased $1.31 million, from $2.46 million for the year ended December 31, 1999 to $3.77 million for the corresponding period in 2000 due primarily to higher general and administrative and selling expenses. General and administrative expense increased due to costs related to the ITC and Goddard acquisitions, higher public company costs consisting primarily of professional fees, and higher personnel costs due to increased headcount. Selling expenses increased primarily because of higher salaries and commissions due to sales force restructuring.


    EXTRAORDINARY ITEMS. In November 1999, we issued a convertible promissory note of $1,250,000 at an interest rate of 10%, due the earlier of February 16, 2001 or five days following the closing of an IPO, to an individual affiliated with Atlus Co. (which beneficially owned approximately 31% of our common shares outstanding at the date of the note issuance). Under the terms of the note, the principal amount was fixed in Japanese yen and was to be repaid in U.S. dollars at a fixed (104.55 Japanese yen per U.S. dollar) conversion rate established on the date of issuance. If the principal and interest was not paid prior to April 1, 2000, the note became convertible to common stock at $1.00 per share. In conjunction with the note, we issued the individual a warrant to purchase 125,000 shares of common stock for $6.00 per share. We recorded the note at an amount, net of a discount, equal to the fair value allocated to the warrants issued of approximately $361,000.



    We recorded a charge of $889,000 for the beneficial conversion feature embedded in this debt instrument. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the debt was convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $10 million exceeded the proceeds allocated to the debt of approximately $889,000; therefore we limited recognition of the beneficial conversion feature to the approximately $889,000 of proceeds allocated to the debt. We accreted the entire amount of the beneficial conversion feature as interest expense over the period from the date of issuance, November 10, 1999, to the date the note became immediately convertible, April 1, 2000.



    On April 5, 2000, we used a portion of the proceeds from our initial public offering to extinguish this outstanding debt. The difference between the debt payment amount of $1,250,000 and the carrying amount of the debt of approximately $628,000 was recorded as an extraordinary gain of $622,000.


    In September 2000, we recorded an extraordinary gain on debt extinguishment of $547,000, net of income taxes, based on the opinion of legal counsel that we had no legal obligation to repay such debt.

    STOCK-BASED COMPENSATION. On July 1, 2000, we adopted Financial Accounting Standards Board Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of ABP Opinion
No. 25." FIN 44 clarifies the accounting consequences of various modifications to the terms of a previously granted stock option or award. Due to a significant decline in the estimated fair value of our common stock, in February 1999 when we were a private company, the exercise price of previously granted stock options was repriced to $5.28 per share, which was based upon the fair value of our common stock as of that date, as determined by the Board of Directors. In accordance with FIN 44, the options are accounted for as variable from the date of the adoption of FIN 44 until the date the option is exercised, forfeited, or expires unexercised. For the year ended December 31, 2000, no additional stock-based compensation expense was required as a result of revaluing the repriced options under variable accounting treatment. Additionally, we recognized non-employee stock-based compensation expense of $478,000 related to the issuance of stock purchase warrants as compensation for services rendered.

    INTEREST EXPENSE, NET. For the year ended December 31, 1999, we recognized interest income of $7,000 and interest expense of $438,000. For the year ended December 31, 2000, we recognized interest income of $321,000 and interest expense of $1,165,000. Our interest expense of $1,165,000 for the year ended December 31, 2000 includes $889,000 relating to the recognition of a debt discount resulting from a beneficial conversion feature embedded in our convertible promissory note issued in November 1999 as more fully explained in
Note 6 to the Consolidated Financial Statements for ImageWare. Interest income increased substantially due to higher cash and cash equivalents held in interest bearing accounts, resulting from the proceeds of our initial public offering which we received on April 5, 2000. Interest expense, exclusive of the $889,000 related to the beneficial conversion feature described above and in Note 6, decreased due to the paydown of interest bearing obligations which commenced in the second quarter of 2000 upon receipt of the initial public offering proceeds.


    OTHER EXPENSE. Prior to the consummation of the ITC transaction, ITC advanced funds and made loans to related entities. Due to management's assessment of the collectibility of the advances from these affiliated entities, the advances were charged to expense at the time of the advance. Such advances are included in other expenses on the statement of operations. For the year ended December 31, 1999 and 2000, we recognized non-operating expense of $501,000 and $674,000, respectively.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have funded operations primarily from proceeds from the sale of stock and borrowings from individuals and financial institutions. On March 31, 2000, we completed an IPO of 1,875,000 units (units consist of one share of common stock and a warrant to purchase one share of common stock) at $8.00 per unit. Net proceeds aggregated approximately
$13.5 million. The IPO proceeds were received on April 5, 2000. On May 2, 2000 we received approximately $2.0 million in additional net proceeds from the exercise of the over allotment option by the underwriter to sell an additional 281,250 units. During the six month period ended June 30, 2000, we received proceeds of $1.7 million from the exercise of 176,673 warrants and 1,896 options. During the six month period ended June 30, 2001, we received no proceeds from the issuance of stock or exercise of warrants or options.



    As of June 30, 2001 we had total current assets of $7.4 million and total current liabilities of $4.5 million, or working capital of $2.9 million. Net cash used in operating activities was $2,753,000 for the six month period ended June 30, 2001 as compared to $4,476,000 for the corresponding period in 2000. We incurred a net loss for the six months ended June 30, 2000, of $1,587,000 and $2,876,000 for the corresponding period in 2001. For the six months ended
June 30, 2000, we used cash of $1,168,000 to fund increases in current assets and $2,347,000 for decreases in current liabilities (excluding debt). Of the $1,587,000 net loss for the six months ended June 30, 2000, $624,000 related to non-cash charges for depreciation, amortization and non-cash compensation. For the six months ended June 30, 2001, we generated cash of $41,000 from decreases in current assets and intangible assets and used cash of $855,000 from decreases in current liabilities and deferred revenues (excluding debt), offset by $937,000 of non cash expenses (depreciation, amortization and non cash compensation).



    Net cash used by investing activities was $65,000 and $3,128,000 for the six months ended June 30, 2000 and 2001, respectively. We used cash to fund the acquisition of G & A of $2,992,000. We also used cash to fund capital expenditures of computer equipment and software, furniture and fixtures and leasehold improvements of approximately $122,000 for the six months ended
June 30, 2001. The level of equipment purchases resulted primarily from continued growth of the business and replacement of older equipment.



    Net cash generated by financing activities was $11,947,000 for the six months ended June 30, 2000. Net cash generated for the six months ending
June 30, 2000 was primarily from net proceeds of $15,579,000 from our IPO, completed March 31, 2000 with receipt of proceeds on April 5, 2000 and May 2, 2000, and the issuance of short term notes payable of $101,000 offset by repayment of loans of $3,488,000, dividends paid on our Series B Preferred Stock of $181,000 and the repurchase of our common stock of $64,000. For the six months ended June 30, 2001, we used cash of $310,000 for the repayment of loans.


    As of December 31, 2000, we had total current assets of $10.84 million and total current liabilities of $3.12 million, or working capital of $7.72 million. Net cash used in operating activities was $1,913,000 for the year ended December 31, 1999 as compared to $5,837,000 for the corresponding period in 2000. We used cash to fund net losses of $3,397,000 for the year ended December 31, 1999 and $4,121,000 for the corresponding period in 2000. For the year ended December 31, 1999, we used cash of $2,170,000 to fund increases in current assets offset by increases in current liabilities of $2,102,000 (excluding debt) and $1,552,000 from non cash expenses (depreciation, amortization and non cash compensation). In 2000, we used cash of $252,000 to fund increases in current assets and intangible assets, $2,798,000 from decreases in current liabilities and deferred revenues (excluding debt) offset by $1,334,000 from non cash expenses (depreciation, amortization and non cash compensation and extraordinary gain on debt extinguishment).

    Net cash used by investing activities was $26,000 for the year ended December 31, 1999 as compared to $708,000 for the corresponding period in 2000. We used cash to fund capital expenditures of computer equipment and software, furniture and fixtures and leasehold improvements of approximately $392,000 for the year ended December 31, 2000. The level of equipment purchases resulted primarily from continued growth of the business and replacement of older equipment. We used

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cash of approximately $300,000 to secure non-competition agreements from key personnel of businesses acquired during the year ended December 31, 2000.

    Net cash generated by financing activities was $2,053,000 for the year ended December 31, 1999 as compared to $13,285,000 for the corresponding period in 2000. Net cash generated for the year ending December 31, 2000 was primarily from net proceeds of $15,579,000 from our initial public offering and $1,704,000 from the exercise of options and warrants, and $156,000 from the issuance of notes payable, offset by repayment of loans of $3,844,000, dividends paid on our Series B Preferred Stock of $246,000 and the repurchase of $64,000 of our common stock.


    We believe that the funds held in cash and cash equivalents and funds provided by operations will be sufficient to finance our working capital requirements for at least the next twelve months. If we are unable to implement our business plan, we may be required to secure additional funding or institute cost reduction plans.

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                                    BUSINESS

OVERVIEW

    We develop and market software used to create and manage databases of digital images and accompanying text records. ImageWare develops, sells and supports a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime. Our software systems and associated hardware enable our customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. Our C.R.I.M.E.S. system consists of six software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to county booking records over the Internet.

    We also develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC and Goddard. Sales of digital identification systems recently became a significant part of our business with the acquisition of G & A. Our products in this market consist of EpiSuite, EpiWeb, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by schools, hospitals, corporations or governments.


    We also develop, sell and support software and integrate systems used to capture and enhance digital photographs by professional photographers. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West. Our products in the market include PC Pro, PC Event and CW School/Sport. These products allow for the creation, enhancement, manipulation, management and printing of digital photographs by professional photographers. In addition we have a web hosting service named PictureMore.com where professional photographers can post photos for purchase by their customers.


INDUSTRY BACKGROUND

    LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies. As such, our target customers include local police departments, sheriffs' departments and offices, primary state law enforcement agencies, special police agencies, county constable offices, and federal agencies such as the FBI and the DEA.

    The federal government has promoted the development and use of nationwide criminal history record databases called the Interstate Identification Index 2000, or NCIC 2000, each consisting of national and regional databases. The Interstate Identification Index is maintained by the FBI and includes persons arrested for felonies or serious misdemeanors. The FBI has indicated that this index will accept photographs in the future. NCIC 2000 is an on-line information system dedicated to serving criminal justice agencies. In July 1999, NCIC 2000 replaced an older system to allow for the sharing of digital images. We anticipate that the inclusion of digital images in these databases will increase the value of digital booking systems and the demand for facial recognition applications.

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    The Violent Crime Control and Law Enforcement Act of 1994 is expected to contribute at least $130 million in grants to support technological improvements for law enforcement agencies and other activities to improve law enforcement training and information systems, which could include purchases of our products and services. The Crime Identification Technology Act of 1998 authorized funding of up to $250 million in each of the next five years to, among other things, support integration of state and local justice system technology. Agencies are eligible for grants under these acts based on their initiatives to develop, oversee, plan and implement integrated information technology, including technology of the type we produce, however, these acts merely authorize this funding and are contingent upon Congress passing legislation to appropriate the funds each year.

    IDENTIFICATION MARKETS

    We believe our technology also has emerging applications in markets related to access control and identification. Organizations concerned with security issues can use our technology to create picture identification cards that can be instantly checked against a database of facial images to prevent unauthorized access to secure areas. We believe potential customers in these markets include large corporations, hospitals, universities and government agencies.

    Digital ID systems have historically been sold based upon the cost-savings digital systems offer over traditional photo-based systems. Furthermore, we believe that the ability to easily capture images and data in a digital database and to enable immediate and widespread access to that database for remote identification will be the functionality that customers will require in the future and that such functionality will be the primary driver for future growth within this market. With the acquisitions of ITC, Goddard and, most recently, G & A, we are able to provide field-proven digital ID products with reference accounts across the board in terms of size and complexity of systems and users. When combined with the proven facial recognition and web capabilities we currently offer with our law enforcement products, we believe we can provide a leading product offering.


    DIGITAL PHOTOGRAPHY MARKET



    We believe our technology also has emerging applications in markets related to professional photography. Professional photographers can use our software to capture digital photos of subjects, allow re-touching of photos, manipulate the photos to change light, color, etc. and combine them with other photos, templates and text to create custom collages.



    We believe the use of digital photography software and systems by professional photographers is growing because it allows them to capture quality images and either output them immediately or create a database with associated textual information that then can be efficiently printed by themselves or professional labs.



    With the acquisition of Castleworks and E-Focus West we believe we are able to provide proven software and systems that allow professional photographers, labs and studios the ability to more efficiently manage their business through the use of digital images and associated databases.


PRODUCTS AND SERVICES

    LAW ENFORCEMENT AND PUBLIC SAFETY

    We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including a full-color facial image, text information and images of other distinctive physical features. This database can be quickly searched using text queries or by using our facial recognition technology to compare the face of an unknown suspect with facial images in the database. Our investigative software products can also be used to

                                       19
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create, edit and enhance digital images and to search databases of other agencies to which our customers have access.

    Our C.R.I.M.E.S. system consists of six software modules, which may also be purchased individually. The Crime Capture System (including both the Capture Module and the Retrieval Module) is our booking system and database. Our investigative modules are Face ID, Suspect ID, Crime Lab and Vehicle ID.

    CRIME CAPTURE SYSTEM. The Crime Capture System is a Windows-based digital booking system made up of two distinct software modules and associated hardware such as cameras and computer hardware as needed. The Crime Capture System allows customers to capture and store images and other information in a database and to search and retrieve records from the database. The Crime Capture System uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a live scan fingerprint system, a records management system or an automated fingerprint identification system.

    CCS CAPTURE. This software module allows users to capture and store facial images as well as images of distinguishing features such as scars, tattoos and other marks. Each entry contains both images and text information in an easy-to-view format made up of distinct fields. Current customers of this module range from agencies that capture a few thousand mugshots per year to those that capture hundreds of thousands of mugshots each year. CCS Capture will generally replace our UNIX-based booking system, ForceField 2000, which was originally introduced by XImage Corporation in 1989 as a mugshot capture system. While a few of our customers will continue to use ForceField 2000 in the foreseeable future, we have upgraded most current customers from the ForceField 2000 to the Crime Capture System.

    CCS RETRIEVAL. This software module allows users to search the database created with CCS Capture. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information such as gang membership and criminal history. CCS Retrieval creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mugshots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect. CCS Retrieval can be used by a law enforcement agency's satellite offices that need to access a database created and maintained at a central location using CCS Capture.

    FACE ID. This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos, digital sketches or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This investigative module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, Face ID can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. Face ID then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. Face ID incorporates search engine technology which we license from Visionics, Inc. We first introduced Face ID in late 1997.

    SUSPECT ID. This software module allows officers and witnesses to quickly create full-color, photo-realistic suspect composites. The digital composites are constructed from libraries of facial features based upon actual color photographs of such features. Suspect ID allows officers with minimal computer training and artistic talent to create a suspect composite by pointing and clicking with a mouse. This module can be installed on a laptop computer and taken into the field, allowing officers to

                                       20
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conduct interviews and create composites before witnesses' memories fade. For rapid identification, officers can distribute completed composites within minutes via fax or e-mail. Suspect ID incorporates our patented object-layering technology. We first introduced Suspect ID in 1995.

    CRIME LAB. This software module allows officers to enhance and edit digital images. Using Crime Lab, an officer can update old images, create non-prejudicial line-ups, remove distracting backgrounds and enhance the quality of surveillance videos. Crime Lab incorporates our patented object-layering and color-masking technologies. We first introduced Crime Lab in 1995.

    VEHICLE ID. This software module helps officers identify motor vehicles which may have been stolen or involved in a crime. Vehicle ID's comprehensive database includes images and text information for over 1,000 vehicle makes and models and can be searched using many fields, including physical features and Vehicle Identification Number. Images of vehicles similar to the suspect vehicle can be viewed from front, rear, side or three quarter angles and can be depicted in any color. A color copy of the suspect vehicle can then be produced and immediately broadcast, printed or faxed to officers in the field. Vehicle ID incorporates our patented object-layering technology. Vehicle ID also incorporates Vehicle Identification Number software provided by the National Insurance Crime Bureau. We first introduced Vehicle ID in 1996.

    CRIME WEB. This Web-based investigative software tool enables authorized personnel to access and search a county's booking records stored on ImageWare's Crime Capture System through a standard web browser from within the county's intranet. Crime Web allows remote access to the Crime Capture System database without requiring the user to be physically connected to the customer's network. Crime Web requires only that the user have access to the Internet and authorization to access the county's intranet. We first introduced Crime Web in 1999.

    IDENTIFICATION


    Our digital identification products consist of the following products acquired through our acquisitions of ITC (now ImageWare Systems ID Group, Inc.) Goddard and G & A:


    IDENTIFIER FOR WINDOWS. This family of products combines the ability to capture photographic images digitally with the ability to create a database and to print identification cards. Identifier for Windows offers a powerful, versatile, and user-friendly application which can be used by schools, hospitals, corporations or governments.

    ID CARD MAKER. The ID Card Maker family of products provides substantially the same capabilities as Identifier for Windows and is sold and supported by Polaroid Corporation's authorized dealers within the United States.

    WINBADGE NT. This Microsoft Windows-based technology photo ID system is for the production and tracking of identification cards. The system encompasses a suite of applications and tools to easily enter data and images into a database and customize the entry screens for each operator or create new badge designs. The system is capable of producing various documents, including cards, badges, dossiers, and FaceBook files containing images, text, and logos. WinBadge NT is designed to operate in many different modes: as a stand-alone, turnkey personnel imaging & data management system; as part of a network of image capture stations with image retrieval and verification stations; and as interfaced with access control security systems or a human resource mainframe computer.

    WINBADGE AVIATION. This product for the airport industry has numerous features, from tracking badges to ensuring proper security training. It also tracks driver training, driver violations and information required by companies authorized to request the issuance of ID cards. Accelerator keys minimize the need for moving a computer mouse in a high badge production environment. Keyboard control of camera pan, tilt, and zoom also minimize operator movement.

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    EPISUITE. This is a software application for creating and managing personal identification cards. It is designed to integrate with our customers' existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, school boards, and other public institutions.

    EPIBUILDER. EPIBUILDER is a software development toolkit containing components which developers can use to add electronic identification functionality for numerous applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems.

    EPIWEB. This product was created for ID service bureau organizations to provide their customers with the ability to design and create personal identification cards, including personnel information, using an Internet browser. Users can create their own badge designs or choose from an inventory of existing designs. EPIWEB software is designed to help streamline service bureau administration by managing the recruitment of customers and the printing, billing and shipping of orders.


    DIGITAL PHOTOGRAPHY



    Our professional photographer products consist of the following products acquired through our acquisitions of Castleworks and E-Focus West:



    PC PRO. This software created for Eastman Kodak Company ("Kodak") allows professional photographers to reduce, enlarge, crop, retouch, density-correct, color balance, manipulate, adjust and change digital photos. Users can also create multi-image compositions and design layouts. This software allows a photographer to create collages and layouts, along with personalized text or graphics. Photos can be rendered for output to printers or for posting to a photographer's website. This software is used by photographers for a variety of uses including for taking pictures in the studio of individuals and families.



    PC EVENT. This software, also created for Kodak, allows for on location event photography such as sporting events, team photos and dances. Images can be outputted at the remote site, a photographer's studio or a centralized lab facility.



    CW SCHOOL/SPORT. This product allows professional photographers who market their services to schools to efficiently capture students' images and associated text. Then the images can be exported to a CD and sent to a lab for processing. Also the images can be used for ID badges, class rosters and other associated uses.



    PICTUREMORE. PictureMore is a web hosting service that allows professional photographers the ability to post photos so that their customers can order additional prints.


    MAINTENANCE AND CUSTOMER SUPPORT

    As part of our installation of a system, we train our customers' employees as to the effective use of our products. We also provide training both on-site and at our facilities in San Diego, California. We provide on-site hardware support to our customers, generally within 24 hours of the customer request. Customers can use a toll free number to speak with our technical support center, which provides software support and general assistance 24 hours a day, seven days a week. Providing customer support services typically provides us with annual revenue of 12% to 18% of the initial sales price of the hardware and software purchased by our customers.

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    SYSTEM CONFIGURATION AND FULFILLMENT


    We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers with software that we specifically configure to operate on their existing computer system. We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place, such as old booking system databases or other records management systems. We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete turnkey system which can be used immediately. When we provide our customers with a complete computer system including hardware, we use off-the-shelf computers, cameras and other components purchased from other companies such as IBM or Compaq. Systems are assembled and configured either at our facilities in San Diego, California, or at the customer's location.


OUR STRATEGY

    Key elements of our strategy for growth include the following:

    FULLY EXPLOIT THE EXPANDING LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    We intend to use our successful installations with customers such as the Arizona Department of Public Safety as reference accounts and to aggressively market C.R.I.M.E.S. as a superior technological solution. The majority of our recent and near term sales have been and will be from sales of the Crime Capture System. We will focus our sales effort in the near term to establish the Crime Capture System as the mug shot system adopted in as many countries, states and large counties and municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer's region and in neighboring regions. In addition, we plan to market our complementary investigative modules to the customer, including Face ID, Suspect ID, Crime Lab and Vehicle ID. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

    EXPAND INTO RELATED APPLICATIONS WITHIN THE LAW ENFORCEMENT AND PUBLIC
     SAFETY MARKETS

    Our products can provide solutions to law enforcement and public safety agencies beyond our core application of police booking systems and related investigative products with minimal adaptation. The technology behind our C.R.I.M.E.S. product line can be used to create databases of missing children and to compare the facial image of a lost child to the images in the database. Our system can be used to help correctional facilities track and control inmates. Gun sellers could use our products to access available criminal databases and help prevent the sale of guns to ineligible persons. Our technology can be used to monitor persons on parole or probation without requiring them to travel to their parole or probation officer. We anticipate that a parolee or probationer will be able to have his photograph taken in a specially-designed kiosk which uses biometrics-based technology to identify the person and inform his parole or probation officer of his location.

    PENETRATE THE ACCESS CONTROL AND IDENTIFICATION MARKETS

    We believe security issues are becoming increasingly important among public agencies, corporations, hospitals, universities and similar organizations. Using our products, an organization can create picture IDs that correspond to images in a digital database. A security guard can stop an individual and quickly and accurately check his identity against a database of authorized persons, and either allow or deny access as required. Our technology can also be applied in other markets to

                                       23
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facilitate activities such as voter registration, immigration control and welfare fraud identification. Our system has been adopted as a picture ID system for the governments of Kuwait, Peru, Uganda and Nigeria. Our acquisitions of ITC and Goddard began our push into these markets through the acquisition of accepted and proven technology and a significant and high profile customer base. We believe that our recent acquisition of G & A solidifies our presence in these markets.

    DEVELOP THE INTERNET AND WIRELESS CAPABILITIES OF OUR PRODUCTS

    One of our latest software modules, Crime Web, allows users to use the Internet or secure intranets to conduct investigative searches of digital booking systems. Crime Web includes the most frequently used investigative features of the Crime Capture System to allow users to retrieve single images, conduct searches based on one or more parameters, create digital line-ups and print retrieved records. We are also currently developing an Internet-based version of Face ID that will allow investigators to use the Internet to compare the digital image of an unknown suspect with a database of images using biometrics-based technology. We believe our Internet products will allow users to quickly access and share images via the Internet while maintaining the security and integrity of databases, thereby encouraging the widespread dissemination and sharing of criminal information among law enforcement agencies. We are also developing Internet modules for our identification software which will provide the same remote access capabilities for our ID customers.


    For the digital identification market, we created the product EPIWEB. EPIWEB was created for ID service bureau organizations to provide their customers with the ability to design and create personal identification cards, including personnel information, using an Internet browser. EPIWEB can help streamline service bureau administration by managing the recruitment of customers and the printing, billing and shipment of orders.


    We also intend to develop the wireless capabilities of our products. Public agencies as well as private sector customers require information to be available from remote locations. Our customers are investigating the feasibility of handheld devices which can operate in the field and accompany users wherever they are located. In order to facilitate the transfer of records and information retrieval tools to employees in the field, we plan to develop technology in cooperation with wireless communications companies that will allow our products in the field to operate over wireless systems.


    As part of the acquisition of Castleworks, we acquired PictureMore.com. This web hosting service allows professional photographers to use the Internet to increase their revenues by posting photos of their customers for re-orders, additional copies or orders from friends or relatives. PictureMore collects the payments, uses a professional lab to fulfill the orders and ships the products to the consumer. In return we receive a fee per sheet of product purchased. We believe that this marketplace holds a high growth potential.



    ENHANCE OUR POSITION IN THE PROFESSIONAL DIGITAL PHOTOGRAPHY MARKET



    We believe that the movement from film to digital photo captures and processing by professional photographers, labs, studios and other related enterprises is growing. Further, we believe that the Castleworks and E-Focus West have established a solid base of customers for their software and integrated systems and through our acquisitions of these entities we intend to exploit this opportunity. Our software and systems allow professional photographers to quickly and easily take photos and create a database of information that can be sent to labs for processing. The labs can also use our software for helping to manage the orders from the photographers. In this process, it is possible for both labs and photographers to save money.


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    ACQUIRE BUSINESSES THAT ENHANCE OUR STRATEGIC POSITION

    We may acquire additional businesses that will complement our growth strategy and enhance our competitive position in our current markets and other markets that utilize our core imaging technology. In order to enhance our position in the digital identification market, we have recently made the following acquisitions:


    In August 2001, we acquired Castleworks and E-Focus West from Castle Holdings LLC for $100,000 in cash and an initial 600,000 shares of our common stock, with an additional 100,000 shares to be paid if the price of our common stock does not meet or exceed $6.50 for any 10 trading days in the year following the acquisition. We believe that these companies establish a presence for us in the market of professional photography and will allow us to diversify our customer base. Castleworks creates software products for Kodak and others in the field of digital photography. E-Focus West is an authorized dealer of Kodak systems for the professional photography market.


    In March 2001, we, through our Nova Scotia subsidiary I.W. Systems Canada Company ("I.W. Canada") acquired the assets of G & A for $2,500,000 in cash and 665,000 shares of common stock. We believe that this acquisition will enable us to expand our presence significantly in the digital ID software market and afford us an international presence through subsidiaries in Stuttgart, Germany and Singapore and I.W. Canada's corporate headquarters in Hull, Canada. I.W. Canada's major North American customers include Boeing, Sears, Novell, Lockheed Martin and Home Depot. I.W. Canada's international sales efforts are managed out of Germany and Singapore, where it markets to system integrators and provides ongoing support and consumables to its customers. Internationally, I.W. Canada's systems are installed at companies such as Lufthansa, BASF, and Deutsch Post, and in countries such as Indonesia for the production of drivers' licenses.

    In September 2000, ITC acquired the assets of Goddard for 40,322 shares of common stock and the assumption of specified liabilities. Goddard, which was founded in 1987 and based in Greenville, South Carolina, designed and marketed digital ID systems. In August 2000, we acquired ITC for 624,994 shares of our common stock in a pooling-of-interests transaction. ITC, based in Hudson, Massachusetts, was founded in 1994 and designed and marketed software for digital ID systems.

SALES AND MARKETING

    We market and sell our products through our direct sales force and through indirect distribution channels, including systems integrators. Our sales and account representatives are based in Massachusetts, New Jersey, Georgia, Oregon, South Carolina, Washington D.C. and California.

    Our domestic sales organization includes our director of sales, our director of major account development, our vice president of sales and marketing and nine regional sales personnel. Our vice president of business development develops relationships with systems integrators and other strategic partners. Our sales professionals are supported by our technical experts who are available by telephone and conduct on-site customer presentations.

    The typical sales cycle for our Crime Capture System includes a pre-sale process to define the potential customer's needs and budget, an on-site demonstration and conversations between the potential customer and existing customers. Government agencies are typically required to purchase large systems by including a list of requirements in a Request For Proposal, known as an "RFP," and by allowing several companies to openly bid for the project by responding to the RFP. If our response is selected, we enter into negotiations for the contract and, if successful, ultimately receive a purchase order from the customer. This process can take anywhere from a few months to over a year.

    Our ID products are sold to large integrators, direct via our sales force and through distributors. Depending on the customer's requirements, there may be instances that require an RFP. The sales cycle can vary from a few weeks to a year.

    In addition to our direct sales force, we have developed relationships with a number of large systems integrators who contract with government agencies for the installation and integration of large computer and communication systems. By acting as a subcontractor to these systems integrators, we are able to avoid the time consuming and often expensive task of submitting proposals to government agencies, and we also gain access to large clients. In this context, we provide agencies with digital image booking systems and our related investigative software products. We are a subcontractor to the following primary contractors:


    - MORPHO SYSTEMES, S.A., a subsidiary of SAGEM, S.A., a French company, for the national identification system of Kuwait;


    - PRC, INC., for the Las Vegas Metropolitan Police Department; and

    - DIGITAL BIOMETRICS, INC., for the Los Angeles County Sheriff's Department.

    We have also entered into agreements or arrangements with INTELLIGENCE AND STRATEGIC PROCESSES PTY LTD., an Australian company, to jointly bid on opportunities to sell our booking system in Australia and New Zealand.

    We also work with companies that offer complementary products, where value is created through product integration. These teaming arrangements allow us to enhance our products and to expand our customer base through the relationships and contracts of our strategic partners. We have entered into agreements with the following companies:


    - POLAROID CORPORATION. We have entered into an agreement to jointly market centralized imaging and facial recognition technology to law enforcement agencies in selected states where Polaroid has state contracts for drivers' license systems. Polaroid has been selling an OEM version of ITC's identification software for several years in the United States. In November 2000, Polaroid agreed to sell the OEM identification product in Europe, the Middle East, Australia and Asia Pacific beginning in the first quarter of 2001.


    - H.T.E., INC. We have entered into an agreement to integrate our Crime Capture System with the records management system and jail management system of H.T.E., Inc.


    - SAGEM, S.A. We have entered into a Value Added Reseller agreement under which Sagem S.A. will distribute our C.R.I.M.E.S. software worldwide, except in the United States and Canada.



    We promote our products through trade journal advertisements, direct mail and attendance at industry trade shows, including those sponsored by the International Association for Law Enforcement, the International Association for Identification, CARDTECH/SECURETECH, the American Society of Industrial Security and the International Association of Chiefs of Police. In the professional photography market, we also attend the Professional Photographers' Association and the Photography Marketing Association trade shows. We also target other media through public relations efforts, including non-industry publications, daily newspapers, local and national news programs, and television programs related to law enforcement. Articles regarding our products have appeared in Business Week, Imaging Magazine, The Wall Street Journal and a number of other publications.


    We plan to continue to market and sell our products internationally. Some of the challenges and risks associated with international sales include the difficulty in protecting our intellectual property rights, longer collection cycles, difficulty in enforcing agreements through foreign legal systems and volatility and unpredictability in the political and economic conditions of foreign countries. We believe we can work to successfully overcome these challenges.

CUSTOMERS


    We have a wide variety of domestic and international customers. Most of our C.R.I.M.E.S. customers are government agencies at the federal, state and local levels in the United States. Our products are also being used in Canada, the United Arab Emirates, Kuwait, Mexico, Colombia, Venezuela and the Philippines. The customer base for our digital identification systems includes domestic and foreign government agencies, universities, airports, and private sector companies, many of which are Fortune 500 or Fortune 1000 companies. Customers for our C.R.I.M.E.S. products may be customers for our identification systems as well. Our current customer base for digital photography systems includes professional photographers, labs and studios in the US and Canada.


COMPETITION

    THE LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each C.R.I.M.E.S. module. We believe the principal basis on which we compete with respect to all of our products are:

    - the ability to integrate our modular products into a complete imaging and facial recognition system;

    - our reputation as a reliable systems supplier;

    - the usability and functionality of our products; and

    - the responsiveness, availability and reliability of our customer support.


    Our law enforcement product line faces competition from other companies such as Printrak International, Inc., Digital Descriptor Systems, Inc., Identix Incorporated and EPIC Solutions, Inc. Internationally, there are often a number of local companies offering solutions in most countries. Many of our competitors' products in this niche offer basic image capture and storage, but lack the functionality of integrated investigative products, including facial recognition and image editing and enhancement.


    IDENTIFICATION MARKETS

    Due to the breadth of our software offering in the secure ID market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

    - our strong brand reputation with a broad customer base which includes small and medium sized businesses, Fortune 500 corporations and large government projects;

    - the ease of integrating our technology into other complex applications;
      and

    - the leveraged strength that comes from offering customers software tools, packaged solutions and web-based service applications that support a wide range of hardware peripherals.


    Our software faces strong competition from Datacard Corporation, a privately held manufacturer of hardware, software and consumables for the ID market. There are also a considerable number of smaller software competitors such as Number Five Software Ltd., Loronix Information Systems, Inc. and Fox Technology Pty Ltd. who compete in differing geographies, primarily in the packaged product segment.

    DIGITAL PHOTOGRAPHY MARKET



    The market to provide digital systems to the professional photography market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:



    - our relationship with Kodak as a supplier of software that is bundled with their cameras and printers;



    - a strong product mix comprised of applications for photographers, labs and studios;



    - our support and training infrastructure;



    - our ability to offer a package including software and our web hosting service; and



    - the usability and functionality of our products.



    Our software faces competition from Express Digital Graphics, Inc. and Tri-Prism, Inc. Also Kodak has other authorized dealers that offer integrated systems to the professional photographer. Fuji Photo Film Co., Ltd. also offers the professional photographer integrated systems.


INTELLECTUAL PROPERTY

    We rely on patent, trademark, trade secret and copyright laws and confidentiality agreements to protect our intellectual property. We own two United States patents that are important to our business strategy. Our patented "Color Masking System" allows a user to manipulate selected colors of an image without affecting other colors of the image. Our patented "Object Layering" technology allows a user to save each element of an image as a separate layer so that edits can be made to certain elements without affecting other elements or having to re-create the entire image. Our patented object layering technology is used in Suspect ID, Crime Lab and Vehicle ID, and our patented color masking technology is used in Crime Lab. These patents expire in 2012 and 2013, respectively. We have several unregistered and federally registered trademarks including the trademark ImageWare, as well as trademarks for which there are pending trademark registrations with the United States Patent & Trademark Office.

    We license and depend on intellectual property from third parties for our facial recognition product. We license search engine technology from Visionics. Our license from Visionics is on a nonexclusive, worldwide basis and expires in October 2001. We believe that, prior to expiration of the Visionics license, we will be able to enter into a new license agreement with Visionics.

RESEARCH AND DEVELOPMENT


    Our research and development team is made up of 35 programmers, engineers and other employees. We spent approximately $1.5 million on research and development in 1999 and $1.6 million in 2000. Our research and development is managed centrally. We continually work to increase the speed, accuracy, and functionality of our existing products. We anticipate that our research and development efforts will continue to focus on new technology and products for the law enforcement and identification markets.


EMPLOYEES


    As of July 15, 2001, we had a total of 137 full-time employees. Our ID group consists of 82 employees, including 25 in sales and marketing, 23 in customer support and installation, 22 in research and development, and 12 in administration; our Law Enforcement Group and our Corporate Group combined consists of 55 employees, including 15 in sales and marketing, 17 in customer support and installation, 13 in research and development and 10 in administration. With our August 10, 2001 acquisition of Castleworks and E-Focus West, we added 10 full-time employees, of which 5 are in sales and marketing, 2 are in customer support and installation and an additional 3 are in research and development. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.


FACILITIES


    Our corporate headquarters are located in San Diego, California where we occupy approximately 16,000 square feet of office space. Our lease for this facility continues through July 2003 at a cost of approximately $24,000 per month. We occupy approximately 14,300 square feet in Hudson, Massachusetts. These premises are leased until June 2005 at a cost of approximately $13,100 per month. We occupy approximately 26,685 square feet of office space in Stuttgart, Germany until September 2006 at a cost of approximately $11,100 per month. We occupy approximately 4,489 square feet in Costa Mesa, California. These premises are leased until May 15, 2002 at a cost of approximately $9,600 per month. We occupy 10,000 square feet in Hull, Province of Quebec. These premises are leased until May 2006 at a cost of approximately $8,600 per month. We occupy approximately 5,500 square feet in Greenville, South Carolina. These premises are leased until October 2003 at a cost of approximately $4,000 per month.


LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


    The following table sets forth certain information about our directors, executive officers and control persons as of July 15, 2001.


NAME                                  AGE                              POSITION
----                                --------                           --------
DIRECTORS AND EXECUTIVE OFFICERS
S. James Miller, Jr...............     47      Chairman of the Board, Chief Executive Officer and
                                               President
John Callan(1)(2).................     54      Director
Patrick J. Downs(1)...............     64      Director
John L. Holleran(1)(2)............     74      Director
Yukuo Takenaka(2).................     58      Director
Paul J. Devermann.................     45      Senior Vice President of Corporate Development
Ian D. Fraser.....................     57      President of ImageWare ID Group
William J. Ibbetson...............     32      Chief Technical Officer and Vice President of Research
                                               and Development
Lori L. Rodriguez.................     37      Vice President of Sales and Marketing
Wayne G. Wetherell................     48      Senior Vice President of Administration and Chief
                                               Financial Officer

------------------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    S. JAMES MILLER, JR. has served as our President, Chief Executive Officer and Chairman of the Board since 1990. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunication industry. While at Oak Industries, Mr. Miller served as a director and as General Counsel, Corporate Secretary and Chairman/President of Oak Industries' Pacific Rim subsidiaries. Mr. Miller has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

    JOHN CALLAN was elected to the board in September 2000. Since 1997, Mr. Callan has been an independent business strategy consultant in the imaging and logistics fields. From 1995 to 1997, he served as Chief Operating Officer for Milestone Systems, a shipping systems software company, and from 1987 to 1995, served as a senior executive at Polaroid Corporation.

    PATRICK J. DOWNS was elected to the board in August 1994. Since 1997,
Mr. Downs has been Chairman of Control Commerce, LLC, an internet e-commerce business. He is also a founding shareholder of NTN Communications, Inc., an interactive television company, and served as its Chairman and Chief Executive Officer from 1983 to 1997. Since 1999, Mr. Downs has also served on the Board of Directors of Tullamore Corp., a video services company.

    JOHN L. HOLLERAN was elected to the board in May 1996. Since 1974,
Mr. Holleran has been a management and investment consultant. Prior to consulting, Mr. Holleran served as the Chief Financial Officer, Executive Vice President and Chief Operating Officer of Southwest Gas Corporation. He served as Executive Vice President of the Hawaii Corporation, a diversified holding company, and as President and Chairman of Property Research Financial Corporation, a real estate investment and syndication firm, from 1972 to 1974. Mr. Holleran has also served as a director of Kilroy Industries, a national office building and office park developer, as a director of Walker & Lee, a national full service real estate firm, and as a director of NTN
Communications, Inc., a company engaged in the interactive television business.


    YUKUO TAKENAKA was elected to the board in April 1997. Mr. Takenaka is a founder and has served as Chairman of The Takenaka Partners Group, a global investment banking and advisory organization with headquarters in Los Angeles since 1989. From 1973 to 1989, Mr. Takenaka was a partner of KPMG Peat Marwick where he was the National Director of their Japanese Practice. Mr. Takenaka is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.


    PAUL J. DEVERMANN has served as Senior Vice President of Corporate Development since March 2001. From 1997 to March 2001, Mr. Devermann served as our Vice President of Sales and Business Development. From 1992 to 1997,
Mr. Devermann as the managing director and founding partner of Intra-International Trade and Transactions, an international consulting and trading company which facilitates business transactions between United States and Japanese companies. He holds a B.S. degree in Marketing from Northern Illinois University and an M.B.A. from the University of Puget Sound.

    IAN D. FRASER has served as President of the ImageWare ID Group since
April 2001. From 1999 until joining us, Mr. Fraser served as President and Chief Operating Officer of G & A Imaging Ltd. From 1996 until 1999, Mr. Fraser served as Senior Vice President of Worldwide Sales and Vice President of North American Sales of Jet Form Corporation, a software and services company. Prior to that, Mr. Fraser served as Vice President of Sales (Europe) and General Manager (Canada) for Novell, Inc., a network services and software provider.

    WILLIAM J. IBBETSON joined us in 1992 as a field support technician and has served as our chief technical officer since April 1996. Mr. Ibbetson has served as our Vice President of Research and Development since November 2000.
Mr. Ibbetson holds a Certification in Computer Electronics Technology from Coleman College.

    LORI L. RODRIGUEZ has served as our Vice President of Sales and Marketing since March 2001. From 1998 until joining us, Ms. Rodriguez served as Chief Operating Officer of SDCR Business Systems, a point-of-sale systems integrator for the retail and foodservice industries. From 1996 to 1998, Ms. Rodriguez served as the Executive Director of Sales and Marketing at SDCR Business Systems. Ms. Rodriguez holds a B.S. degree in Marketing and an Executive M.B.A. from San Diego State University.

    WAYNE G. WETHERELL has served as our Senior Vice President of Administration and Chief Financial Officer since May 2001. From 1996 to May 2001, he served as our Vice President of Finance and Chief Financial Officer. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts.
Mr. Wetherell holds a B.S. in Management and a M.S. in Finance from San Diego State University.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee.

    AUDIT COMMITTEE. The audit committee consists of Mr. Callan, Mr. Holleran and Mr. Takenaka, all of whom are independent directors. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, the fees to be paid to our independent auditors and the performance of our independent auditors.

    COMPENSATION COMMITTEE. The compensation committee consists of Mr. Callan, Mr. Downs and Mr. Holleran, each of whom are independent directors. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for employees, consultants, directors and other individuals compensated by us. The compensation committee also has authority to administer our stock incentive and benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee was at any time since the formation of ImageWare one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Each one of our non-employee directors receives $2,000 per month for serving on the board. In the fiscal year ended December 31, 2000, the total compensation paid to non-employee directors was $57,333. The members of the board are also eligible for reimbursement for their expenses incurred in connection with attendance at board, committee or shareholder meetings in accordance with Company policy.

    Non-employee directors of the Company are also entitled to receive stock option grants under the 1994 Nonqualified Stock Option Plan (the "1994 Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) are eligible to receive options under the 1994 Plan. Options granted under the 1994 Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Option grants under the 1994 Plan are non-discretionary. Each member of the Company's board who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the 1994 Plan, without further action by the Company, the board or the shareholders of the Company, an option to purchase 10,000 shares of common stock of the Company upon joining the board. The exercise price of options granted under the 1994 Plan is at least 85% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the 1994 Plan are exercisable in installments. The term of options granted under the 1994 Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, an equivalent option will be substituted by the successor corporation, provided, however, that the Company may cancel outstanding options upon consummation of the transaction by giving at least thirty days notice.


    During the last fiscal year, the Company granted options covering 2,465 shares to John G. Callan, a non-employee director of the Company, at an exercise price per share of $11.00. The fair market value of such common stock on the date of grant was $11.38 per share (based on the closing sales price reported on the American Stock Exchange for the date of grant).


    In November 2000, Mr. Callan entered into a consulting agreement with the Company. Pursuant to the agreement, Mr. Callan engaged to assist with the development of a diversification strategy. In 2000, Mr. Callan received $15,000 in consulting fees for such services.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its three other most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                                   -------------------------------------   --------------------------
                                                                                             AWARDS
                                                                            OTHER ANNUAL   SECURITIES     ALL OTHER
                                                                            COMPENSATION   UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)   BONUS ($)       ($)        OPTIONS (#)      ($)(1)
---------------------------             --------   ----------   ---------   ------------   -----------   ------------
Mr. S. James Miller, Jr...............    2000       222,120         --              --      89,000          5,646
  Chairman of the Board, Chief            1999       174,310     32,000              --      11,000             --
  Executive Officer and President         1998       159,885         --              --          --             --

Mr. Wayne G. Wetherell................    2000       139,351         --              --      58,000          4,340
  Vice President, Finance and             1999       117,884     22,000              --       7,000             --
  Chief Financial Officer                 1998       108,606         --              --       2,844             --

Mr. William J. Ibbetson...............    2000       109,097         --              --      15,000          2,537
  Vice President and Chief                1999        89,667     14,000              --      40,000             --
  Technical Officer                       1998        83,544      7,000              --       3,791             --

Mr. Paul J. Devermann.................    2000       133,162         --              --      58,000          4,253
  Vice President, Sales and               1999       112,593     17,500              --       7,000             --
  Business Development                    1998       101,300     10,000              --       2,844             --

------------------------

(1) For the fiscal year ended December 31, 2000, the amounts shown include:

    (i) Company contributions to 401(k) plan: Mr. Miller ($4,494),
        Mr. Wetherell ($3,788), Mr. Ibbetson ($2,283) and Mr. Devermann ($3,701); and

    (ii) Life insurance premiums paid by the Company: Mr. Miller ($1,152), Mr. Wetherell ($552), Mr. Ibbetson ($254) and Mr. Devermann ($552).

STOCK OPTION GRANTS AND EXERCISES


    The Company grants options to its executive officers under its 1999 Plan. As of July 15, 2001, options to purchase a total of 349,000 shares were outstanding under the 1999 Plan and options to purchase 1,000 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS(1)
                                   -------------------------------------------
                                   NUMBER OF SECURITIES    % OF TOTAL OPTIONS
                                    UNDERLYING OPTIONS    GRANTED TO EMPLOYEES   EXERCISE OR BASE   EXPIRATION
NAME                                   GRANTED (#)         IN FISCAL YEAR(2)       PRICE ($/SH)        DATE
----                               --------------------   --------------------   ----------------   ----------
Mr. Miller.......................         25,000                    9.29%              6.19           4/4/10
                                          64,000                   23.79%              6.29           4/1/10

Mr. Wetherell....................         15,000                    5.58%              6.19           4/4/10
                                          43,000                   15.99%              6.29           4/1/10

Mr. Ibbetson.....................         15,000                    5.58%              6.19           4/4/10

Mr. Devermann....................         15,000                    5.58%              6.19           4/4/10
                                          43,000                   15.99%              6.29           4/1/10


------------------------

(1) These options were granted pursuant to the Company's 1999 Plan. All options expire ten years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's life only by the optionee. The options become exercisable at the rate of 33% of the total grant every 12 months. The options become fully vested at three years from the date of grant.


(2) Options to purchase an aggregate of 269,000 shares of the Company's common stock were granted under the 1999 Plan in fiscal 2000.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    None of the Named Executive Officers exercised options during the fiscal year ended December 31, 2000. The following table provides certain information concerning the unexercised options held as of December 31, 2000 by each of the Named Executive Officers:

                                        NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-MONEY
                                      UNEXERCISED OPTIONS AT DECEMBER 31,    OPTIONS AT DECEMBER 31, 2000(1)
NAME                                   2000 (EXERCISABLE/UNEXERCISABLE)        (EXERCISABLE/UNEXERCISABLE)
----                                  -----------------------------------   ---------------------------------
Mr. Miller..........................             53,863/74,573                  ($60,499)/(($124,882)

Mr. Wetherell.......................             37,901/48,900                    ($6,362)/($80,922)

Mr. Ibbetson........................             15,987/42,804                   ($44,729)/($108,870)

Mr. Devermann.......................             37,901/48,900                   ($41,202)/($22,053)

------------------------

(1) Based on the difference between $4.75 (the fair market value of the Company's common stock on December 31, 2000) and the exercise price, multiplied by the number of underlying shares.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT CHANGE-IN-CONTROL
  ARRANGEMENTS

    In September 2000, we entered into an amended employment agreement with Mr. Miller pursuant to which Mr. Miller will serve as our President and Chief Executive Officer. This agreement is for a three-year term ending September 21, 2003, which period is renewed annually on September 21 of each year for a three-year term unless we give Mr. Miller prior notice of termination. This agreement provides for annual base compensation in the amount of $234,000, which amount will be increased based on cost-of-living increases. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business.

    On March 1, 1999, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement is for a term ending April 30, 2002. This agreement provides for annual base salary in the amount of $112,144, which amount will be adjusted based on cost-of-living increases and may also be increased based on performance reviews. Currently, Mr. Wetherell's annual salary is $150,000. Under this agreement, we will reimburse Mr. Wetherell for reasonable expenses incurred in connection with our business.



    On March 1, 1999, we entered into an amended employment agreement with Mr. Devermann pursuant to which Mr. Devermann will serve as our Vice President of Sales and Business Development. This agreement is for a term ending
February 28, 2002. This agreement provides for annual base salary in the amount of $103,731, which amount will be adjusted based on cost-of-living increases and may also be increased based on performance reviews. Currently, Mr. Devermann's annual salary is $144,000. Under this agreement, we will reimburse
Mr. Devermann for reasonable expenses incurred in connection with our business.


    On November 15, 2000, we entered into an employment agreement with Mr. Ibbetson pursuant to which Mr. Ibbetson will serve as our Vice President of Research and Development and Chief Technical Officer. This agreement is for a term ending November 15, 2003. This agreement provides for an annual base salary of $125,000, which amount will be adjusted based on cost-of-living increases and may also be adjusted based on performance reviews. Under this agreement, we will reimburse Mr. Ibbetson for reasonable expenses in connection with our business.

    On March 30, 2001, we entered into an employment agreement with Ian D. Fraser pursuant to which Mr. Fraser will serve as President of the ImageWare ID Group. This agreement is for a term ending March 30, 2004. The agreement provides for annual base compensation of $C200,000 per year, which amount will be adjusted based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Mr. Fraser for reasonable expenses in connection with our business. Mr. Fraser is compensated and reimbursed in Canadian dollars.

    On April 15, 2001, we entered into an employment agreement with Lori L. Rodriguez pursuant to which Ms. Rodriguez will serve as our Vice President of Sales and Marketing. The agreement is for a term ending April 15, 2004. This agreement provides for an annual base salary of $130,000, which amount be will be adjusted based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Ms. Rodriguez for reasonable expenses in connection with our business.

    Our agreements with Messrs. Wetherell, Devermann, Ibbetson, and Fraser, and our agreement with Ms. Rodriguez, provide for a payment equal to the full amount of their respective base salaries for a period of one year in the event their employment with the Company is involuntarily terminated other than for cause. Our agreement with Mr. Miller provides, in the event his employment with the Company is involuntarily terminated other than for cause, for (i) a payment equal to compensation for the remainder of the term of his agreement (up to 36 months of salary) (ii) vesting of all unvested options with sixty days to exercise these options and (iii) continuation of all benefits under Mr. Miller's other benefits. In the event there is a "Change of Control" of the Company or the board materially reduces the scope and/or authority of such individual's duties, such individual is entitled to receive an amount equal to the full amount of such individual's respective base salary for a period of one year upon providing the Company with 30 days advance notice of such individual's intent to terminate employment.

    "Change of control" is defined in the agreements as the occurrence of any of the following events: (i) the acquisition by a person of 50% or more of the voting power of the Company, (ii) a merger or consolidation of the Company with any other corporation (other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power), (iii) the election to the board of a majority of directors not nominated by the Company's management, or (iv) the approval by the Company's shareholders of a plan of complete liquidation or sale of substantially all of the Company's assets.

EQUITY PLANS

    We have three separate stock option plans: the 1994 Employee Stock Option Plan, the 1994 Nonqualified Stock Option Plan, and the 1999 Stock Option Plan.

    1994 EMPLOYEE STOCK OPTION PLAN

    The 1994 Employee Stock Option Plan is an incentive stock option plan which authorizes us to issue options to purchase up to 170,616 shares of our common stock to our officers and key employees. We have issued all available options under this plan at a weighted average exercise price of $5.28 per share. The plan is administered by our board. Subject to the provisions of this plan, the board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our common stock. No options may be granted after August 31, 2004. The exercise price of the options granted under this plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted or, in the case of options granted to an optionee owning more than 10% of our voting stock, at a price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted.

    1994 NONQUALIFIED STOCK OPTION PLAN


    The 1994 Nonqualified Stock Option Plan is a non-qualified stock option plan which authorizes us to issue options to purchase up to 18,957 shares of our common stock to our directors and consultants. We have issued all available options under this plan at a weighted average exercise price of $8.39 per share. The plan is administered by our board. Subject to the provisions of this plan, the board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the plan may not exceed five years. No options may be granted after August 31, 2004. The exercise price of the options granted under this plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted.


    1999 STOCK OPTION PLAN

    The 1999 Stock Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1999 Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code. Nonstatutory stock options granted under the 1999 Plan are not intended to qualify as incentive stock options under the Code.

    ADMINISTRATION. The board administers the 1999 Plan. Subject to the provisions of the 1999 Plan, the board has the power to construe and interpret the 1999 Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of common stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

    The board has the power to delegate administration of the 1999 Plan to a committee composed of not fewer than two members of the board. In the discretion of the board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. As used herein with respect to the 1999 Plan, the board refers to any committee the board appoints as well as to the board itself.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The 1999 Plan provides that, in the board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees,
(ii) our former employees, (iii) our current and former officers, (iv) or indirect remuneration from us, and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally more restrictive than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

    ELIGIBILITY. Incentive stock options may be granted under the 1999 Plan only to our employees or to employees of our affiliates (including officers). Our employees (including officers), directors, and consultants are eligible to receive nonstatutory stock options under the 1999 Plan.

    No option may be granted under the 1999 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of our shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the 1999 Plan and all other of our plans or plans of our affiliates) may not exceed $100,000.

    No person may be granted options under the 1999 Plan exercisable for more than 75,000 shares of common stock during any calendar year.


    STOCK SUBJECT TO THE 1999 PLAN. An aggregate of 350,000 shares of our common stock are reserved for issuance under the 1999 Plan. Under this Plan, as of July 15, 2001, we have issued options to purchase 349,000 shares at a weighted average exercise price of $6.65 per share. If options granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again becomes available for issuance under the 1999 Plan. If we reacquire unvested stock issued under the 1999 Plan, the reacquired stock will again become available for reissuance under the 1999 Plan.


    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases, may not be less than 110% of such fair market value.

    TERM. The maximum term of options under the 1999 Plan is 10 years, except that in certain cases the maximum term is five years. Options under the 1999 Plan generally terminate three months after termination of the optionholder's service unless (i) such termination is due to the optionholder's disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination;
(ii) the optionholder dies before the optionholder's service has terminated, in which case, the option may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 6 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. The option term generally is not extended in the event that exercise of the option within these periods is prohibited.

    DURATION AND TERMINATION. The board may suspend, discontinue or terminate the 1999 Plan, subject to shareholder approval. Unless sooner terminated, the 1999 Plan will terminate on December 17, 2009.

                           RELATED PARTY TRANSACTIONS


    The following is a description of transactions occurring during the past two years to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described above under "Executive Compensation."



    On November 10, 1999, we issued Naoya Harano, the Chairman of ATLUS
Co. Ltd., a warrant to purchase 125,000 shares of our common stock in connection with a loan. The loan was for $1,250,000 and was repaid following our initial public offering.



    On March 30, 2001, we issued 302,107 of our shares to R&G Imaging Ltd., a holder of more than 5% of our common stock, in connection with the acquisition of certain assets of G & A.



    On August 10, 2001, we issued 360,833 shares of our common stock to TDI Castles LLC, a holder of more than 5% of our common stock, in connection with our acquisition of Castleworks and E-Focus West.


    We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Bylaws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth information regarding the beneficial ownership of our capital stock as of July 15, 2001, as adjusted to reflect the issuance of 700,000 shares of our common stock on August 10, 2001, in connection with our acquisition of Castleworks and E-Focus West, by: (i) each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
(ii) each of our directors; (iii) each Named Executive Officer; and (iv) all of our directors and executive officers as a group.



                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
BENEFICIAL OWNER                                              NUMBER OF SHARES   PERCENT OF TOTAL
----------------                                              ----------------   ----------------
TDI Castles LLC(2) .........................................      520,834              9.37%
535 ANTON BLVD.
SUITE 400
COSTA MESA, CA 92626

ATLUS Co. Ltd. .............................................      338,577              6.09%
4-8 KAGURAZAKA
SHINJUKU-KU, TOKYO 162-0825
JAPAN

R&G Imaging Ltd.(3) ........................................      302,107              5.44%
8 DES CEDRES
HULL, QUEBEC J9A 2P3
CANADA

S. James Miller, Jr.(4).....................................      210,294              3.73%

Wayne G. Wetherell(5).......................................       90,178              1.61%

Paul J. Devermann(6)........................................       87,429              1.56%

Patrick J. Downs(7).........................................       51,204            *

William J. Ibbetson(8)......................................       29,429            *

John G. Callan(9)...........................................        3,822            *

Yukuo Takenaka(10)..........................................        5,830            *

John L. Holleran(11)........................................        5,217            *

All executive officers and directors as a group                   483,403              8.34%
(8 persons)(12).............................................


------------------------

   * Less than one percent.


 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Commission. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to all shares shown as beneficially owned by them. Shares of common stock subject to options or warrants exercisable within 60 days of July 15, 2001, or subject to securities convertible within 60 days of July 15, 2001, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 4,855,662 shares of our common stock outstanding as of July 15, 2001, as adjusted to reflect the issuance of an additional 700,000 shares of our common stock on August 10, 2001, in connection with our acquisition of

     Castleworks and E-Focus West. Unless otherwise indicated, the address of each person in this table is c/o ImageWare Systems, Inc., 10883 Thornmint Road, San Diego, CA 92127.



 (2) Includes 160,001 shares held by Castle Holdings LLC, of which 150,000 shares are subject to an Escrow Agreement dated August 10, 2001, by and among ImageWare, TDI Castles LLC and other shareholders entered into in connection with our acquisition of Castleworks and E-Focus West. T. Bing Byington, the sole manager and an equity holder of TDI Castles LLC, is a manager of Castle Holdings LLC, and TDI Castles LLC is an equity holder of Castle Holdings LLC.



 (3) Includes 107,475 shares subject to an Escrow Agreement dated March 30, 2001, as amended, by and among ImageWare, R&G and other shareholders entered into in connection with our acquisition of G & A.



 (4) Includes 2,370 shares issuable within 60 days of July 15, 2001 upon exercise of a warrant, 9,478 shares held by Mr. Miller's children, and 83,483 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (5) Includes 2,370 shares issuable within 60 days of July 15, 2001 upon exercise of a warrant and 58,045 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (6) Includes 2,370 shares issuable within 60 days of July 15, 2001 upon exercise of a warrant and 58,045 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (7) Includes 3,555 shares issuable upon exercise of options exercisable within 60 days of July 15, 2000 and 1,895 shares issuable within 60 days of July 15, 2001 upon conversion of 10,000 shares of our Series B Preferred Stock.



 (8) Includes 22,225 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (9) Includes 3,334 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (10) Includes 5,261 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (11) Includes 662 shares held by Mr. Holleran's spouse and 3,555 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.



 (12) Includes 7,110 shares issuable within 60 days of July 15, 2001 upon the exercise of warrants, 1,895 shares issuable within 60 days of July 15, 2001 upon conversion of our Series B Preferred Stock and 237,503 shares issuable upon exercise of options exercisable within 60 days of July 15, 2001.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of (1) 50,000,000 authorized shares of common stock, $0.01 par value, and (2) 4,000,000 authorized shares of preferred stock, $0.01 par value, of which 750,000 are designated Series B Preferred Stock. As of July 15, 2001, there were 4,855,662 shares of common stock outstanding and 334,400 shares of Series B Preferred Stock outstanding, which were convertible into 63,393 shares of common stock. On August 10, 2001, we issued an additional 700,000 shares of our common stock in connection with our acquisition of Castleworks and E-Focus West. The following description of our capital stock is a summary and is qualified by the provisions of our amended and restated articles of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement.


COMMON STOCK

    Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote and, in the election of directors, may upon proper notice cumulate their votes and cast them for one or more directors. Holders of common stock are entitled to share in dividends that the board, in its discretion, declares from legally available funds. In the event of the liquidation or dissolution of the company, each outstanding share entitles its holder to a proportionate share of all assets that remain after payment of liabilities subject to the rights of any outstanding preferred stock.

    Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to the rights of holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and public warrants will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK


    Our Amended and Restated Articles of Incorporation provide for the issuance of up to 750,000 shares of Series B Preferred Stock. As of July 15, 2001, there were 334,400 outstanding shares of Series B Preferred Stock, which were convertible into 63,393 shares of common stock. The Series B Preferred Stock has rights and preferences which are superior to the rights of the holders of our common stock. These rights and preferences include the right to receive a cumulative cash dividend at the rate of $0.2125 per share per year, a preference in the distribution of our assets over the holders of common stock in event of the liquidation or dissolution of the company, the right to convert to shares of common stock, and the right to elect a director in the event we are in default of the provisions of the Amended and Restated Articles of Incorporation with respect to the Series B Preferred Stock. Subject to certain limitations prescribed by law and the rights and preferences of the Series B Preferred Stock, our board is authorized from time to time to issue up to an aggregate of 3,665,000 shares of our preferred stock.


    Each new series of preferred stock may have different rights and preferences that may be established by our board. The rights and preferences of future series of preferred stock may include:

    - number of shares to be issued;

    - dividend rights and dividend rates;

    - right to convert the preferred stock into a different type of security;

    - voting rights attributable to the preferred stock;

    - right to receive preferential payments upon a liquidation of the company;

    - right to set aside a certain amount of assets for payments relating to the preferred stock; and

    - prices to be paid upon redemption of the preferred stock.

PUBLIC WARRANTS

    GENERAL

    Each of our public warrants entitles the holder to purchase one share of our common stock at an exercise price per share of $12.00. The exercise price is subject to adjustment upon the occurrence of events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time until April 5, 2005. Our public warrants which have not previously been exercised will expire on the expiration date of April 5, 2005. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised.

    REDEMPTION

    We have the right to redeem the public warrants issued in the offering at a redemption price of $0.25 per public warrant after providing 30 days prior written notice to the public warrant holders, if the average closing bid price of the common stock equals or exceeds $16.00 for ten consecutive trading days ending prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice or publication will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

    EXERCISE

    A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides.

    Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of public warrants being exercised. Fractional shares will not be issued upon exercise of our public warrants.

    ADJUSTMENTS OF EXERCISE PRICE

    The exercise price is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding.

OTHER WARRANTS


    In addition to our public warrants, as of July 15, 2001, we had issued and outstanding (i) warrants to purchase 659,658 shares of our common stock at various exercise prices ranging from $6.25 to $16.46 and (ii) warrants to purchase 181,339 public warrants, the forms of which have been filed as exhibits to the Registration Statement. The exercise price of the warrants is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. A warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the warrant has been properly exercised.


REGISTRATION RIGHTS

    GENERAL


    We have granted registration rights with respect to 1,785,353 of our securities, of which we are registering 1,558,509 shares on this registration statement. The holders of the remaining 569,994 shares we are registering in this offering were not granted contractual registration rights. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions. The following is only a summary of the terms and conditions of the agreements involving parties which have registration rights.


    GRANTED TO ATLUS

    We also granted demand and incidental registration rights to ATLUS with respect to 192,036 shares held by Atlus pursuant to the securities purchase agreement with ATLUS. The 192,036 shares held by ATLUS are being registered on this registration statement.

    GRANTED TO FORMER XIMAGE SHAREHOLDERS

    The former XImage shareholders have also been granted demand, "piggyback" and incidental registration rights with respect to 61,611 shares underlying the warrants held by them. The holders of a majority of all registrable securities owned by these shareholders may demand registration for the resale of any or all of their shares at any time after this offering and before November 30, 2003. Additionally, if we register an issuance of our equity securities, other than shares issuable under our employee stock option plans at any time prior to November 30, 2003, these holders may request to include their shares in the registration. We are registering 1,473 shares held by former XImage shareholders on this registration statement.

    GRANTED TO FORMER XIMAGE OFFICERS, NOTEHOLDERS AND OTHER INVESTORS

    We have also granted certain former XImage officers, noteholders and other investors "piggyback" registration rights with respect to 22,748 shares underlying warrants held by them under which they can request to be included in a registration of our securities, other than a registration of shares issuable under an employee stock option plan. We are not registering these shares on this registration statement.

    GRANTED TO OFFICERS, DIRECTORS AND OTHER PARTIES

    Mr. Miller, Mr. Wetherell, Mr. Devermann, Private Asset Management Inc., the Robert K. Roberts-Trust estate and the William Guthner estate have been granted registration rights with respect to 18,958 shares of common stock underlying warrants held by them, which have the same registration rights with respect to the common stock underlying these warrants as we have granted to the former XImage shareholders described above. We are not registering these shares on this registration statement.

    GRANTED TO THE PRESIDENT OF ATLUS

    In connection with a loan made to us, Mr. Harano has been issued warrants to purchase 125,000 shares of common stock. Mr. Harano has been granted the same demand and incidental registration rights with respect to the common stock underlying these warrants as we have granted to the former XImage shareholders. We are not registering Mr. Harano's shares on this registration statement.

    GRANTED TO G & A IMAGING LTD. STOCKHOLDERS


    The former G & A stockholders have been granted registration rights with respect to 665,000 shares of common stock issued to them in connection with our Asset Purchase Agreement with G & A dated March 8, 2001, as amended. The 665,000 shares held by the former G & A stockholders are being registered on this registration statement.



    GRANTED TO CASTLEHOLDINGS LLC AND ITS MEMBERS



    Castle Holdings LLC and its members have been granted registration rights with respect to 700,000 shares of common stock issued to them in connection with our acquisition of Castleworks and E-Focus West pursuant to our Membership Interest Purchase Agreement dated August 10, 2001. The 700,000 shares held by Castle Holdings LLC and its members are being registered on this registration statement.


TRANSFER AGENT AND PUBLIC WARRANT AGENT


    The transfer agent for our common stock and public warrants is Computershare Trust Company, Denver, Colorado.


                                 LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon on our behalf by Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121.

                                    EXPERTS

    The consolidated financial statements of ImageWare Systems, Inc. as of December 31, 1999 and 2000 and for each of the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of G & A Imaging Ltd. for the years ended September 30, 2000 and 1999 included in this prospectus have been included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a Registration Statement on Form SB-2 under the Act with the Commission with respect to the shares offered hereby. This prospectus filed as part of the Registration Statement does not contain all of the information contained in the Registration Statement and exhibits thereto and reference is hereby made to such omitted information. Statements made in this Registration Statement are summaries of the terms of such referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.


    The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissions' regional offices located at Seven World Trade Center, 13(th) Floor, New York, New York 10048 and 500 West Madison Street, Suite 11400, Chicago, Illinois 60661. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the shares offered by this prospectus, reference is made to the Registration Statement.

                            IMAGEWARE SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS
         INDEX TO AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS FOR
                            IMAGEWARE SYSTEMS, INC.


Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................     F-2
Audited Consolidated Balance Sheets.........................     F-3
Audited Consolidated Statements of Operations...............     F-4
Audited Consolidated Statements of Shareholders' Equity
  (Deficit).................................................     F-5
Audited Consolidated Statements of Cash Flows...............     F-6
Notes to Audited Consolidated Financial Statements..........     F-7

INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                 FOR IMAGEWARE SYSTEMS, INC.

Unaudited Consolidated Balance Sheet........................    F-25
Unaudited Consolidated Statements of Operations.............    F-26
Unaudited Consolidated Statements of Cash Flows.............    F-27
Notes to Unaudited Consolidated Financial Statements........    F-29

 INDEX TO AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
                   FOR G & A IMAGING LTD.

Report of KPMG LLP, Independent Accountants.................    F-34
Audited Consolidated Balance Sheets.........................    F-35
Audited Consolidated Statements of Operations and Deficit...    F-36
Audited Consolidated Statements of Cash Flows...............    F-37
Notes to Audited Consolidated Financial Statements..........    F-38

   INDEX TO UNAUDITED ANNUAL PRO FORMA COMBINED FINANCIAL
                        STATEMENTS FOR
      IMAGEWARE SYSTEMS, INC. AND G & A IMAGING, LTD.

Unaudited Pro Forma Combined Financial Statements...........    F-48
Unaudited Pro Forma Combined Balance Sheet..................    F-49
Unaudited Pro Forma Combined Statement of Operations........    F-50
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................    F-51
Pro Forma Adjustments.......................................    F-53

INDEX TO UNAUDITED QUARTERLY PRO FORMA FINANCIAL STATEMENTS
                             FOR
      IMAGEWARE SYSTEMS, INC. AND G & A IMAGING, LTD.

Unaudited Pro Forma Combined Statement of Operations........    F-54
Notes to Unaudited Pro Forma Combined Statement of
  Operations................................................    F-55

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders of
ImageWare Systems, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ImageWare Systems, Inc. and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, CA
March 9, 2001, except as to Note 14 and Note 15 for which the date is August 23, 2001

                            IMAGEWARE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
                                                              (RESTATED--
                                                              SEE NOTE 3)
                                         ASSETS
Current Assets:
  Cash......................................................  $    159,262   $  6,899,559
  Accounts receivable, net..................................     3,358,306      2,944,755
  Inventory.................................................       275,463        286,235
  Other assets..............................................       191,493        711,221
                                                              ------------   ------------
        Total Current Assets................................     3,984,524     10,841,770
Property and equipment, net.................................       191,798        535,344
Intangible assets, net of accumulated amortization of
  $2,172,888 in 1999 and $3,108,770 in 2000.................     2,346,557      1,628,096
                                                              ------------   ------------
        TOTAL ASSETS........................................  $  6,522,879   $ 13,005,210
                                                              ============   ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $  1,979,410   $    790,905
  Deferred revenue..........................................       883,589        610,704
  Accrued expenses..........................................     2,226,876        751,841
  Accrued expenses--related parties.........................       456,237        320,769
  Deferred compensation.....................................       294,330             --
  Accrued interest..........................................       636,793        299,165
  Notes & advances payable to bank and 3rd parties..........       500,000        131,930
  Current portion of notes payable to related parties.......     1,952,192        210,125
                                                              ------------   ------------
        Total Current Liabilities...........................     8,929,407      3,115,439
Notes payable to related parties, net of current portion....        35,542             --
                                                              ------------   ------------
Total Liabilities...........................................     8,964,949      3,115,439
Commitments and Contingencies
Shareholders' equity (deficit):
Preferred stock, $.01 par value, authorized 4,000,000 shares
  Series B convertible redeemable preferred stock,
  designated 750,000 shares, 389,400 shares issued, 389,400
  and 334,400 shares outstanding in 1999 and 2000
  respectively, $973,500 and $836,000 liquidation preference
  in 1999 and 2000..........................................         3,894          3,344
Common stock, $.01 par value, 50,000,000 shares authorized,
  1,786,802 and 4,183,958 shares issued and outstanding.....        16,618         40,724
Additional paid in capital..................................    17,715,346     34,667,147
Unearned stock-based compensation...........................            --        (63,126)
Treasury stock, at cost--6,704 shares.......................            --        (63,688)
Shareholder note receivable.................................            --       (150,000)
Accumulated deficit.........................................   (20,177,928)   (24,544,630)
                                                              ------------   ------------
Total shareholders' equity (deficit)........................    (2,442,070)     9,889,771
                                                              ------------   ------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES..................  $  6,522,879   $ 13,005,210
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              (RESTATED--
                                                              SEE NOTE 3)
REVENUES:
  Product...................................................  $ 7,477,038   $ 7,895,757
  Maintenance...............................................    1,462,270     1,502,558
                                                              -----------   -----------
                                                                8,939,308     9,398,315
COST OF REVENUES:
  Product...................................................    2,846,837     2,975,272
  Maintenance...............................................      870,560     1,252,485
                                                              -----------   -----------
Gross profit................................................    5,221,911     5,170,558
                                                              -----------   -----------
OPERATING EXPENSES:
  General & administrative..................................    3,417,669     4,284,231
  Sales and marketing.......................................    1,667,838     2,009,311
  Research & development....................................    1,504,564     1,628,908
  Depreciation and amortization.............................    1,096,484     1,019,125
                                                              -----------   -----------
                                                                7,686,555     8,941,575
                                                              -----------   -----------
Loss from operations........................................   (2,464,644)   (3,771,017)
Interest expense, net.......................................      430,882       844,354
Other expense, net..........................................      501,766       674,000
                                                              -----------   -----------
Loss before income taxes and extraordinary items............   (3,397,292)   (5,289,371)
Income taxes................................................           --            --
                                                              -----------   -----------
Loss before income taxes and extraordinary items............   (3,397,292)   (5,289,371)
Extraordinary items:
  Gain on debt extinguishments net of income taxes of $0....           --     1,168,391
                                                              -----------   -----------
Net loss....................................................  $(3,397,292)  $(4,120,980)
                                                              ===========   ===========
Basic and diluted (loss) per share--see note 2
  Loss before extraordinary item............................  $     (2.12)  $     (1.55)
  Extraordinary item........................................  $        --   $      0.34
                                                              -----------   -----------
  Net loss..................................................  $     (2.12)  $     (1.21)
                                                              ===========   ===========
Weighted average shares (basic and diluted).................    1,641,399     3,467,711

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                         SERIES B
                                       CONVERTIBLE,
                                        REDEEMABLE                                                                     UNEARNED
                                         PREFERRED            COMMON STOCK         TREASURY STOCK      ADDITIONAL        STOCK
                                    -------------------   --------------------   -------------------     PAID-IN         BASED
                                     SHARES     AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL     COMPENSATION
                                    --------   --------   ---------   --------   --------   --------   -----------   -------------
Balance at December 31, 1998......  389,400     $3,894      899,081   $ 8,991         --    $     --   $14,792,783     $     --
Restatement to give effect to
  issuance of pooling shares......       --         --      625,000     5,000         --                   226,626           --
                                    -------     ------    ---------   -------     ------    --------   -----------     --------
Restated Balances.................  389,400      3,894    1,524,081    13,991         --          --    15,019,409           --
Issuance of common stock for loan
  guarantees......................       --         --       73,466       735         --          --       348,044           --
Issuance of common stock for
  cash............................       --         --       47,393       473         --          --       374,527           --
Conversion of note payable to
  common stock....................       --         --      141,862     1,419         --          --       738,290           --
Financing commission..............       --         --           --        --                              (15,000)          --
Beneficial conversion feature of
  convertible debt................                                                                         889,000
Detachable warrants issued with
  debt............................       --         --           --        --         --          --       361,076           --
Net loss..........................
                                    -------     ------    ---------   -------     ------    --------   -----------     --------
Balance at December 31, 1999......  389,400      3,894    1,786,802    16,618         --          --    17,715,346           --
Issuance of common stock for cash,
  net of financing commissions and
  IPO expenses....................       --         --    2,156,250    21,563         --          --    14,792,862           --
Issuance of common stock pursuant
  to option and warrant exercise
  for cash........................       --         --      178,569     1,786         --          --     1,701,796           --
Issuance of common stock pursuant
  to warrant exercise for note
  receivable......................       --         --       25,000       250         --          --       149,750           --
Warrants issued to non-employees
  for services....................       --         --           --        --         --                   501,662
Elimination of beneficial
  conversion feature upon debt
  extinguishment..................                                                                        (889,000)
Preferred Stock conversion to
  common stock....................  (55,000)      (550)      10,423       104         --          --           446           --
Dividends on Series B Preferred
  Stock...........................       --         --           --        --         --                                     --
Issuance of common stock for asset
  purchase........................       --         --       40,322       403         --                   599,597           --
Deferred compensation for stock
  options granted to employees....       --         --           --        --         --                    94,688      (94,688)
Amortization of stock-based
  compensation....................       --         --           --        --         --                        --       31,562
Repurchase of common shares.......       --         --           --               (6,704)    (63,688)           --           --
Net loss..........................       --         --           --        --         --          --            --           --
                                    -------     ------    ---------   -------     ------    --------   -----------     --------
Balance at December 31, 2000......  334,400     $3,344    4,197,366   $40,724     (6,704)   $(63,688)  $34,667,147     $(63,126)
                                    =======     ======    =========   =======     ======    ========   ===========     ========


                                    SHAREHOLDER
                                       NOTE       ACCUMULATED
                                    RECEIVABLE      DEFICIT         TOTAL
                                    -----------   ------------   ------------
Balance at December 31, 1998......   $      --    $(16,251,033)  $ (1,445,365)
Restatement to give effect to
  issuance of pooling shares......          --       (529,603)       (297,977)
                                     ---------    ------------   ------------
Restated Balances.................          --    (16,780,636)     (1,743,342)
Issuance of common stock for loan
  guarantees......................          --             --         348,779
Issuance of common stock for
  cash............................          --             --         375,000
Conversion of note payable to
  common stock....................          --             --         739,709
Financing commission..............          --             --         (15,000)
Beneficial conversion feature of
  convertible debt................                                    889,000
Detachable warrants issued with
  debt............................          --             --         361,076
Net loss..........................                 (3,397,292)     (3,397,292)
                                     ---------    ------------   ------------
Balance at December 31, 1999......          --    (20,177,928)     (2,442,070)
Issuance of common stock for cash,
  net of financing commissions and
  IPO expenses....................          --             --      14,814,425
Issuance of common stock pursuant
  to option and warrant exercise
  for cash........................          --             --       1,703,582
Issuance of common stock pursuant
  to warrant exercise for note
  receivable......................    (150,000)            --              --
Warrants issued to non-employees
  for services....................                         --         501,662
Elimination of beneficial
  conversion feature upon debt
  extinguishment..................                                   (889,000)
Preferred Stock conversion to
  common stock....................          --             --              --
Dividends on Series B Preferred
  Stock...........................          --       (245,722)       (245,722)
Issuance of common stock for asset
  purchase........................          --             --         600,000
Deferred compensation for stock
  options granted to employees....          --             --              --
Amortization of stock-based
  compensation....................          --             --          31,562
Repurchase of common shares.......          --             --         (63,688)
Net loss..........................          --     (4,120,980)     (4,120,980)
                                     ---------    ------------   ------------
Balance at December 31, 2000......   $(150,000)   $(24,544,630)  $  9,889,771
                                     =========    ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                 1999          2000
                                                              -----------   -----------
                                                              (RESTATED--
                                                              SEE NOTE 3)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(3,397,292)  $(4,120,980)
  Adjustments to reconcile net loss to net cash used by
    operating activities
    Depreciation and amortization...........................    1,096,485     1,019,125
    Amortization of debt discount...........................       32,002       951,000
    Stock-based compensation................................      423,467       533,227
    Deferred revenue........................................      268,959      (272,885)
    Extraordinary gain on debt extinguishment...............           --    (1,168,391)
    Change in assets and liabilities
      Accounts receivable, net..............................   (1,710,990)      572,311
      Inventory.............................................      (38,162)       68,521
      Other current assets..................................       71,439      (504,737)
      Intangible assets.....................................     (492,522)     (388,530)
      Accounts payable......................................      639,698    (1,233,815)
      Accrued expenses......................................      824,227    (1,160,420)
      Deferred compensation.................................      369,668      (294,330)
      Accrued interest......................................         (264)      163,073
        Total adjustments...................................    1,484,007    (1,715,851)
                                                              -----------   -----------
        Net cash used by operating activities...............   (1,913,285)   (5,836,831)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (26,371)     (391,784)
  Acquisition of business, net of cash acquired.............                      8,839
  Payment on advances from related stockholders.............                    (25,000)
  Purchase of other long-term assets........................                   (300,000)
                                                              -----------   -----------
        Net cash used by investing activities...............      (26,371)     (707,945)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable...................    2,528,125       156,000
  Repayment of notes payable................................     (850,000)   (3,844,467)
  Proceeds from issuance of stock, net of issuance costs....      375,000    15,579,375
  Proceeds from exercise of options and warrants............           --     1,703,575
  Repurchase of common stock................................           --       (63,688)
  Dividends paid............................................           --      (245,722)
                                                              -----------   -----------
        Net cash provided by financing activities...........    2,053,125    13,285,073
                                                              -----------   -----------
        Net increase in cash................................      113,469     6,740,297
Cash at beginning of year...................................       45,793       159,262
                                                              -----------   -----------
        Cash at end of year.................................  $   159,262   $ 6,899,559
                                                              ===========   ===========
Supplemental cash flows information
  Cash paid for interest....................................  $   141,930   $   392,984
  Conversion of notes payable to common stock...............  $   650,000   $        --
  Issuance of common stock to loan guarantors...............  $   348,779   $        --
  Exercise of warrants for note receivable..................  $        --   $   150,000

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 2000

1.  DESCRIPTION OF BUSINESS AND OPERATIONS

    ImageWare Systems, Inc. (the "Company"), formerly known as ImageWare Software, Inc., was incorporated in the State of California on February 6, 1987. The Company develops, sells and supports a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from estimates.

    PROPERTY AND EQUIPMENT. Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized.

    LONG-LIVED ASSETS. Long-lived assets and identifiable intangibles are reviewed for impairment using fair value methodologies whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 1999 and 2000, there was no impairment of the Company's long-lived assets.

    INTANGIBLE ASSETS. Intangible assets consist of patents, goodwill and non-competition agreements which are stated at cost. Amortization is calculated using the straight-line method over the period of estimated economic benefit of five years for patents, four years for goodwill and over the life of non-competition agreements which range from two to three years.

    CONCENTRATION OF CREDIT RISK. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for estimated potential losses. Accounts receivable are presented net of an allowance for doubtful accounts of $229,528 and $226,096 at December 31, 1999 and 2000, respectively.

    In 1999, there were no customers who accounted for more than 10% of the Company's revenues. In 2000, one customer accounted for 12% of the Company's revenues.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    As of December 31, 1999, one customer accounted for 11% of total accounts receivable. At December 31, 2000, the Company had no amounts due from customers who accounted for 10% or greater of total accounts receivable.

    STOCK-BASED COMPENSATION. Stock-based compensation to employees has been recognized as the difference between the per share fair value of the underlying stock and the stock option exercise at the initial grant date. The cost of stock options granted for services, other than those issued to employees, are recorded at the fair value of the stock option.

    INCOME TAXES. Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    REVENUE RECOGNITION. The Company's revenue from software and hardware installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. The Company's revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable. Amounts received under contracts in advance of performance are recorded as deferred revenue and are recognized when performance is complete which is generally within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are identified. Unbilled accounts receivable are stated at estimated realizable value. Revenue from contract services for which the Company cannot reliably estimate total costs are recognized upon completion.

    In December 1999, the Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," or SAB 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The adoption of the principles of SAB 101 has not had a significant impact on the Company's financial statements.

    CAPITALIZED SOFTWARE DEVELOPMENT COSTS. Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Technological feasibility is established upon completion of a working model. Software development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized, if material. To date, the Company has not capitalized any software costs as the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant.

    EARNINGS (LOSS) PER SHARE. Effective November 29, 1999, the Company declared a 5.275-for-1 reverse stock split of common stock. On August 22, 2000 the Company consummated a merger that

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) was accounted for as a pooling-of-interests. All references to the number of shares, per share amounts, conversion amounts and stock option data of the Company's common stock have been restated to reflect this reverse stock split for all periods presented and the pooling of interests transaction.

    Basic earnings (loss) per common share is calculated by dividing net income
(loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares, if dilutive, had been issued. The dilutive effect of outstanding stock options is included in the calculation of diluted earnings per common share, if dilutive, using the treasury stock method. During the years ended December 31, 1999 and 2000, the Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted loss per share, as their effect would have been antidilutive.

    The following table sets forth the computation of basic and diluted loss per share for the years ended December 31, 1999 and 2000:

                                                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                        1999           2000
                                                    ------------   ------------
Numerator
  Loss before income taxes and extraordinary
    item..........................................  $ (3,397,292)  $ (5,289,371)
  Less Series B preferred dividends...............       (82,748)       (80,096)
                                                    ------------   ------------
  Loss available to common shareholders before
    extraordinary items...........................  $ (3,480,040)  $ (5,369,467)
  Extraordinary items--see note 14................  $         --   $  1,168,391
                                                    ------------   ------------
  Net loss available to common shareholders.......  $ (3,480,040)  $ (4,201,076)
                                                    ============   ============
Denominator
  Weighted-average shares outstanding.............     1,641,399      3,467,711
                                                    ============   ============
  Basic and diluted loss per share before
    extraordinary item............................  $      (2.12)  $      (1.55)
  Extraordinary item..............................  $         --   $       0.34
                                                    ------------   ------------
  Net loss........................................  $      (2.12)  $      (1.21)
                                                    ============   ============


    RECLASSIFICATIONS


    Certain reclassifications were made to prior years' consolidated financial statements to conform to the current year presentation.

3.  ACQUISITIONS

    On August 22, 2000, the Company consummated a merger with Imaging Technology Corporation ("ITC") by acquiring all of the outstanding common stock of ITC in exchange for newly issued

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

3.  ACQUISITIONS (CONTINUED)
common stock of ImageWare Systems Inc. whereby ITC became a wholly-owned subsidiary of the Company (the "ITC transaction"). The transaction was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of ITC for all periods presented. The Company issued 1.231527 shares of its common stock for each share of ITC's outstanding common stock and $200,000 as consideration for the execution of non-competition agreements. The ITC transaction increased the Company's outstanding shares of common stock by 625,000 shares.

    The consolidated balance sheets at December 31, 1999 and 2000, reflect the combining of (a) ImageWare Systems, Inc. prior to consummation of the ITC transaction and (b) ITC as of those dates. Combined and separate results of operations for the year ended December 31, 1999 and 2000 of ImageWare Systems, Inc. and ITC for the restated periods are as follows:

                                           IMAGEWARE     IMAGING
                                            SYSTEMS     TECHNOLOGY    COMBINED
                                          -----------   ----------   -----------
YEAR ENDED DECEMBER 31, 2000:
  Operating Revenues....................  $ 6,275,587   $2,844,615   $ 9,120,202
  Income (loss) from continuing
    operations before income taxes......   (4,447,240)    (677,475)   (5,124,715)
  Net (loss)............................   (3,278,849)    (677,475)   (3,956,324)

YEAR ENDED DECEMBER 31, 1999:
  Operating Revenues....................    5,891,477    3,047,831     8,939,308
  Income (loss) from continuing
    operations before income taxes......   (3,034,594)    (362,698)   (3,397,292)
  Net (loss)............................   (3,034,594)    (362,698)   (3,397,292)

    In connection with the ITC transaction, the Company incurred direct transaction costs of $255,000 consisting primarily of professional fees which were expensed.

    On September 29, 2000, the Company completed the purchase of Goddard Technology Corporation ("Goddard"), a privately held developer of software identification badging systems, by acquiring substantially all of its assets for shares of common stock of the Company and the assumption of certain liabilities for a total purchase price of $600,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, Goddard's results of operations have been included in the consolidated financial statements since the date of acquisition.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

3.  ACQUISITIONS (CONTINUED)
    The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed:

Cash and cash equivalents...................................  $  8,840
Accounts receivable.........................................   158,760
Inventories.................................................    79,293
Other current assets........................................    14,990
Property, plant, and equipment, net.........................    68,338
Goodwill....................................................   335,505
                                                              --------
    Total assets............................................   665,726
                                                              --------
Amounts payable to banks and long-term debt due within one
  year......................................................   (20,392)
Other current liabilities...................................   (45,334)
                                                              --------
    Total liabilities.......................................   (65,726)
                                                              --------
Total acquisition cost......................................  $600,000
                                                              ========

    The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Goddard had occurred at January 1, 1999:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1999            2000
                                                     -------------   -------------
Revenues...........................................   $10,410,566     $10,294,789
Net Loss...........................................   $(3,391,705)    $(4,119,370)
Net loss per share--basic..........................   $     (2.12)    $     (2.56)

4.  RESTRICTED CASH

    At December 31, 2000, the Company has $529,663 of restricted cash which is classified as other current assets. The restricted cash serves as collateral for irrevocable standby letter of credits that provide financial assurance that the Company will fulfill its obligations under certain commitments discussed in Note
8. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently invested in time certificates of deposits. Income from these investments is paid to the Company.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

5.  PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1999 and 2000 consists of:

                                                          1999         2000
                                                        ---------   ----------
Equipment.............................................  $ 839,990   $1,289,043
Furniture.............................................     63,314      192,944
                                                        ---------   ----------
                                                          903,304    1,481,987
Less accumulated depreciation.........................   (711,506)    (946,643)
                                                        ---------   ----------
                                                        $ 191,798   $  535,344
                                                        =========   ==========

    Total depreciation expense for the years ended December 31, 1999 and 2000 was $113,780 and $116,576, respectively.

6.  NOTES PAYABLE

    Notes payable consists of the following:

                                                                 1999        2000
                                                              ----------   --------
Short-term note payable to shareholder. Such note accrues
  interest at prime and is due upon demand. This note was
  paid in July 2000.........................................  $   30,000   $      0

8% convertible notes payable to shareholders due June 15,
  2000. At the option of either the Company or the holder,
  interest may be accrued and added to principal or paid.
  The notes, at the option of the holders, shall be prepaid
  to the extent of 20% of the Company's pre-tax income
  earned subsequent to June 30, 1995. The principal amount
  of the notes plus accrued interest shall be convertible,
  at the option of the holder, at any time after date of
  issuance, into units of Series B preferred stock and
  common stock purchase warrants of the Company at $13.19
  per unit, subject to adjustment. This note was paid in
  June 2000.................................................     208,150          0

8% convertible note payable to employee, due June 15, 2000.
  At the option of either the Company or the holder,
  interest may be accrued and added to principal or paid.
  The principal amount of the note plus accrued interest
  shall be convertible, at the option of the holder, at any
  time after the date of issuance in common stock at $7.91
  per share. This note was paid in June 2000................      50,000          0

10% convertible note payable to shareholder affiliate, due
  earlier of February 10, 2001 or five days following the
  close of an initial public offering. The principal amount
  and accrued interest shall be convertible into common
  stock at $1.00 per share if principal and interest is not
  paid prior to June 1, 2000. Note is net of unamortized
  discount of $1,217,998 as of December 31, 1999. This note
  was paid in April 2000....................................      32,002          0

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

6.  NOTES PAYABLE (CONTINUED)

                                                                 1999        2000
                                                              ----------   --------
Short-term note payable to a third party with interest of
  9%, payable monthly beginning December 15, 1999. Note due
  at the earlier of: (1) any written or oral demand by
  lender, (2) closing of borrowers' initial public offering,
  or (3) April 3, 2000. This note was paid in April, 2000...     500,000          0

Short-term notes payable to financial institution. Such
  notes accrue interest at prime plus 2% and were due
  April 15, 1999. Due date extended to November 7, 1999 for
  $500,000 and March 3, 2000 for the remaining $500,000 The
  notes are collateralized by substantially all the assets
  of the Company and guaranteed by certain officers and
  directors of the Company. This note was paid in
  April 2000................................................     500,000          0

Short-term notes payable to lending institution. Such notes
  accrue at prime plus 2% and were due September 28, 1999.
  This note was paid in April 2000..........................     100,000          0

Short-term note payable to shareholder to accrue interest at
  10%. Note due the earlier of January 31, 1999 (extended to
  March 15, 2000) or the closing of permanent financing.
  This note was paid in April 2000..........................      55,000          0

Short-term notes payable to previous XImage employees. Such
  notes accrue interest at prime plus 2% and were due
  December 31, 1998. The notes' terms were revised to
  include monthly payments through November 2000 These
  notes were paid in April 2000.............................     550,000          0

Short-term notes payable to Ximage officers. Such notes
  accrue interest at 10% and were due upon the acquisition
  of XImage. The note's terms were revised to include
  monthly payments through November 2000. These notes were
  repaid in April 2000......................................     152,000          0

Short-term note payable to prior XImage shareholder. Such
  note accrues interest at 10% and was due upon acquisition
  of XImage. The note's terms were revised to include
  monthly payments through November 2000 This note was paid
  in April 2000.............................................      51,000          0

Short-term note payable to third party to accrue interest at
  10%. Note due upon demand.................................           0    100,000

Short-term note payable to third party......................           0     13,703

Short-term note payable to ITC shareholders. Such note
  accrued interest at 10% and is due upon demand............     233,125    210,125

Short-term notes payable to certain vendors.................      26,457     18,227
                                                              ----------   --------

Less current portion........................................   2,487,734    342,055
                                                              ----------   --------

Long-term notes payable.....................................  $   35,542   $      0
                                                              ==========   ========

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

6.  NOTES PAYABLE (CONTINUED)
    In February 1999, the Company issued a promissory note to a third party for $500,000 at an interest rate of 9.75% to mature February 2000. In conjunction with the note, the Company issued a warrant to purchase 324,300 shares of common stock at $4.75 per share. The fair value of the warrants was calculated using the Black-Scholes method and was determined to be $0.07 per share. In
August 1999, the note plus accrued interest was converted into 120,944 shares of common stock.

    In August 1999, the Company issued two $100,000 promissory notes at prime plus 2%. Principal and interest was due September 28, 1999 and October 1, 1999 with a 30-day extension option. The Company has exercised the 30-day extension options in exchange for warrants to acquire 10,000 shares of common stock at $7.91 per share. In October 1999, the Company made a principal payment of $20,000 on one of the promissory notes, and in November 1999 paid off the remaining balance on that note. In April 2000, the Company paid the remaining note.

    In September 1999, the Company issued a promissory note for $50,000 due June 15, 2000 to an employee with interest at 8%, convertible into common stock at $7.91 at the option of the holder. In June 2000, the Company paid the note.

    In November 1999, the Company issued a convertible promissory note for $1,250,000 at an interest rate of 10%, due the earlier of February 10, 2001 or five days following the closing of an IPO, to an individual affiliated with Atlus Co. (which beneficially owned approximately 31% of the Company's common shares outstanding at the time of note issuance). Under the terms of the note, the principal amount was fixed in Japanese yen and repayable in U.S. dollars at a fixed (104.55 Japanese yen per U.S. dollar) conversion rate established on the date of issuance. If the principal and interest had not been paid prior to April 1, 2000, the note became convertible to common stock at $1.00 per share. In conjunction with the note, the Company issued the individual a warrant to purchase 125,000 shares of common stock for $6.00 per share. The Company has recorded the note net of a discount equal to the fair value allocated to the warrants issued of approximately $361,000.

    The convertible note also contained a beneficial conversion feature which resulted in additional debt discount of $889,000. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $10 million exceeded the proceeds allocated to the debt of approximately $889,000; therefore, the Company limited recognition of the beneficial conversion feature to the approximately $889,000 of proceeds allocated to the debt. The Company accreted the entire amount of the beneficial conversion feature as interest expense over the period from the date of issuance, November 10, 1999, to the date the note becomes immediately convertible, April 1, 2000, using the effective interest rate method, which resulted in a charge of $889,000 during the 1st quarter of 2000.

    On April 5, 2000, the Company used a portion of the proceeds from its initial public offering to extinguish this outstanding debt. The difference between the debt payment amount of $1,250,000 and the carrying amount of the debt of $628,000, net of income taxes, was recorded as an extraordinary gain of $622,000.

    In November 1999, the Company issued a $500,000 note to a related party with interest payable monthly beginning on December 15, 1999. The note was due at the earlier of (i) any written or oral

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

6.  NOTES PAYABLE (CONTINUED)
demand by lender, (ii) the closing of borrower's initial public offering or
(iii) April 3, 2000. This note was paid in April 2000.

    In November 1999, the maturity date for the remaining $500,000 balance of the note to the financial institution was extended to March 3, 2000. Additionally, approximately $800,000 in notes to shareholders and XImage employees, officers and shareholders were revised to include payments through November 2000. The balances on these obligation was paid in April 2000,

    In December 1999, the $150,000 of short-term notes to shareholders and other related parties plus accrued interest were converted into 20,919 shares of common stock.

7.  INCOME TAXES

    Due to the Company's net loss position for the years ended December 31, 1999 and 2000 and as the Company has recorded a full valuation allowance against deferred tax assets, there was no provision for income taxes recorded.

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31, 1999 and 2000:

                                                                1999             2000
                                                              --------         --------
Tax provision (benefit) at statutory rate...................    (34)%            (34)%
State tax, net of federal benefit...........................     (3)              (2)
Research credits............................................     (3)              (2)
Goodwill amortization.......................................     10                7
Other permanent differences.................................      6                0
Net change in valuation allowance...........................     24               31
                                                                ---              ---
                                                                  0%               0%
                                                                ===              ===

    The components of the net deferred tax assets at December 31, 1999 and 2000 are as follows:

                                                        1999          2000
                                                     -----------   -----------
Intangible assets..................................  $   122,012   $   106,703
Fixed assets.......................................      (40,060)      (48,548)
Reserve and accrued expenses.......................      162,640       310,264
Net operating loss carryforwards...................    2,335,618     3,335,617
Research credit carryforwards......................      330,888       428,587
                                                     -----------   -----------
                                                      (2,911,098)    4,123,623
Less valuation allowance...........................   (2,911,098)   (4,123,623)
                                                     -----------   -----------
Net deferred tax assets............................  $         0   $         0
                                                     ===========   ===========

    The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

7.  INCOME TAXES (CONTINUED)

    At December 31, 1999 and 2000, the Company had federal net operating loss carryforwards of approximately $6,200,000 and $8,800,000, respectively, and state net operating loss carryforwards of approximately $3,900,000 and $4,800,000, respectively, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2002 through 2020. The California net operating loss carryforwards expire at various dates from 2001 through 2005.

    The Company also had federal research credit carryforwards of approximately $227,000 and $290,000 and state research credit carryforwards of approximately $103,000 and $138,000 for tax purposes at December 31, 1999 and 2000, respectively. The federal carryforwards will begin expiring, if unused, in 2005.

    The Internal Revenue Code (the "Code") limits the availability of net operating losses and certain tax credits that arose prior to certain cumulative changes in a corporation's ownership resulting in a change of control of the Company. The Company's use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company underwent "ownership changes" in 1991, 1995 and 2000. The effect of the existing limitations has been reflected in the above summary of deferred tax assets.

8.  COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with its President, Vice President of Finance, Vice President of Sales and Business Development and Vice President of Research and Development. The Company may terminate the agreements with or without cause. Should the Company terminate the agreements without cause, the President is entitled to compensation for up to 36 months of salary and the Vice Presidents of Finance, Sales and Business Development, and of Research and Development are entitled to compensation equal to 12 months of salary.

    LICENSE AGREEMENTS

    During 1998, the Company entered into certain license agreements related to technology used in its products. Under the terms of the agreements, the Company is required to pay royalties at fixed fees or percentages based upon product sales. The agreements expire at various dates through October 2001.

    LETTER OF CREDIT

    As collateral for performance on the Company's operating lease for its office and research and development facilities, the Company is contingently liable under an irrevocable standby letter of credit in the amount of $120,000. The letter of credit expires July 31, 2003 and was reduced to $90,000 on August 1, 2000, and will further reduce to $60,000 on August 1, 2001, and $30,000 on August 1, 2002 provided there are no drawings against the outstanding balance. As a condition, the bank required the Company to invest $120,000 in the form of a one year certificate of deposit which matures in June 2001. As of December 31, 2000, there were no drawings against the outstanding balance.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    As collateral for performance on various software installation and implementation contracts, the Company is contingently liable under irrevocable standby letter of credits in an aggregate amount of approximately $410,000. These letters of credit expire at various times in September 2001: $300,000 in February 2001; $45,000 in June 2001; and $65,000 in July 2001. As a condition, the bank required the Company to invest an equal amount in the form of certificates of deposit, which matures at various times during 2001.

    LITIGATION

    The Company is, from time to time, subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows. As of December 31, 2000, the Company was not a party to any pending legal proceedings.

    LEASES

    The Company currently leases office and research and development space under operating leases which expire at various dates through June 2005.

    At December 31, 2000, future minimum lease payments are as follows:

                                               OPERATING    CAPITAL
YEAR ENDING DECEMBER 31                          LEASES      LEASES      TOTAL
-----------------------                        ----------   --------   ----------
2001.........................................  $  493,222    $3,540    $  496,762
2002.........................................     503,930         0       503,930
2003.........................................     372,959         0       372,959
2004.........................................     157,299         0       157,299
2005.........................................      78,649         0        78,649
                                               ----------    ------    ----------
                                               $1,606,059    $3,540    $1,609,599
                                               ==========    ======    ==========

    Rental expense under operating leases for the years ended December 31, 1999 and 2000 was $396,599 and $441,261, respectively.

9.  EQUITY

    The Company's Articles of Incorporation were amended effective August 31, 1994 and authorize the issuance of two classes of stock to be designated "Common Stock" and "Preferred Stock," provide that both Common and Preferred Stock shall have a par value of $.01 per share and authorize the Company to issue 50,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

9.  EQUITY (CONTINUED)
    COMMON STOCK

    Effective November 29, 1999, the Company declared a 5.275-for-1 reverse stock split of common stock. All references to the number of shares, per share amounts, conversion amounts and stock option data of the Company's common stock have been restated to reflect this reverse stock split for all periods presented.

    The Company issued 73,466 and 0 shares of common stock during 1999 and 2000, respectively, to certain officers and directors as compensation for personally guaranteeing the $1,200,000 bank note. The estimated fair value of $348,779 in 1999 was capitalized as loan fees and amortized as interest expense over the term of the note.

    SERIES B CONVERTIBLE, REDEEMABLE PREFERRED STOCK

    In April 1995, the Company's Articles of Incorporation were amended to authorize 750,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B").

    The holders of Series B are entitled to cumulative preferred dividends payable at the rate of $.2125 per share per annum commencing April 30, 1996, subject to legally available funds. The Series B plus accrued but unpaid dividends are convertible at the option of the holder into shares of common stock at a conversion price equal to the original Series B issue price as adjusted to prevent dilution. The Series B will automatically be converted into shares of common stock upon the closing of a firm commitment underwritten public offering at a price per common share of not less than $31.65. If the public offering price is less than $31.65 but at least $21.10 per share, the conversion shall still be automatic upon written consent of a majority of the then outstanding shareholders of Series B.

    The Series B, on an as-converted basis, have the same voting rights per share as the Company's common shares. The Series B are entitled to initial distributions of $13.19 per share, upon liquidation and in preference to common shares and any other series of preferred stock, except Series A, plus all accrued but unpaid dividends.

    Any time after December 31, 2000, the Company has the right to redeem all or some of the outstanding shares of Series B at a price equal to the original issue price, plus all accrued but unpaid dividends.

    As of December 31, 1999, the Company had 389,400 shares of Series B outstanding. During 2000, 55,000 shares were converted into 10,423 shares of common stock. At December 31, 1999 and 2000, the Company had cumulative undeclared dividends of $177,573 and $13,523, respectively.

    WARRANTS

    As of December 31, 2000, warrants to purchase 2,908,116 shares of common stock at prices ranging from $6.00 to $31.65 were outstanding. All warrants are exercisable as of December 31, 2000 and expire at various dates through December 2005.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

10.  STOCK OPTION PLANS

    On August 31, 1994, the directors of the Company adopted the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and the 1994 Nonqualified Stock Option Plan (the "Nonqualified Plan"). The 1992 Stock Option Plan and options previously granted were canceled by the Board of Directors.

    The 1994 Plan provides that officers and other key employees may receive nontransferable incentive stock options to purchase up to 170,616 shares of the Company's common stock. The option price per share must be at least equal to 100% of the market value of the Company's common stock on the date of grant and the term may not exceed ten years.

    The Nonqualified Plan provides that directors and consultants may receive nontransferable options to purchase up to 18,957 shares of the Company's common stock. The option price per share must be at least equal to 85% of the market value of the Company's common stock on the date of grant and the term may not exceed five years.

    Both the 1994 Plan and the Nonqualified Plan are administered by the Board of Directors or a Committee of the Board which determines the employees, directors or consultants which will be granted options and the terms of the options, including vesting provisions which to date has been over a three year period. Both the 1994 Plan and the Nonqualified Plan expire in ten years.

    Due to a significant decline in the estimated fair value of the Company's common stock, in February 1999, the exercise price of previously granted stock options was repriced to $5.28 per share, which was based upon the fair value of the Company's common stock as of that date, as determined by the Company's Board of Directors. The Company is required to record compensation expense equal to the difference between the estimated fair value of the common stock and the exercise price of the repriced options. For the years ended December 31, 1999 and 2000, the Company recorded no compensation expense as the exercise price was equal or above the estimated fair value.

    In December 1999, the Company's Board of Directors adopted the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan (the "1999 Plan"). Under the terms of the 1999 Plan, the Company may issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The 1999 Plan has substantially the same terms as the 1994 Employee Stock Option Plan and the 1994 Nonqualified Stock Option Plan and expires in ten years.

    Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net losses would have been increased to the pro forma amount indicated below for the years ended December 31, 1999 and 2000:

                                                        1999           2000
                                                    ------------   ------------
NET LOSS
  As reported.....................................    (3,397,292)  $ (4,120,980)
  Pro forma.......................................    (3,468,953)    (4,767,988)

EARNINGS PER COMMON SHARE
  As reported.....................................  $      (2.12)  $      (1.21)
  Pro forma.......................................         (2.16)         (1.40)

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

10.  STOCK OPTION PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: dividend yield of 0%, risk-free interest rate ranging from 4.46% to 6.16%, expected stock volatility of 40%, and expected lives of five years. The volatility of the Company's common stock underlying the options was not considered for options granted up to March 31, 2000 because the Company's stock was not publicly traded. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods using an accelerated graded method in accordance with Financial Accounting Standards Board Interpretation 28.

    The following table summarizes employee stock option activity since December 31, 1998:

                                                                 WEIGHTED-AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Balance at December 31, 1998.......................    148,152        $5.28
  Granted..........................................    277,275        $6.37
  Expired/canceled.................................   (148,152)       $5.28
                                                     ---------
Balance at December 31, 1999.......................    277,275        $6.37

  Granted..........................................    363,248        $6.36
  Expired/canceled.................................    (45,924)       $6.46
  Exercised........................................     (1,896)       $5.28
                                                     ---------
Balance at December 31, 2000.......................    592,703        $6.36
                                                     =========

    At December 31, 2000, a total of 222,328 options were exercisable at a weighted average price of $6.08 per share.

    The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2000:

                                           OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                            -------------------------------------------------   ------------------------------
                                          WEIGHTED-AVERAGE
                              NUMBER       REMAINING LIFE    WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICE              OUTSTANDING       (YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------------              -----------   ----------------   ----------------   -----------   ----------------
$5.28 - 6.29..............    486,210           4.01              $ 5.93          179,961          $ 5.57
$8.00.....................     96,493           3.95              $ 8.00           39,035          $ 8.00
$11.00....................     10,000           4.78              $11.00            3,333          $11.00
                              -------                                             -------
TOTAL.....................    592,703                                             222,328
                              =======                                             =======

    The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 1999 and 2000 was $1.12 and $2.94, respectively.

11.  EMPLOYEE BENEFIT PLAN

    During 1995, the Company adopted a defined contribution 401(k) retirement plan (the "Plan"). All employees aged 21 years and older become participants after completion of three months of

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

11.  EMPLOYEE BENEFIT PLAN (CONTINUED)
employment. The Plan provides for annual contributions by the Company determined at the discretion of the Board of Directors. Participants may contribute up to 20% of their compensation.

    Employees are fully vested in their share of the Company's contributions after the completion of five years of service. The Company made a contribution in 2000 for the 1999 plan year of $14,274 and made a contribution of $42,031 in 2001 for the 2000 plan year.

12.  EXTRAORDINARY GAINS

    As more fully explained in Note 6, on April 5, 2000, the Company used a portion of the proceeds from its initial public offering to extinguish an outstanding debt. The difference between the debt payment amount of $1,250,000 and the carrying amount of the debt of approximately $628,000 was recorded as an extraordinary gain of $622,000.

    In September 2000, the Company recorded an extraordinary gain on debt extinguishment of $547,000, net of income taxes, based on the opinion of legal counsel that there exists no legal obligation to the Company regarding the repayment of the aforementioned debt.

13.  RELATED PARTY TRANSACTIONS

    On March 30, 2000, two officers of the Company loaned ImageWare $56,000 pursuant to promissory notes. This debt was incurred to meet working capital needs. The entire amount of the notes was due on the date the Company closed its Initial Public Offering. The loan was paid in full on April 5, 2000.

    On June 15, 2000, the Company paid in full two short-term promissory notes due an officer of the Company and a member of the Board of Directors in accordance with the maturity date of the notes.

    America Technology Corporation (ATC), Identigraphix Inc. (IGX), Amcard Systems Incorporated (Amcard), RDL Holdings LTD (RDL) and ISI International, Inc. (ISI) are considered to be affiliated entities because major shareholders of each entity are also major shareholders of the Company.

    ITC entered into a five-year operating lease for its office and research and development facilities from RDL. Rent and facility expense paid to RDL was $135,000 and $270,000 for the years ended December 31, 1999 and 2000, respectively. Amounts due to RDL at December 31, 1999 and 2000 were $45,000 and $0, respectively.

    In the normal course of business, the Company entered into transactions with ATC, IGX, Amcard and ISI for the purchase of inventory items. The total purchases from these companies for the years ended December 31, 1999 and 2000 amounted to $102,000 and $75,000, respectively.

    Prior to the consummation of the merger, ITC advanced funds to ATC and IGX on a regular basis. Due to management's assessment of the collectibility of the advances from these affiliated entities, the advances were charged to expense at the time of the advance. Such advances are included in other expenses on the statement of operations. For the years ended December 31, 1999 and 2000, ITC advanced $502,000 and $374,000, respectively.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000

13.  RELATED PARTY TRANSACTIONS (CONTINUED)
    Prior to the consummation of the ITC merger, certain ITC shareholders advanced funds to ITC on a regular basis for general corporate and working capital purposes. Amounts owed to the shareholders for these advances at December 31, 1999 and 2000 were $233,000 and $208,000, respectively.

    The Company has a development contract with a non-employee shareholder. Costs incurred under the development contract amounted to $153,000 and $120,000 for the years ended December 31, 1999 and 2000, respectively, and are recorded in research and development expenses. Amounts due the shareholder at December 31, 1999 and 2000 were $153,000 and $170,000, respectively, and are included in accrued expenses--related parties. In conjunction with the ITC transaction, the shareholder became an employee of the Company.

    A shareholder of the Company receives an annual fee for management services provided to the Company. Costs incurred for these management services amounted to $100,000 and $100,000 for the years ended December 31, 1999 and 2000, respectively. Amounts owed to the shareholder at December 31, 1999 and 2000 were $302,000 and $151,000, respectively. In conjunction with the ITC transaction, the shareholder became an employee of the Company.

    Amounts due to shareholders for advances, development contract services and management services accrue interest at a rate of 10% per annum. At December 31, 2000, the Company owed shareholders $264,000 for accrued interest.


14.  SEGMENT INFORMATION



    Prior to its acquisition of G & A Imaging, Ltd., the Company operated in one business segment. With its acquisition of G & A Imaging, Ltd., the Company is now comprised of two reportable segments: Law Enforcement and Identification. The Law Enforcement segment develops, sells and supports a suite of modular software products and designs systems used by law enforcement and public safety agencies to manage criminal history records and investigate crime. The Identification segment develops, sells and supports software and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems.



    There are no intersegment transactions.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000


14.  SEGMENT INFORMATION (CONTINUED)


    The table below summarizes information about reportable segments for the twelve months ended December 31, 1999 and 2000:



                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              RESTATED -
                                                              SEE NOTE 3
Net Revenue:
  Law Enforcement...........................................  $ 5,891,477   $ 6,275,587
  Identification............................................    3,047,831     3,122,728
                                                              -----------   -----------
Total consolidated net sales................................  $ 8,939,308   $ 9,398,315
Operating loss:
  Law Enforcement...........................................  $(1,932,823)  $(2,544,335)
  Identification............................................     (531,821)   (1,226,682)
Other unallocated amounts:
  Interest expense (income).................................      430,882       844,354
  Other expense (income)....................................      501,766       674,000
                                                              -----------   -----------
Loss before income taxes and extraordinary items............  $(3,397,292)  $(5,289,371)
                                                              ===========   ===========
Total Assets by Segment:
Law Enforcement.............................................  $ 3,563,000   $10,500,000
Identification..............................................      613,000     1,410,000
                                                              -----------   -----------
Total assets for reportable segments........................    4,176,000    11,910,000
Corporate...................................................    2,347,000     1,095,000
                                                              -----------   -----------
Total consolidated assets...................................  $ 6,523,000   $13,005,000
                                                              ===========   ===========



15.  SUBSEQUENT EVENTS (UNAUDITED)


    G AND A ACQUISITION


    On March 30, 2001, the Company completed the purchase of substantially all the assets of G & A Imaging Ltd. (G & A), a privately held developer of software and software systems for digital identification documents for a total purchase price of $2.5 million in cash and the issuance of 665,000 shares of the Company's common stock. In addition, we have incurred direct transaction costs of approximately $400,000 in connection with this transaction. The acquisition was accounted for using the purchase method of accounting and, accordingly, G & A's results of operations have been included in the consolidated financial statements since the date of acquisition.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1999 AND 2000


15.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)


    The following table presents the allocation of the acquisition cost for the G & A Imaging, Ltd. acquisition, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:



Accounts receivable.........................................  $   919,000
Inventories.................................................      789,000
Other current assets........................................    1,075,000
Property, plant and equipment, net..........................      325,000
Other intangibles...........................................           --
Goodwill....................................................    6,031,000
                                                              -----------
Total assets................................................  $ 9,139,000
                                                              -----------
Amounts payable to banks and long-term debt due within one
  year......................................................  $  (789,000)
Other current liabilites....................................   (1,722,000)
Long-term obligations, net of current portion...............      (71,000)
                                                              -----------
Total liabilites............................................  $(2,582,000)
                                                              -----------
Total acquisition cost......................................  $ 6,557,000
                                                              -----------



    The allocation of the purchase price is based on preliminary data and could change when final valuation information is obtained.



    On August 10, 2001, the Company closed its acquisition of Castleworks LLC, a Nevada limited liability company ("Castleworks"), and E-Focus West LLC, a Nevada limited liability company ("E-Focus"), from Castle Holdings LLC, a Nevada limited liability company ("Castle Holdings"). The transaction was consummated pursuant to the Membership Interest Purchase Agreement dated as of August 10, 2001 (the "Purchase Agreement") between ImageWare and Castle Holdings. As a result of this transaction, Castleworks and E-Focus became wholly owned subsidiaries of ImageWare.



    The purchase price consisted of the issuance of 600,000 shares of ImageWare common stock and $100,000 in cash. An additional 100,000 shares of ImageWare common stock were issued and delivered at closing to the escrow agent as contingent shares, to be paid to Castle Holdings if the closing price of ImageWare's common stock shall fail to be equal to or greater than six dollars and fifty cents ($6.50) for at least any ten trading days during a period of one year from the date of the Purchase Agreement.



    Castleworks and E-Focus develop software for electronic or digital imaging for photographic purposes.

                            IMAGEWARE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                  (UNAUDITED)


                                                              JUNE 30,
                                                                2001
                                                              --------
                                ASSETS
Current Assets:
  Cash......................................................  $    709
  Restricted cash and cash equivalents......................     1,058
  Accounts receivable, net..................................     3,552
  Inventory.................................................       962
  Other assets..............................................     1,139
                                                              --------
      Total Current Assets..................................     7,420
Property and equipment, net.................................       862
  Intangible assets, net of accumulated amortization........     6,851
                                                              --------
      TOTAL ASSETS..........................................  $ 15,133
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  1,046
  Deferred revenue..........................................       775
  Accrued expenses..........................................     1,765
  Accrued expenses--related parties.........................       139
  Accrued interest..........................................       142
  Notes & advances payable to bank and 3rd parties..........       435
  Notes payable to related parties..........................       216
                                                              --------
      Total Current Liabilities.............................     4,518
  Notes payable, net of current portion.....................        --
                                                              --------
      Total Liabilities.....................................     4,518
Shareholders' equity (deficit):
  Preferred stock, $.01 par value, authorized 4,000,000
    shares Series B convertible redeemable preferred stock,
    designated 750,000 shares, 389,400 shares issued, and
    334,400 shares outstanding, liquidation preference
    $836,000................................................         3
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 4,848,958 shares issued and outstanding.....        47
  Additional paid in capital................................    38,330
  Unearned stock-based compensation.........................       (63)
  Treasury stock, at cost, 6,704 shares.....................       (64)
  Accumulated other comprehensive loss......................       (68)
  Shareholder note receivable...............................      (150)
Accumulated deficit.........................................   (27,420)
                                                              --------
      Total shareholders' equity (deficit)..................    10,615
                                                              --------
      TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES............  $ 15,133
                                                              ========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
REVENUES:
  Product...................................................  $    4,481   $    5,262
  Maintenance...............................................         701        1,038
                                                              ----------   ----------
                                                                   5,182        6,300

COST OF REVENUES:
  Product...................................................       1,266        2,129
  Maintenance...............................................         619          591
                                                              ----------   ----------
Gross profit................................................       3,297        3,580
                                                              ----------   ----------

OPERATING EXPENSES:
  General & administrative..................................       1,772        3,004
  Sales and marketing.......................................       1,049        1,606
  Research & development....................................         816        1,048
  Depreciation and amortization.............................         496          915
                                                              ----------   ----------
                                                                   4,133        6,573
                                                              ----------   ----------
Loss from operations........................................        (836)      (2,993)
  Interest expense (income), net............................       1,010          (71)
  Other expense, net........................................         363           (6)
                                                              ----------   ----------
  Loss before income taxes and extraordinary items..........      (2,209)      (2,916)
  Income taxes benefit......................................          --           40
                                                              ----------   ----------
  Loss before extraordinary items...........................      (2,209)      (2,876)
  Extraordinary items:
  Gain on debt extinguishments net of income taxes of $0....         622           --
                                                              ----------   ----------
Net loss....................................................  $   (1,587)  $   (2,876)
                                                              ==========   ==========
Basic and diluted net loss per common share before income
  taxes and extraordinary item--see note 2..................  $    (0.80)  $    (0.65)
Extraordinary item..........................................        0.22           --
                                                              ----------   ----------
Net loss per common share...................................       (0.58)       (0.65)
                                                              ==========   ==========
Weighted-average shares used in computing basic and diluted
  net loss per common share.................................   2,823,346    4,532,347


  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)

                                  (UNAUDITED)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(1,585)   $(2,876)
  Adjustments to reconcile net loss to net cash used by
    operating activities
    Depreciation and amortization...........................      496        902
    Stock-based compensation................................      128         35
    Deferred revenue........................................     (206)       103
    Change in assets and liabilities
      Restricted cash and cash equivalents..................       --       (529)
      Accounts receivable, net..............................     (793)       313
      Inventory.............................................       95        113
      Other assets..........................................     (470)       144
      Accounts payable......................................   (1,182)      (533)
      Accrued expenses......................................     (527)      (268)
      Deferred compensation.................................     (294)        --
      Accrued interest......................................     (138)      (157)
                                                              -------    -------

        Total adjustments...................................   (2,891)       123
                                                              -------    -------
        Net cash used by operating activities...............   (4,476)    (2,753)
                                                              -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (65)      (122)
  Acquisition of business, net of cash acquired.............       --     (2,992)
  Payment on advances from related stockholders.............       --        (14)
  Purchase of other long-term assets........................       --         --
                                                              -------    -------
        Net cash used in investing activities...............      (65)    (3,128)
                                                              -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable...................      101         --
  Repayment of notes payable................................   (3,488)      (310)
  Proceeds from issuance of stock, net of issuance costs....   15,579
  Repurchase of common stock................................      (64)
  Dividends paid............................................     (181)
                                                              -------    -------
        Net cash provided by (used in) financing
          activities........................................   11,947       (310)
                                                              -------    -------
        Net increase (decrease) in cash.....................    7,406     (6,191)
Cash at beginning of period.................................      159      6,900
                                                              -------    -------
        Cash at end of period...............................  $ 7,565    $   709
                                                              =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.



           CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                  (UNAUDITED)



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Net income (loss)...........................................  $(1,587)   $(2,876)
Other comprehensive income (loss):
  Foreign currency translation adjustment...................       --         68
                                                              -------    -------
Comprehensive income (loss).................................  $(1,587)   $(2,808)
                                                              -------    -------

                            IMAGEWARE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION



    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.



    The accompanying condensed consolidated unaudited financial statements of ImageWare Systems, Inc. ("ImageWare" or the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2000 and notes thereto included in the Company's Form 10-KSB dated April 2, 2001. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of adjustments of a normal recurring nature, necessary for a fair presentation of the Company's financial position as of June 30, 2001, and its results of operations and its cash flows for the periods presented. These condensed consolidated unaudited financial statements are not necessarily indicative of the results to be expected for the entire year.



    Certain reclassifications have been made to the prior period balances in order to conform to the current period presentation.



NOTE 2.  NET LOSS PER COMMON SHARE



    Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, common stock equivalents consisting of convertible preferred stock, stock options and warrants, calculated using the treasury stock method. During the periods ended June 30, 2001 and 2000, the Company has excluded all convertible preferred stock and outstanding stock options and warrants from the calculation of diluted loss per share, as their effect would have been antidilutive due to the Company's net loss.

                            IMAGEWARE SYSTEMS, INC.

NOTE 2.  NET LOSS PER COMMON SHARE (CONTINUED)


    The following table sets forth the computation of basic and diluted loss per share for the six month periods ended June 30, 2001 and 2000 (amounts in thousands except share and per share amounts):



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
                                                              RESTATED--
                                                              SEE NOTE 3
Numerator
  Loss before income taxes and extraordinary item...........  $   (2,209)  $   (2,916)
  Less Series B preferred dividends.........................         (41)         (37)
                                                              ----------   ----------
  Loss available to common shareholders before extraordinary
    item....................................................  $   (2,250)  $   (2,953)
  Extraordinary item--see note 6............................         622           --
                                                              ----------   ----------
  Net loss available to common shareholders before income
    taxes...................................................  $   (1,628)  $   (2,953)
  Income tax benefit........................................          --           40
                                                              ----------   ----------
  Net loss available to common shareholders.................  $   (1,628)  $   (2,913)
                                                              ==========   ==========

Denominator
  Weighted-average shares outstanding.......................   2,823,346    4,532,347

  Basic and diluted loss per share before extraordinary
    item....................................................       (0.80)       (0.65)
  Extraordinary item........................................        0.22           --
  Net loss per common share.................................       (0.58)       (0.65)



NOTE 3.  BUSINESS COMBINATIONS AND ACQUISITION OF ASSETS



    On August 22, 2000, the Company consummated a merger with Imaging Technology Corporation ("ITC") by acquiring all of the outstanding common stock of ITC in exchange for newly issued common stock of ImageWare Systems Inc. whereby ITC became a wholly-owned subsidiary of the Company. The transaction was accounted for as a pooling of interests and, accordingly the accompanying condensed consolidated financial statements have been restated to include the accounts and operations for all periods presented.



    On September 29, 2000, the Company completed the purchase of Goddard Technology Corporation ("Goddard"), a privately held developer of software identification badging systems, by acquiring substantially all of its assets for shares of common stock of the Company and the assumption of certain liabilities for a total purchase price of $600,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, Goddard's results of operations have been included in the consolidated financial statements since the date of acquisition.



    On March 30, 2001, the Company completed the purchase of substantially all the assets of G & A Imaging Ltd. ("G & A"), a privately held developer of software and software systems for digital identification documents for a total purchase price of $2.5 million in cash and the issuance of 665,000 shares of the Company's common stock. In addition, we have incurred direct transaction costs of approximately $400,000 in connection with this transaction. The acquisition was accounted for using the

                            IMAGEWARE SYSTEMS, INC.

NOTE 3.  BUSINESS COMBINATIONS AND ACQUISITION OF ASSETS (CONTINUED)


purchase method of accounting and, accordingly, G & A's results of operations have been included in the consolidated financial statements since the date of acquisition.



    The following table presents the allocation of the acquisition cost for the G & A Imaging, Ltd. acquisition, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:



Accounts receivable.........................................  $   919,000
Inventories.................................................      789,000
Other current assets........................................    1,075,000
Property, plant and equipment, net..........................      325,000
Other intangibles...........................................           --
Goodwill....................................................    6,031,000
                                                              -----------
Total assets................................................  $ 9,139,000
                                                              -----------
Amounts payable to banks and long-term debt due within one
  year......................................................  $  (789,000)
Other current liabilites....................................   (1,722,000)
Long-term obligations, net of current portion...............      (71,000)
                                                              -----------
Total liabilites............................................  $(2,582,000)
                                                              -----------
Total acquisition cost......................................  $ 6,557,000
                                                              -----------



    The allocation of the purchase price is based on preliminary data and could change when final valuation information is obtained.



    The following (unaudited) pro forma consolidated results of operations for the six months ended June 30, 2000 and 2001 have been prepared as if the acquisition of Goddard and G & A had occurred at January 1, 2000:



                                                     SIX MONTHS ENDED JUNE 30,
                                                     -------------------------
                                                        2000          2001
                                                     -----------   -----------
Sales..............................................  $10,122,000   $ 7,582,000
Net income (loss)..................................   (2,902,000)   (3,489,000)
Net income (loss) per share--basic.................        (0.84)        (0.73)



    The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.



NOTE 4.  INVENTORY



    All inventory at June 30, 2001 was Finished Goods.



NOTE 5.  SEGMENT INFORMATION



    Prior to its acquisition of G & A Imaging, Ltd., the Company operated in one business segment. With its acquisition of G & A Imaging, Ltd., the Company is now comprised of two reportable segments: Law Enforcement and Identification. The Law Enforcement segment develops, sells and supports a suite of modular software products and designs systems used by law enforcement and public safety agencies to manage criminal history records and investigate crime. The Identification segment

                            IMAGEWARE SYSTEMS, INC.

NOTE 5.  SEGMENT INFORMATION (CONTINUED)


develops, sells and supports software and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems.



    There are no intersegment transactions.



    The table below summarizes information about reportable segments for the six months ended June 30, 2000 and 2001:



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Net Revenue:
  Law Enforcement...........................................  $ 3,800    $ 2,214
  Identification............................................    1,382      4,086
                                                              -------    -------
Total consolidated net sales................................    5,182      6,300

Operating loss:
  Law Enforcement...........................................     (389)    (1,569)
  Identification............................................     (447)    (1,424)

Other unallocated amounts:
  Interest expense (income).................................    1,010        (71)
  Other expense (income)....................................      363         (6)
                                                              -------    -------
Loss before income taxes and extraordinary items............  $(2,209)   $(2,916)
                                                              =======    =======



                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              -------------   --------
                                                                   (IN THOUSANDS)
Total Assets by Segment:
Law Enforcement.............................................     $10,500      $ 3,087
Identification..............................................       1,410        1,467
                                                                 -------      -------
Total assets for reportable segments........................      11,910        4,554
Corporate...................................................       1,095       10,579
                                                                 -------      -------
Total consolidated assets...................................     $13,005      $15,133
                                                                 =======      =======



NOTE 6.  EXTRAORDINARY ITEM



    In November 1999, the Company issued a convertible promissory note of $1,250,000 at an interest rate of 10%, due the earlier of February 16, 2001 or five days following the closing of an IPO, to an individual affiliated with Atlus Co. (which beneficially owned approximately 31% of our common shares outstanding at the date of note issuance). Under the terms of the note, the principal amount was fixed in Japanese yen and was to be repaid in U.S. dollars at a fixed (104.55 Japanese yen per U.S. dollar) conversion rate established on the date of issuance. If the principal and interest was not paid prior to April 1, 2000, the note became convertible to common stock at $1.00 per share. In conjunction with the note, the Company issued the individual a warrant to purchase 125,000 shares of common stock for $6.00 per share. The Company recorded the note at an amount, net of a discount, equal to the fair value allocated to the warrants issued of approximately $361,000.

                            IMAGEWARE SYSTEMS, INC.

NOTE 6.  EXTRAORDINARY ITEM (CONTINUED)


    The Company recorded a charge of $889,000 for the beneficial conversion feature embedded in this debt instrument. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the debt was convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $10 million exceeded the proceeds allocated to the debt of approximately $889,000; therefore, the Company limited recognition of the beneficial conversion feature to the approximately $889,000 of proceeds allocated to the debt. The Company accreted the entire amount of the beneficial conversion feature as interest expense over the period from the date of issuance, November 10, 1999, to the date the note became immediately convertible, April 1, 2000.



    On April 5, 2000, the Company used a portion of the proceeds from its initial public offering to extinguish this outstanding debt. The difference between the debt payment amount of $1,250,000 and the carrying amount of the debt of approximately $628,000 was recorded as an extraordinary gain of $622,000.



NOTE 7.  RECENTLY ISSUED ACCOUNTING STANDARDS



    In June, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which supercedes Accounting Principles Board Opinion ("APB")
No. 16 "Business Combinations," and SFAS No. 138, "Accounting for Preacquisition Contingencies of Purchased Enterprises," and requires all business combinations initiated after June 30, 2001 to be accounted for as purchases. The Company adopted SFAS No. 141 as required on July 1, 2001. The adoption of did not have a material impact on the Company's financial position or results of operations.



    In June, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which supercedes APB No. 17, "Intangible Assets," and requires that all goodwill and intangible assets with indefinite lives no longer be amortized but reviewed at least annually for impairment. The Company will adopt SFAS No. 142 when required to do so on January 1, 2002. The adoption of SFAS No. 142 is expected to reduce the Company's amortization expense before income taxes, however, the total impact of the adoption of this pronouncement is currently being evaluated by the Company. The Company has not assessed the impact of any impairment under the new test prescribed by the standard.



NOTE 8.  SUBSEQUENT EVENTS



    On August 10, 2001, the Company closed its acquisition of Castleworks LLC, a Nevada limited liability company ("Castleworks"), and E-Focus West LLC, a Nevada limited liability company ("E-Focus"), from Castle Holdings LLC, a Nevada limited liability company ("Castle Holdings"). The transaction was consummated pursuant to the Membership Interest Purchase Agreement dated as of August 10, 2001 (the "Purchase Agreement") between ImageWare and Castle Holdings. As a result of this transaction, Castleworks and E-Focus became wholly owned subsidiaries of ImageWare.



    The purchase price consisted of the issuance of 600,000 shares of ImageWare common stock and $100,000 in cash. An additional 100,000 shares of ImageWare common stock were issued and delivered at closing to the escrow agent as contingent shares, to be paid to Castle Holdings if the closing price of ImageWare's common stock shall fail to be equal to or greater than six dollars and fifty cents ($6.50) for at least any ten trading days during a period of one year from the date of the Purchase Agreement.

                            IMAGEWARE SYSTEMS, INC.

NOTE 8.  SUBSEQUENT EVENTS (CONTINUED)


    Castleworks and E-Focus develop software for electronic or digital imaging for photographic purposes.

                      AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of G & A Imaging Ltd. as at September 30, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

    Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the two year period ended September 30, 2000 and shareholders' equity as at September 30, 2000 and 1999 to the extent summarized in Note 18 to the consolidated financial statements.

/s/ KPMG LLP
KPMG LLP
Chartered Accountants
Ottawa, Canada
June 1, 2001

                               G & A IMAGING LTD.

                          CONSOLIDATED BALANCE SHEETS

             SEPTEMBER 30, 2000, WITH COMPARATIVE FIGURES FOR 1999

                          AMOUNTS IN CANADIAN DOLLARS

                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $   256,972   $   887,210
  Restricted cash (note 2)..................................      635,583       590,200
  Amounts receivable........................................    2,199,174     1,096,138
  Investment tax credits receivable.........................      466,948       464,406
  Inventory (note 3)........................................    1,637,088       760,487
  Prepaid expenses..........................................      202,755       221,306
                                                              -----------   -----------
                                                                5,398,520     4,019,747

Furniture and equipment (note 4)............................      539,670       598,000
Pension asset (note 5)......................................      139,027       199,341
Software distribution licence (note 6)......................      411,500       576,101
Goodwill (note 7)...........................................      203,456       271,274
Deferred income taxes.......................................       32,530        24,974
                                                              -----------   -----------
                                                              $ 6,724,703   $ 5,689,437
                                                              ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank operating loan (note 8)..............................  $   776,717   $   415,000
  Accounts payable and accrued liabilities..................    3,835,886     2,030,839
  Income taxes payable......................................      229,831       281,984
  Unearned revenue..........................................      254,531       262,387
  Current portion of capital lease obligations (note 9).....       82,513       109,134
  Current portion of long-term debt (note 10)...............      572,000         8,800
  Due to a related party....................................      195,000            --
                                                              -----------   -----------
                                                                5,946,478     3,108,144

Capital lease obligations (note 9)..........................       46,430        41,417
Long-term debt (note 10)....................................           --       572,000

Shareholders' equity:
  Share capital (note 11)...................................    4,982,255     4,982,255
  Contributed surplus.......................................    1,535,950     1,535,950
  Deficit...................................................   (5,513,406)   (4,480,804)
  Cumulative translation adjustment.........................     (273,004)      (69,525)
                                                              -----------   -----------
                                                                  731,795     1,967,876
Commitments and contingencies (notes 2 and 13)
                                                              -----------   -----------
                                                              $ 6,724,703   $ 5,689,437
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                               G & A IMAGING LTD.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT

        YEAR ENDED SEPTEMBER 30, 2000, WITH COMPARATIVE FIGURES FOR 1999

                          AMOUNTS IN CANADIAN DOLLARS

                                                                 2000          1999
                                                              -----------   -----------
Revenues:
  Software..................................................  $ 4,736,585   $ 4,263,783
  Hardware..................................................    1,180,278       762,194
  Media.....................................................    4,178,600     3,231,642
  Service and maintenance...................................    1,433,377     2,806,663
                                                              -----------   -----------
                                                               11,528,840    11,064,282
Cost of revenues............................................    4,169,379     3,104,296
                                                              -----------   -----------
Gross margin................................................    7,359,461     7,959,986

Operating expenses:
  Sales and marketing.......................................    3,799,885     4,868,016
  General and administrative................................    2,665,220     3,222,060
  Research and development..................................    1,682,484     1,126,982
  Investment tax credits....................................     (499,072)     (503,236)
  Amortization..............................................      594,884       618,384
                                                              -----------   -----------
                                                                8,243,401     9,332,206
                                                              -----------   -----------
Operating loss..............................................     (883,940)   (1,372,220)

Interest expense, net.......................................     (163,770)     (154,367)
Other income (expense)......................................      (15,395)      154,427
                                                              -----------   -----------
                                                               (1,063,105)   (1,372,160)
Income tax expense (recovery)(note 12)......................      (30,503)      102,554
                                                              -----------   -----------
Net loss....................................................   (1,032,602)   (1,474,714)

Deficit, beginning of year..................................   (4,480,804)   (3,006,090)
                                                              -----------   -----------
Deficit, end of year........................................  $(5,513,406)  $(4,480,804)
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                               G & A IMAGING LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

        YEAR ENDED SEPTEMBER 30, 2000, WITH COMPARATIVE FIGURES FOR 1999

                          AMOUNTS IN CANADIAN DOLLARS

                                                                  2000           1999
                                                              ------------   ------------
Cash provided by (used in):
Operations:
  Net loss..................................................  $ (1,032,602)  $ (1,474,714)
  Items not involving cash:
    Amortization of furniture and equipment.................       362,466        381,985
    Amortization of goodwill................................        67,818         71,799
    Amortization of software distribution license...........       164,600        164,600
    Deferred income tax.....................................        (7,556)       (34,194)
  Change in non-cash working capital........................       (85,788)       (55,193)
                                                              ------------   ------------
                                                                  (531,062)      (945,717)
Investing activities:
  Purchase of furniture and equipment.......................      (221,831)       (84,668)
  Acquisition of business...................................            --     (1,182,816)
                                                              ------------   ------------
                                                                  (221,831)    (1,267,484)
Financing activities:
  Increase in restricted cash...............................      (117,871)      (126,100)
  Proceeds from related parties.............................       195,000             --
  Bank loan proceeds (repayment)............................       361,717       (230,000)
  Repayment of capital lease obligations....................      (147,674)      (125,709)
  Proceeds from long-term debt..............................            --        150,000
  Repayment of long-term debt...............................        (8,800)       (15,098)
  Proceeds from issue of share capital, net of expenses.....            --      2,444,078
                                                              ------------   ------------
                                                                   282,372      2,097,171
Cumulative translation adjustment...........................      (159,717)      (164,941)
                                                              ------------   ------------
Net decrease in cash and cash equivalents...................      (630,238)      (280,971)
Cash and cash equivalents, beginning of year................       887,210      1,168,181
                                                              ------------   ------------
Cash and cash equivalents, end of year......................  $    256,972   $    887,210
                                                              ============   ============

------------------------

Cash and cash equivalents is defined as cash and certificates of deposit.

          See accompanying notes to consolidated financial statements.

                               G & A IMAGING LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         YEAR ENDED SEPTEMBER 30, 2000

    The Company is a developer and publisher of software that catalogues and manages digital images such as photographs, graphics, signatures and fingerprints and a developer of the hardware and media related products that accompany the software. The Company's products incorporate its expertise in relational database technology and range in scope from commercial applications targeted at the identification card market to software designed to capture, communicate, and manage digital images.

1. SIGNIFICANT ACCOUNTING POLICIES:

    (A) BASIS OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, Digital Imaging International GmbH ("DII"), Digital Imaging Asia Pacific Pte Ltd. and G & A Imaging, Inc. All significant intercompany transactions and balances have been eliminated.

    (B) INVENTORY:

    Inventory is stated at the lower of cost and net realizable value.

    (C) FURNITURE AND EQUIPMENT:

    Furniture and equipment are recorded at cost and are amortized over the estimated useful lives of the underlying assets on a straight-line basis as follows:

ASSET                                                           RATE
-----                                                         --------
Computer hardware and software..............................     33%
Office furniture and equipment..............................     20%

    (D) SOFTWARE DISTRIBUTION LICENCE AND GOODWILL:

    The software distribution licence and goodwill are recorded at cost and are amortized over a period of five years. The net book value of goodwill would be written down if the value was permanently impaired. The Company assesses impairment by determining whether the unamortized goodwill balance can be recovered through the undiscounted future operating cash flow of the related business.

    (E) LEASES:

    Leases are classified as either capital or operating in nature. Capital leases are those that substantially transfer the benefits and risks of ownership to the lessee. Assets acquired under capital leases are amortized at the same rates as those described in note 1(c). Obligations recorded under capital leases are reduced by rental payments net of imputed interest.

    (F) REVENUE RECOGNITION:

    Revenue from software licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.

    Revenue from maintenance agreements is recognized rateably over the term of the related agreements.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

1. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    (F) REVENUE RECOGNITION (CONTINUED):

    Revenue from other software-related services is recognized as the services are rendered.

    Revenue from hardware and media is recognized on delivery and when collectibility is reasonably probable.

    For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, consulting and other software-related services), the Company allocates revenue to each element of the contract based on objective evidence, specific to the Company, of the fair value of the element.

    Billings in excess of revenue earned are recorded as unearned revenue.

    (G) RESEARCH AND DEVELOPMENT COSTS:

    Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization. In the opinion of management, no development costs incurred to date meet all the criteria for deferral and amortization. Therefore, all development costs have been expensed as incurred.

    (H) FOREIGN CURRENCY TRANSLATION:

    The Company's subsidiaries represent foreign operations. The Company considers that for translation purposes its foreign operations are self-sustaining.

    The assets and liabilities of self-sustaining foreign operations are translated into Canadian dollars at period-end exchange rates and the resulting unrealized exchange gains or losses are included in the cumulative translation adjustment as a separate component of shareholders' equity. The income statements of such operations are translated at exchange rates prevailing during the year.

    Monetary assets and liabilities, and revenue and expenses of the parent Company denominated in foreign currencies are translated into Canadian dollars on the following basis: monetary assets and liabilities, at year-end rates of exchange; revenue and expenses, at approximate rates of exchange prevailing at the time of the transaction. All realized and unrealized foreign exchange gains and losses are included in net loss.

    (I) USE OF ESTIMATES:

    The preparation of financial statements in conformity with Canadian generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

2. RESTRICTED CASH:

    Restricted cash includes approximately $243,000 (1999 -- $125,000), which is held as security for letters of credit issued by a bank for a customer security deposit and a bond investment of $392,583 (1999 -- $465,200) which has been pledged to a bank that has provided a guarantee to a customer.

3. INVENTORY:

                                                           2000        1999
                                                        ----------   --------
Software..............................................  $   58,438   $ 93,907
Hardware..............................................   1,379,013    330,854
Media.................................................     199,637    335,726
                                                        ----------   --------
                                                        $1,637,088   $760,487
                                                        ==========   ========

4. FURNITURE AND EQUIPMENT:

                                                          2000                                   1999
                                         ACCUMULATED    NET BOOK                ACCUMULATED    NET BOOK
                               COST      AMORTIZATION    VALUE        COST      AMORTIZATION    VALUE
                            ----------   ------------   --------   ----------   ------------   --------
Computer hardware and
  software................  $  943,823    $  795,079    $148,744   $  895,396    $  703,508    $191,888
Office furniture and
  equipment...............     587,283       335,351     251,932      501,475       253,239     248,236
                            ----------    ----------    --------   ----------    ----------    --------
                             1,531,106     1,130,430     400,676    1,396,871       956,747     440,124

Property under capital
  leases:
  Computer hardware and
    software..............     483,003       376,683     106,320      389,695       282,677     107,018
  Office furniture and
    equipment.............      99,047        66,373      32,674      100,214        49,356      50,858
                            ----------    ----------    --------   ----------    ----------    --------
                               582,050       443,056     138,994      489,909       332,033     157,876
                            ----------    ----------    --------   ----------    ----------    --------
                            $2,113,156    $1,573,486    $539,670   $1,886,780    $1,288,780    $598,000
                            ==========    ==========    ========   ==========    ==========    ========

    During the year, furniture and equipment were acquired at an aggregate cost of $347,897, of which $126,066 were acquired by means of capital leases. Cash payments of $221,831 were made to purchase furniture and equipment.

5. PENSION ASSET:

    (A) DESCRIPTION:

    The Company's subsidiary, DII, maintains two defined benefit pension plans that provide benefits based on length of service and final average earnings.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

5. PENSION ASSET: (CONTINUED)
    Information about the Company's defined benefit plans is as follows:

                                                      INTERNAL PENSION       EXTERNAL PENSION
                                                        BENEFIT PLAN           BENEFIT PLAN
                                                     -------------------   ---------------------
                                                       2000       1999       2000        1999
                                                     --------   --------   ---------   ---------
Accrued benefit obligation.........................  $327,011   $353,018   $ 432,757   $ 490,082
Fair value of plan assets..........................   466,038    538,329     170,100     129,570
                                                     --------   --------   ---------   ---------
Funded status-surplus (deficit)....................  $139,027   $185,311   $(262,657)  $(360,512)
                                                     --------   --------   ---------   ---------
Accrued benefit asset, net of valuation
  allowance........................................  $139,027   $199,341   $      --   $      --
                                                     --------   --------   ---------   ---------

    The significant actuarial assumptions are the same for both plans and have been adopted in measuring the Company's accrued benefit obligation as follows (weighted-average assumptions as of September 30):

                                                                2000       1999
                                                              --------   --------
Discount rate...............................................    7.0%       6.5%
Expected long-term rate of return on plan assets............    7.0%       6.5%
Rate on compensation increase...............................    2.5%       2.0%
                                                                ----       ----

    Other information about the Company's defined benefit pension plans is as follows:

                                                             2000       1999
                                                           --------   --------
Defined benefit plans expense............................  $84,375    $ 83,668
Employer contributions...................................   81,346     202,341
Employees' contributions.................................       --          --
Benefits paid............................................       --          --
                                                           -------    --------

6. SOFTWARE DISTRIBUTION LICENCE:

    The accumulated amortization of the software distribution licence at September 30, 2000 is $411,500 (1999 -- $246,900).

7. GOODWILL:

    The accumulated amortization of goodwill at September 30, 2000 is $141,149 (1999 -- $73,330).

8. BANK OPERATING LOAN:

    At September 30, 2000, the Company had bank credit facilities that included an operating loan in the maximum amount of $1,087,500 (1999 -- $750,000). Any amounts that become outstanding on this loan are due on demand and are secured by the amounts receivable of the Company, certain equipment, cash and cash equivalents and guarantees by a related party. The loan balance at September 30, 2000 bears interest at bank prime plus 1/2%.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

9. CAPITAL LEASE OBLIGATIONS:

    The Company leases computer and office equipment under long-term capital leases expiring at various times through November 2002. The Company's obligations under capital leases are as follows:

2001........................................................  $ 91,996
2002........................................................    43,262
2003........................................................     6,182
                                                              --------
Total minimum lease payments................................   141,440

Less amount representing interest (at rates ranging from
  approximately 8.25% to 15.5%).............................    12,497
                                                              --------
Present value of minimum lease payments.....................   128,943
Current portion of obligations under capital leases.........    82,513
                                                              --------
                                                              $ 46,430
                                                              ========

    Interest expense of $19,127 (1999--$20,735) relating to capital lease obligations has been included in interest expense.

10. LONG-TERM DEBT:

                                                            2000       1999
                                                          --------   --------
Loan payable, interest at 10% payable monthly, principal
  due March 15, 2003 ($400,000) and December 31, 2003
  ($150,000). The principal becomes due on demand should
  a related party cease to control a specific portion of
  the Company's outstanding shares. Secured by
  promissory notes and guarantees of related parties....  $550,000   $550,000

Loan payable in principal installments of $4,400 every
  February and August, no interest, due
  February 2003.........................................    22,000     30,800
                                                          --------   --------
                                                           572,000    580,800

Less current portion....................................   572,000      8,800
                                                          --------   --------
                                                          $     --   $572,000
                                                          ========   ========

    Due to the change in control of the Company, subsequent to year end (note
16), the long-term debt was repaid.

11. SHARE CAPITAL:

    (A) AUTHORIZED SHARE CAPITAL:

    The authorized share capital of the Company consists of an unlimited number of Common Shares, Class A Shares and Class A Preference Shares.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

11. SHARE CAPITAL: (CONTINUED)
    Common Shares and Class A Shares:

    The Common Shares and the Class A Shares rank equally with respect to dividends and the remaining assets of the Company upon liquidation. The holders of the Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The Class A Shares are non-voting.

    The Class A Shares are automatically converted into an equal number of Common Shares on the earlier of the date on which a change in control occurs and the date on which the Company completes an initial public offering.

    There are no Class A Shares issued.

    Class A Preference Shares:

    The Class A Preference Shares rank ahead of the Common Shares and the
Class A Shares with respect to dividends and the remaining assets of the Company upon liquidation.

    The Class A Preference Shares carry an annual cumulative dividend of 10% payable upon conversion, retraction or redemption. The shares are retractable at the option of the holder and redeemable at the option of the Company, after June 23, 2002, for an amount equal to the purchase price plus unpaid dividends. The shares are convertible into Common Shares, and entitle the holder to the same number of votes which they would be entitled to if the shares had been converted to Common Shares.

    Until September 30, 2000 the conversion rate for Class A Preference shares to Common Shares is one to one. After September 30, 2000 the conversion rate is a formula based on an assumed Company value and the actual combined revenue reported by the Company for the 1999 and 2000 fiscal years. The Class A Preference shares automatically convert into Common upon an initial public offering.

    The undeclared cumulative dividend as at September 30, 2000 is $310,167.

    (B) ISSUED SHARE CAPITAL:

                                         COMMON              CLASS A PREFERENCE
                                 -----------------------   ----------------------
                                   SHARES       AMOUNT      SHARES       AMOUNT
                                 ----------   ----------   ---------   ----------
Balance, September 30, 1998....  10,400,000    1,538,177          --           --
Shares issued for cash.........   1,188,572      962,020   2,134,000    1,705,480
Shares issued in exchange for
  cancellation of debt.........     297,143      270,833     800,000      729,167
Share issue costs..............          --      (75,105)         --     (148,317)
                                 ----------   ----------   ---------   ----------
Balance, September 30, 1999 and
  2000.........................  11,885,715   $2,695,925   2,934,000   $2,286,330
                                 ==========   ==========   =========   ==========

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

11. SHARE CAPITAL: (CONTINUED)

    (C) WARRANTS:

    At September 30, 2000, there are 666,668 warrants outstanding, which are exercisable at a price of $1.70 per warrant until September 30, 2002.

    (D) STOCK OPTION PLAN:

    Under the Company's stock option plan, options to purchase the lesser of 1,300,000 Class A shares or 10% of outstanding Class A shares at the time of the grant may be granted to employees, directors and consultants. Stock options are granted with an exercise price not lower than the stock's fair market value at the date of the grant. The options expire on the fifth September 30th following the grant. Options are granted periodically and vest over four years. One quarter of the options vest immediately on the date of the grant and the balance vest in equal instalments on September 30th of each of the next three years.

    A summary of the status of the plan is as follows:

                                           2000                    1999
                                   ---------------------   ---------------------
                                               WEIGHTED                WEIGHTED
                                               AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE
                                    SHARES      PRICE       SHARES      PRICE
                                   --------   ----------   --------   ----------
Options outstanding, beginning of
  year...........................   257,250     $ 0.91          --      $   --
Granted..........................   198,500       0.91     328,500        0.91
Forfeited........................  (106,500)     (0.91)    (71,250)      (0.91)
                                   --------     ------     -------      ------
Options outstanding, end of
  year...........................   349,250     $ 0.91     257,250      $ 0.91
                                   ========     ======     =======      ======
Options exercisable, end of
  year...........................   214,938     $ 0.91     128,625      $ 0.91
                                   ========     ======     =======      ======

    On September 30, 2000, the weighted average remaining contractual life on outstanding shares is 3.8 years. The weighted average exercise price for these shares on September 30, 2000 is $0.91. The weighted average exercise price for options exercisable on September 30, 2000 is $0.91.

12. INCOME TAXES:

    (a) Income tax expense is attributable to taxes on income earned by DII to September 30, 2000 and is made up of the following components:

                                                            2000       1999
                                                          --------   --------
Current income tax expense (recovery)...................  $(22,947)  $136,748
Deferred income tax recovery............................    (7,556)   (34,194)
                                                          --------   --------
                                                          $(30,503)  $102,554
                                                          ========   ========

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

12. INCOME TAXES: (CONTINUED)
    (b) The Canadian parent company has unused federal and provincial Scientific Research and Experimental Development expenditures of approximately $1,557,000 and $3,386,000, respectively, available to reduce future taxable income for an indefinite period.

    The Company has investment tax credits of approximately $185,000 available for carryforward against future taxes payable, which begin to expire in 2002.

    The Company has federal and provincial non-capital losses which expire as follows:

                                                        FEDERAL     PROVINCIAL
                                                       ----------   ----------
2002.................................................  $   73,000   $   30,000
2003.................................................     309,000      309,000
2004.................................................     392,000      339,000
2005.................................................   1,022,000    1,022,000
2006.................................................   1,115,000    1,111,000
2007.................................................     589,000      589,000
                                                       ----------   ----------
                                                       $3,500,000   $3,400,000
                                                       ==========   ==========

    The potential benefits arising from these unused federal and provincial Scientific Research and Experimental Development expenditures, investment tax credits and non-capital losses have not been recorded in these financial statements.

13. COMMITMENTS:

    The Company has signed equipment and vehicle rental, and office space agreements. The future minimum annual lease payments are as follows:

2001........................................................  $160,500
2002........................................................    24,000
2003........................................................    16,900
2004........................................................     1,400
                                                              --------
                                                              $202,800
                                                              ========

14. RELATED PARTY TRANSACTIONS:

    During the year ended September 30, 2000, the Company incurred rental expense of approximately $21,500 (1999 -- $36,100) for the use of property rented from an officer of the Company and fees of approximately $24,940 (1999 -- $32,000) for loan guarantees provided by an officer of the Company and a related party. Also during the year, the Company earned $108,700 (1999 -- $142,000) of software, hardware, service and maintenance revenue from a corporation in which its major shareholder was a director of the Company, and paid $31,000 (1999 -- $16,000) for accounting services.

    The interest accrued in 2000 on the amount due to a related party was $12,859.

    The amount payable to these related parties at September 30, 2000 is $21,342 (1999 -- $24,500).

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

15. FINANCIAL INSTRUMENTS:

    The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates. The Company does not hedge these exposures. Amounts receivable and accounts payable and accrued liabilities at September 30, 2000, include $738,372 (1999 -- $528,000) and $182,540 (1999 --
$296,000), respectively, which are denominated in U.S. dollars.

16. SUBSEQUENT EVENT:

    On March 30, 2001, all of the assets and liabilities of the Company, with the exception of the long-term debt, and the amount due to a related party were sold to Image Ware Systems Inc. Cash consideration of $2,500,000 USD as well as 665,000 shares in Image Ware Systems Inc. were received in exchange for the sale.

17. ACQUISITION OF MINORITY INTEREST IN SUBSIDIARY COMPANY:

    Effective October 1, 1998, the Company acquired 24% of the share capital of DII pursuant to a purchase option agreement dated November 8, 1997, between the Company and the Managing Director of DII.

    The purchase price for the share capital was $618,514 in cash. The assets acquired are as follows:

Net identifiable assests acquired:
  Cash and certificate of deposit...........................  $ 150,640
  Non-cash current assets...................................    699,743
  Other non-current assets..................................    138,058
  Liabilities...............................................   (714,531)
Goodwill....................................................    344,604
                                                              ---------
                                                              $ 618,514
                                                              =========

18. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES:

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting policies ("GAAP") as applied in Canada. The significant differences between Canadian and United States GAAP and their effect on the consolidated financial statements of the Company are described below:

    Net loss, total assets and total liabilities as reported in accordance with Canadian GAAP are in all material respects consistent with net loss, total assets and total liabilities as reported in accordance with United States GAAP.

                               G & A IMAGING LTD.

                         YEAR ENDED SEPTEMBER 30, 2000

18. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES: (CONTINUED) Under United States GAAP, the Company is required to disclose certain information about comprehensive income. This information would be as follows:

                                                        2000          1999
                                                     -----------   -----------
Net loss in accordance with United States GAAP.....  $(1,032,602)  $(1,474,714)
Other comprehensive loss:
Foreign currency translation adjustment............     (203,479)     (192,692)
                                                     -----------   -----------
Comprehensive loss in accordance with United States
  GAAP.............................................  $(1,236,081)  $(1,667,406)
                                                     -----------   -----------

    At September 30, 2000, accumulated other comprehensive income amounted to $273,004.

                  IMAGEWARE SYSTEMS, INC. UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

    On March 30, 2001, ImageWare Systems, Inc., a California corporation ("ImageWare"), completed the purchase of substantially all of the assets and assumed certain liabilities of G & A Imaging, Ltd., a Canadian corporation ("G & A") pursuant to that certain Asset Purchase Agreement, dated as of March 8, 2001 and incorporated herein by reference (the "Asset Purchase").

    The following ImageWare Unaudited Pro Forma Condensed Combined Financial Statements are presented to illustrate the effects of the merger on the historical financial position and operating results of ImageWare. The pro forma condensed combined statements were prepared as if the Asset Purchase had been completed as of January 1, 2000 for statement of operations purposes and as of December 31, 2000 for balance sheet purposes. The pro forma condensed combined statements have been derived from, and should be read in conjunction with, the historical financial statements and related notes of each of ImageWare
Systems, Inc. and G & A Imaging, Ltd. The ImageWare balance sheet at
December 31, 2000 is combined with the G & A balance sheet at September 30, 2000. The ImageWare income statement for the year ended December 31, 2000 is combined with the G & A income statement for the twelve months ended
September 30, 2000.

    The financial statements of G & A have been translated into United States dollars at year-end exchange rates for the assets and liabilities and at weighted average exchange rates for the income statement.

    The pro forma condensed combined statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration, including estimated acquisition costs, to the acquired assets and assumed liabilities of G & A. The final allocation of the purchase consideration will be based upon comprehensive appraisals of the fair value of G & A's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the Asset Purchase. As a result, the final allocation of costs related to the Asset Purchase may differ significantly from that presented herein. The pro forma condensed combined statements of operations exclude any potential benefits that might result from the Asset Purchase due to synergies that may be derived and from the elimination of any duplicate costs.

    The pro forma condensed combined statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of ImageWare would have been had the Asset Purchase occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

                            IMAGEWARE SYSTEMS, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

                              AT DECEMBER 31, 2000

                                 (IN THOUSANDS)


                                                        HISTORICAL
                                               -----------------------------
                                                 IMAGEWARE         G & A
                                                  SYSTEMS         IMAGING
                                               DECEMBER 31,    SEPTEMBER 30,    PRO FORMA       PRO FORMA
                                                   2000            2000        ADJUSTMENTS      COMBINED
                                               -------------   -------------   -----------      ---------
                   ASSETS
Current Assets:
  Cash.......................................    $  6,900         $   333        $(2,500)(A)    $  4,733
  Accounts receivable, net...................       2,945           1,462                          4,407
  Inventory..................................         286           1,088                          1,374
  Other assets...............................         711             445                          1,156
                                                 --------         -------        -------        --------
      Total Current Assets...................      10,842           3,328         (2,500)         11,670
Property and equipment, net..................         535             359                            894
Intangible assets, net.......................       1,628             523          6,097 (B)       8,248
                                                 --------         -------        -------        --------
      Total Assets...........................    $ 13,005         $ 4,210        $ 3,597        $ 20,812
                                                 ========         =======        =======        ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...........................    $    791              --                            791
  Deferred revenue...........................         611             169                            780
  Accrued expenses...........................         752           2,441            451 (C)       3,644
  Accrued expenses--related parties..........         321             130                            451
  Deferred compensation......................          --              --
  Accrued interest...........................         299              --                            299
  Notes & advances payable to bank and 3rd
    parties..................................         132             516                            648
  Notes payable to related parties...........         210              --                            210
                                                 --------         -------        -------        --------
      Total Current Liabilities..............       3,116           3,256            451           6,823
Notes payable to related parties, net of
  current portion............................          --             466                            466
                                                 --------         -------        -------        --------
      Total Liabilities......................       3,116           3,722            451           7,289
Shareholders' equity (deficit):
  Preferred stock............................           3           1,520         (1,520)(D)           3
  Common stock...............................          41           1,792         (1,785)(D)          48
  Additional paid in capital.................      34,667           1,021          2,606 (D)      38,294
  Unearned stock-based compensation..........         (63)             --                            (63)
  Treasury stock, at cost--6,704 shares......         (64)             --                            (64)
  Accumulated deficit........................     (24,545)         (3,664)         3,664 (D)     (24,545)
  Cumulative translation adjustment..........                        (181)           181 (D)          (0)
                                                 --------         -------        -------        --------
        Sub-total............................      10,039             488          3,146          13,673
Shareholder note receivable..................        (150)             --                           (150)
                                                 --------         -------        -------        --------
        Total shareholders' equity
          (deficit)..........................       9,889             488          3,146          13,523
                                                 --------         -------        -------        --------
      Total Shareholders' Equity and
        Liabilities..........................    $ 13,005         $ 4,210        $ 3,597        $ 20,812
                                                 ========         =======        =======        ========


    The accompanying notes are an integral part of these pro forma condensed financial statements.

                            IMAGEWARE SYSTEMS, INC.

       PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                IMAGEWARE         G & A
                                                 SYSTEMS         IMAGING
                                              TWELVE MONTHS   TWELVE MONTHS
                                              DECEMBER 31,    SEPTEMBER 30,    PRO FORMA    PRO FORMA
                                                  2000            2000        ADJUSTMENTS    COMBINED
                                              -------------   -------------   -----------   ----------
REVENUES:
  Product...................................    $    7,896        $6,859                    $   14,755
  Maintenance...............................         1,502           974                         2,476
                                                ----------        ------        -------     ----------
                                                     9,398         7,833              0         17,231
COST OF REVENUES:
  Product...................................         2,975         2,587                         5,562
  Maintenance...............................         1,253           246                         1,499
                                                ----------        ------        -------     ----------
Gross profit................................         5,170         5,000              0         10,170
                                                ----------        ------        -------     ----------
OPERATING EXPENSES:
  General & administrative..................         4,284         1,811                         6,095
  Sales and marketing.......................         2,009         2,582                         4,591
  Research & development....................         1,629         1,143                         2,772
  Depreciation and amortization.............         1,019           404          1,219(E)       2,642
  Investment tax credits....................            --          (339)                         (339)
                                                ----------        ------        -------     ----------
                                                     8,941         5,601          1,219         15,761
                                                ----------        ------        -------     ----------
Loss from operations........................        (3,771)         (601)        (1,219)        (5,591)
Interest expense, net.......................           844           111                           955
Other expense, net..........................           674            10                           684
                                                ----------        ------        -------     ----------
Loss before income taxes and extraordinary
  items.....................................        (5,289)         (722)        (1,219)        (7,230)
Income taxes................................            --           (21)                          (21)
                                                ----------        ------        -------     ----------
Loss before extraordinary items.............        (5,289)         (701)        (1,219)        (7,209)
                                                ==========        ======        =======     ==========
Loss per share before extraordinary item....    $    (1.55)                                 $    (1.74)
Weighted average shares (basic and
  diluted)..................................     3,467,711                      665,000      4,132,711


    The accompanying notes are an integral part of these pro forma condensed financial statements.

                        NOTES TO IMAGEWARE SYSTEMS, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

    On March 30, 2001, ImageWare Systems, Inc., a California corporation (ImageWare), completed the purchase of substantially all of the assets and assumed certain liabilities of G & A Imaging, Ltd., a Canadian corporation ("G & A") pursuant to that certain Asset Purchase Agreement, dated as of March 8, 2001 (the "Asset Purchase").

    As consideration for the Asset Purchase, ImageWare paid to G & A and certain of its creditors, in cash, a total of $2,500,000 in United States dollars and issued a total of 665,000 shares of its common stock to certain shareholders of G & A.

    The purchase consideration is estimated as follows (in thousands):


Cash........................................................  $2,500,000
Common Stock................................................   3,634,000
Estimated transaction expenses..............................     451,000
                                                              ----------
                  Total consideration.......................  $6,585,000
                                                              ----------



    The following analysis assumes a total purchase price $6,585,000 based on the balance sheet as of September 30, 2000.


    The pro forma preliminary purchase price allocation, which is subject to change based on ImageWare's final analysis, is as follows:


Cash........................................................      333,000
Accounts receivable.........................................    1,462,000
Inventories.................................................    1,088,000
Other current assets........................................      445,000
Property, plant and equipment, net..........................      359,000
Other intangibles...........................................      523,000
Goodwill....................................................    6,097,000
                                                              -----------
Total assets................................................   10,307,000
                                                              -----------
Amounts payable to banks and long-term due within one
  year......................................................     (516,000)
Other current liabilites....................................   (2,740,000)
Long-term obligations, net of current portion...............     (466,000)
                                                              -----------
Total liabilites............................................   (3,722,000)
                                                              -----------
Total acquisition cost......................................  $ 6,585,000
                                                              ===========


2. PRO FORMA ADJUSTMENTS

    The pro forma statements give effect, based upon preliminary estimates, to the allocation of the total purchase consideration to the assets and liabilities of G & A. The following pro forma adjustments have been made to the ImageWare Systems, Inc. Unaudited Pro Forma Condensed Combined Financial Statements:

       (A) To adjust cash for funds expended to execute the acquisition of G & A of $2.5 million.


        (B) To adjust goodwill and other intangible assets to their estimated fair value of $6,620,000.

        (C) To record professional fees incurred and capitalized as part of the acquisition consideration.

       (D) To eliminate G & A's historical stockholders' equity, and record purchase consideration of $3,634,000 pursuant to the issuance of 665,000 shares of common stock.

        (E) To record amortization of goodwill related to the acquisition as if the transaction had occurred on January 1, 2000. Goodwill is amortized over five years.

                  IMAGEWARE SYSTEMS, INC. UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

    On March 30, 2001, ImageWare Systems, Inc., a California corporation ("ImageWare"), completed the purchase of substantially all of the assets and assumed certain liabilities of G & A Imaging, Ltd., a Canadian corporation ("G & A"), pursuant to that certain Asset Purchase Agreement, dated as of March 8, 2001, and incorporated herein by reference (the "Asset Purchase").


    The following ImageWare Unaudited Pro Forma Combined Statement of Operations is presented to illustrate the effects of the merger on the operating results of ImageWare. The pro forma combined statement of operations was prepared as if the Asset Purchase had been completed as of January 1, 2000 for statement of operations. The pro forma combined statement of operations has been derived from, and should be read in conjunction with, the historical financial statements and related notes of each of ImageWare Systems, Inc. and G & A. For pro forma purposes, the six month results of ImageWare for the period ending June 30, 2001 have been combined with the December 31, 2000 quarterly results of G & A.


    The statement of operations of G & A have been translated into United States dollars at weighted average exchange rates.

    The pro forma combined statements of operations exclude any potential benefits that might result from the Asset Purchase due to synergies that may be derived and from the elimination of any duplicate costs.

    The pro forma combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of ImageWare would have been had the Asset Purchase occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

                            IMAGEWARE SYSTEMS, INC.

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)


                     FOR THE SIX MONTHS ENDED JUNE 30, 2001


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                       HISTORICAL
                                           ----------------------------------
                                             IMAGEWARE
                                              SYSTEMS         G & A IMAGING
                                             SIX MONTHS       THREE MONTHS       PRO FORMA    PRO FORMA
                                           JUNE 30, 2001    DECEMBER 31, 2000   ADJUSTMENTS    COMBINED
                                           --------------   -----------------   -----------   ----------
Revenues:
  Product................................    $    5,262          $1,062                       $    6,324
  Maintenance............................         1,038             191                            1,229
                                             ----------          ------           --------    ----------
                                                  6,300           1,253                 --         7,553
Cost of revenues:
  Product................................         2,129             312                            2,441
  Maintenance............................           591              80                              671
                                             ----------          ------           --------    ----------
Gross profit.............................         3,580             861                 --         4,441
                                             ----------          ------           --------    ----------
Operating expenses:
  General & administrative...............         3,004             351                            3,355
  Sales and marketing....................         1,606             571                            2,177
  Research & development.................         1,048             297                            1,345
  Investment tax credit..................                           (63)                             (63)
  Depreciation and amortization..........           915              91                305(A)      1,311
                                             ----------          ------           --------    ----------
                                                  6,573           1,247                305         8,125
                                             ----------          ------           --------    ----------
Loss from operations.....................        (2,993)           (386)              (305)       (3,684)
Interest expense (income), net...........           (71)             23                              (48)
Other expense (income), net..............            (6)            (67)                             (73)
                                             ----------          ------           --------    ----------
Loss before income taxes and
  extraordinary items....................        (2,916)           (342)              (305)       (3,563)
Income tax benefit.......................           (40)            (83)                            (123)
                                             ----------          ------           --------    ----------
Net loss.................................        (2,876)           (259)              (305)       (3,440)
                                             ==========          ======           ========    ==========
Net loss per share.......................    $    (0.65)                                      $    (0.66)
Weighted average shares (basic and
  diluted)...............................     4,523,347                            665,000     5,188,347


  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

PRO FORMA ADJUSTMENTS

    The pro forma statement of operations give effect, based upon preliminary estimates, to the goodwill resulting from the allocation of the total purchase consideration to the assets and liabilities of G & A. The following pro forma adjustment has been made to the ImageWare Systems, Inc. Unaudited Pro Forma Combined Statement of Operations:


       (A) To record amortization of goodwill related to the acquisition as if the transaction had occurred on January 2001. Goodwill is amortized over five years.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents.
Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

    Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

    - acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

    - acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

    - any transaction from which a director derived an improper personal benefit;

    - acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

    - an unexcused pattern of inattention that amounts to an abdication of the director's duty;

    - unlawful dividends or distributions; and

    - for unlawful interested director transactions.

    Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

    If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

    Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this registration statement, we do maintain such policies of insurance.

    We have entered into indemnification agreements with each of our directors and officers, a form of which is attached as an exhibit to this Registration Statement. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

             ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration fee........................................  $  2,297
Accounting fees and expenses................................  $ 25,000
Legal fees and expenses.....................................  $100,000
Printing and related expenses...............................  $ 15,000
Transfer agent fees and expenses............................  $  5,000
Miscellaneous expenses......................................  $ 12,703
                                                              --------
  TOTAL.....................................................  $160,000
                                                              ========


               ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    We have issued the following unregistered securities within the last three years. The following information regarding our securities has been adjusted to reflect a 5.275-to-1 reverse stock split effected on November 29, 1999.


 (1) During the last three years, we granted options to purchase shares of our common stock to employees and consultants pursuant to our 1994 Employee Stock Option Plan, our 1994 Nonqualified Stock Option Plan and our 1999 Stock Option Plan. All unregistered sales of common stock made pursuant to the exercise of stock options granted under such plans were made in reliance on Rule 701 promulgated under the Act.



 (2) In September 1998, in return for a $500,000 loan, we issued a warrant to purchase 4,739 shares of our common stock, exercisable at $7.91 per share, to Imperial Bank, an accredited investor, pursuant to an exemption under
     Section 4(2) of the Act.



 (3) In November 1998, pursuant to an exemption under Section 4(2) of the Act, we issued 7,899 shares of our common stock to each of the following employees and directors as follows in return for the personal guarantee of a $500,000 promissory note issued by us in favor of Imperial Bank and the extended $700,000 promissory note previously issued by us in favor of Imperial Bank: S. James Miller, Jr.; Wayne G. Wetherell; Paul J. Devermann; and William Guthner, Jr.



 (4) In November 1998, pursuant to an exemption under Section 4(2) of the Act, we issued warrants to purchase shares of our common stock, exercisable at $7.91 per share, to each of the following persons in return for a $50,000 loan from each of them and for services provided by J. Michael
     Reisert, Inc., as follows: a warrant to purchase 6,872 shares to
     J. Michael Reisert, Inc.; a warrant to purchase 4,739 shares to Case Holding Company, Inc., an accredited investor; and a warrant to purchase 4,739 shares to William Boyd, an accredited investor.

 (5) In February 1999, pursuant to an exemption under Section 3(b) of the Act and Rule 505 promulgated thereunder, we issued a convertible promissory note in the amount of $500,000 and a warrant to purchase 324,301 shares of our common stock, exercisable at $4.75 per share, to R Squared Limited, an accredited investor, in return for an aggregate purchase price of $500,000.



 (6) In April 1999, pursuant to an exemption under Section 4(2) of the Act, we issued 15,798 shares of our common stock to each of the following employees and directors as follows in return for the personal guarantee of the promissory notes previously issued by us in favor of Imperial Bank:
     S. James Miller, Jr.; Wayne G. Wetherell; Paul J. Devermann; and William Guthner, Jr.



 (7) In April 1999, pursuant to an exemption under Section 4(2) of the Act, we issued shares of our common stock as follows in return for loans made to us by the following employees and directors: 8,853 shares to S. James Miller, Jr.; and 1,422 shares to Wayne G. Wetherell.



 (8) In July and August 1999, we sold 37,914 shares of common stock at approximately $7.91 per share for an aggregate purchase price of $300,000 to the following four accredited investors pursuant to an exemption under
     Section 4(2) of the Act: J. Michael Reisert, Inc.; Case Holding
     Company, Inc.; William Boyd; and Al Sorenson.



 (9) In August and September 1999, pursuant to an exemption under Section 4(2) of the Act, we issued warrants to purchase 4,739 shares of our common stock, exercisable at $7.91 per share, to each of the Richard K. Roberts Trust and Private Asset Management Inc., each an accredited investor, in return for a $100,000 loan from each of them.



 (10) In August 1999, R Squared Limited forgave an outstanding loan to us as payment in connection with its exercise of a warrant to purchase our common stock. In connection with the exercise of this warrant, we issued 120,943 shares of our common stock to R Squared Limited pursuant to an exemption under Section 4(2) of the Act.



 (11) In October 1999, we sold 6,319 shares of common stock at approximately $7.91 per share for an aggregate purchase price of $50,000 to William Boyd, an accredited investor, pursuant to an exemption under Section 4(2) of the Act.



 (12) In November 1999, in consideration of a $1,250,000 loan to us, we issued a warrant to purchase 125,000 shares of our common stock, exercisable at $6.00 per share, to Naoya Harano, an accredited investor and president of ATLUS Co. Ltd., pursuant to an exemption under Section 4(2) of the Act.



 (13) In December 1999, in connection with the conversion of debt, we issued 20,919 shares of common stock to the following three accredited investors pursuant to an exemption under Section 4(2) of the Act: J. Michael Reisert, Inc.; Case Holding Company, Inc.; and William Boyd.



 (14) In December 1999, we sold 3,160 shares of common stock at approximately $7.91 per share for an aggregate purchase price of $25,000 to John D. Lium, an accredited investor, pursuant to an exemption under Section 4(2) of the Act.



 (15) In December 1999, in consideration of services rendered, we issued a warrant to purchase 6,161 shares of common stock, at an exercise price of $16.46 per share, to J. Michael Reisert, Inc. pursuant to an exemption under Section 4(2) of the Act.



 (16) In October 2000, we entered into an agreement with Dominick & Dominick LLC for financial advisory services whereby we agreed to issue warrants to purchase 3% of our fully diluted common stock at a price equivalent to 110% of the current market price of our common stock. The warrants vest 50% immediately and 4.17% per month thereafter and are exercisable for a period of five years. Pursuant to this agreement, we issued 132,184 warrants to purchase shares of common stock at $10.86 per share in 2000. The issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.



 (17) In June 2000, we issued warrants to purchase 31,000 shares of our common stock at a price of $6.25 per share which are exercisable for a period of three years, as consideration for financial consulting services provided by a financial advisor. Such issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.



 (18) In September 2000, we issued warrants to purchase 10,000 shares of our common stock at a price of $15.00 per share to Luce, Forward, Hamilton & Scripps, LLP as consideration for previously-provided legal services. These warrants are exercisable for a period of five years. Such issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.



 (19) In August 2000, we issued 624,994 shares of our common stock pursuant to our acquisition of ITC. Such issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.



 (20) In September 2000, we issued 40,332 shares of our common stock pursuant to an asset purchase agreement between ITC and Goddard. Such issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.



 (21) In March 2001, we issued 665,000 shares of our common stock pursuant to our acquisition of substantially all the assets of G & A. Such issuance was exempt from registration under the Act pursuant to Regulation S as all purchasers were outside of the United States and were not U.S. Persons as defined in Regulation S.



 (22) In August 2001, we issued 700,000 shares of our common stock to accredited investors pursuant to our acquisition of Castleworks and E-Focus West. Such issuance was exempt from registration under the Act pursuant to
      Section 4(2) thereof.

                               ITEM 27. EXHIBITS


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         2.1            Agreement of Merger and Plan of Reorganization dated July 6,
                        2000, among the Registrant, Imaging Technology Corporation and ITC Acquisition Corporation(4)

         2.2            First Amendment to the Agreement of Merger and Plan of
                        Reorganization dated August 11, 2000(4)

         2.3            Plan and Agreement of Reorganization between Goddard
                        Technology Corporation and Imaging Technology Corporation dated September 13, 2000(5)

         2.4            Asset Purchase Agreement dated March 8, 2001, among the
                        Registrant, I.W. Systems Canada Company, G & A Imaging Ltd.
                        and R&G Imaging Ltd.(5)

         2.5            First Amendment to Asset Purchase Agreement dated March 29,
                        2001(5)

         2.6            Membership Interest Purchase Agreement between the
                        Registrant and Castle Holdings LLC(7)

         3.1            Amended and Restated Articles of Incorporation(1)

         3.2            Bylaws(1)

         4.1            Form of Common Stock Certificate(1)

         4.2            Reference is made to page 1-5 and 12-15 of Exhibit 3.2(1)

         4.3            Form of Public Warrant(1)

         4.4            Form of Representatives' Warrant(2)

         4.5            Form of Warrant and Unit Agreement(3)

         4.6            Convertible Promissory Note in favor of Naoya Harano dated
                        November 10, 1999(2)

         4.7            Stock Purchase Warrant in favor of Naoya Harano dated
                        November 10, 1999(3)

         4.8            Form of Warrant (Former XImage Shareholders)(1)

         4.9            Form of Warrant (Former XImage Officers, Noteholders and
                        Other Investors)(1)

         4.10           Form of Warrant (Officers and Directors)(1)

         4.11           Warrant to Purchase Common Stock in favor of Imperial
                        Bank(1)

         5.1            Legal Opinion of Cooley Godward LLP(9)

        10.1            Employment Agreement with S. James Miller, Jr. dated January
                        1, 1996, as amended September 2000(9)

        10.2            Employment Agreement with Wayne G. Wetherell dated April 1,
                        1997, as amended March 1, 1999(1)

        10.3            Employment Agreement with Paul J. Devermann dated July 20,
                        1997, as amended March 1, 1999(1)

        10.4            Employment Agreement with William J. Ibbetson dated November
                        15, 2000(5)

        10.5            Employment Agreement with Ian Fraser dated March 30, 2001(6)

        10.6            Employment Agreement with Lori D. Rodriguez dated April 15,
                        2001(6)

        10.7 Form of Indemnity Agreement entered into by the registrant with its directors and executive officers(1)

        10.8            Consulting Agreement with John G. Callan dated November 14,
                        2000(5)

        10.9            Consultant Agreement with T. Bing Byington dated August 10,
                        2001(8)

        10.10           1994 Employee Stock Option Plan(1)

        10.11           1994 Nonqualified Stock Option Plan(1)

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
        10.12           1999 Stock Option Plan(1)

        10.13           Lease between Thornmint I and the Registrant dated June 9,
                        1998(1)

        10.14 Sublease between Castleworks LLC and Paine and Associates dated September 28, 1999(8)

        10.15           Lease between RDL Holding, LTD and Imaging Technology
                        Corporation dated July 1, 2000(5)

        10.16           Commercial Lease between I.W. Systems Canada Company and
                        3840743 Canada, Inc. dated April 12, 2001(9)

        10.17           Commercial Lease between BOS GmbH & Co. KG and Digital
                        Imaging International GmbH dated June 20, 2001(8)

        10.18           License Agreement with ATLUS Co. Ltd. Dated March 7, 1997(1)

        10.19 Value Added Reseller Agreement with Visionics Corporation dated October 7, 1998(1)

        10.20           Teaming Agreement with PRC Inc. dated November 5, 1998(1)

        10.21           Agreement with State Procurement Office of Arizona dated
                        January 14, 1999(1)

        10.22           Software License and Services Subcontract with PRC Inc.
                        dated June 29, 1999(1)

        21.1            Subsidiaries of the Small Business Issuer

        23.1            Consent of PricewaterhouseCoopers LLP, independent auditors

        23.2            Consent of KPMG LLP, independent auditors

        23.3            Consent of Cooley Godward LLP (reference is made to
                        Exhibit 5.1)

        24.1            Power of Attorney (reference is made to signature page)(9)


------------------------


(1) Incorporated by reference to the Registration Statement for Small Business Issuers, Form SB-2 as filed with the Commission on December 20, 1999
    (No. 333-93131).



(2) Incorporated by reference to the Amended Registration Statement for Small Business Issuers, Form SB-2/A as filed with the Commission on February 8, 2000 (No. 333-93131).



(3) Incorporated by reference to the Amended Registration Statement for Small Business Issuers, Form SB-2/A as filed with the Commission on March 15, 2000 (No. 333-93131).



(4) Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on September 7, 2000.



(5) Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 2, 2001.



(6) Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2001.



(7) Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on August 13, 2001.



(8) Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on August 14, 2001.



(9) Previously filed with this registration statement.

                            ITEM 28.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 24 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on August 29, 2001.



                                                       IMAGEWARE SYSTEMS, INC.

                                                       BY:           /s/ S. JAMES MILLER, JR.
                                                            -----------------------------------------
                                                                      S. James Miller, Jr.,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.


     DATE                           SIGNATURE                                     TITLE
     ----                           ---------                                     -----
August 29, 2001              /s/ S. JAMES MILLER, JR.              President and Chief Executive
                      --------------------------------------       Officer (Principal Executive
                               S. James Miller, Jr.                Officer) and Director

                                                                   Senior Vice President of
August 29, 2001                         *                          Administration and Chief Financial
                      --------------------------------------       Officer (Principal Financial
                                 Wayne Wetherell                   Officer and Principal Accounting
                                                                   Officer)

August 29, 2001                         *
                      --------------------------------------       Director
                                   John Callan

August 29, 2001                         *
                      --------------------------------------       Director
                                 Patrick J. Downs

August 29, 2001                         *
                      --------------------------------------       Director
                                 John L. Holleran

August 29, 2001                         *
                      --------------------------------------       Director
                                  Yukuo Takenaka



                               /s/ S. JAMES MILLER, JR.
                          ---------------------------------        Attorney-in-fact
               *By:              S. James Miller, Jr.